As filed with the U.S. Securities and Exchange Commission on July 26, 2018

Registration Statement No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Woori Bank

(Exact Name of Registrant as Specified in its Charter)

Woori Bank

(Translation of Registrant’s Name into English)

Republic of Korea	6029	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

51, Sogong-ro, Jung-gu, Seoul 04632, Korea

Telephone: +82-2-2125-2337 / Fax: +82-505-003-2512

(Address and telephone number of Registrant’s principal executive offices)

Woori Bank New York Agency

245 Park Avenue, 43rd Floor

New York, NY 10167

Telephone: (212) 949-1900

(Name, address and telephone number of agent for service)

Copies to:

Yong G. Lee, Esq.

Cleary Gottlieb Steen & Hamilton LLP

Foreign Legal Consultant Office

19F, Ferrum Tower

19, Eulji-ro 5-gil, Jung-gu

Seoul 04539, Korea

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)
Common stock, par value ~~W~~5,000 per share	80,000,000	U.S.$14.60	U.S.$1,168,274,003.69	U.S.$145,450.11

(1)	American depositary shares issuable upon deposit of the securities registered hereby are to be registered under a separate registration statement on Form F-6.
(2)

Represents the maximum number of shares of common stock of Woori Financial Group Inc. expected to be issued to shareholders resident in the United States in connection with the transaction described herein, based on the ratio of one share of Woori Financial Group common stock to be issued for every one share of Woori Bank common stock. The securities to be issued in connection with the transaction outside the United States are not registered under this registration statement.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f), based on the market value per share of Woori Bank common stock calculated pursuant to Rule 457(c) by taking the average of the high and low prices of such shares as reported on the KRX KOSPI Market of the Korea Exchange on July 20, 2018 and converting it into U.S. dollars based on the noon buying rate for cable transfers in Won as certified for customs purposes by the Federal Reserve Bank of New York as in effect on such date of ~~W~~1,128.16 = U.S.$1.00.

(4)

Determined in accordance with Section 6(b) of the Securities Act at a rate equal to U.S.$124.50 per U.S.$1,000,000 of the proposed maximum aggregate offering price or 0.0001245 multiplied by the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not ask you to vote until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 26, 2018

Extraordinary General Meeting of Shareholders of Woori Bank

STOCK TRANSFER PROPOSAL

The board of directors of Woori Bank has approved the adoption of a financial holding company structure for our bank pursuant to a “comprehensive stock transfer” under Article 360-15 of the Korean Commercial Code, whereby holders of our common stock will transfer all of their shares to a new financial holding company, to be named “Woori Financial Group Inc.” and in return receive shares of Woori Financial Group common stock. In the stock transfer, each holder of one share of our common stock will receive one share of Woori Financial Group common stock, par value ~~W~~5,000 per share. Holders of our American depositary shares, each of which represents three shares of our common stock, will receive one Woori Financial Group American depositary share for every American depositary share they own (subject to payment of certain applicable depositary fees). In connection with the stock transfer, Woori Financial Group will issue approximately 676,000,000 shares of its common stock to holders of our common stock. Our common stock is listed on the KOSPI Market of the Korea Exchange under the identifying code “000030,” and our American depositary shares are listed on the New York Stock Exchange under the symbol “WF.” Following the stock transfer, the common stock and American depositary shares of Woori Financial Group are expected to be similarly listed on such stock exchanges.

We believe that the adoption of a financial holding company structure through the proposed stock transfer will help us increase customer satisfaction, generate synergies and maximize profitability, by creating an integrated system among our affiliated companies and allowing us to effectively provide various financial services, including comprehensive one-stop asset management services customized for clients, based on active expansion of non-banking and global business operations.

Before we can proceed with the stock transfer, the proposed stock transfer plan must be approved at an extraordinary general meeting of our shareholders to be held on the fifth floor of the Woori Bank Head Office Building, 51, Sogong-ro, Jung-gu, Seoul, Korea on                                        , 2018 at        a.m. local time. At the extraordinary general meeting of our shareholders, the shareholders will vote on the approval of the stock transfer plan and the approval of certain other matters as described in this prospectus.

This prospectus has been prepared for our shareholders and holders of our American depositary shares residing in the United  States to provide information about the proposed stock transfer and the extraordinary general meeting of our shareholders. We encourage you to read this document in its entirety, including the section entitled “Risk Factors ” that begins on page 7.

Holders of our common stock will be entitled to attend and vote, either in person or by proxy, at the extraordinary general meeting if they are recorded on our shareholder register on                                        , 2018, which is    days prior to the date of the meeting. Holders of our American depositary shares will be entitled to instruct Citibank, N.A., as depositary, as to how to vote their underlying shares of our common stock at the extraordinary general meeting in accordance with the procedures set forth in this prospectus, if those holders were recorded on such depositary’s register on                                         , 2018.

Your vote is important, regardless of the number of shares you own. On behalf of our board of directors, I urge you to vote in favor of the stock transfer.

Tae-Seung Sohn

President and Chief Executive Officer

Woori Bank

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the stock transfer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                                        , 2018 and is expected to be first mailed to shareholders on or about such date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-4 to register with the U.S. Securities and Exchange Commission, or the SEC, our common stock to be delivered in connection with the stock transfer. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

We are subject to the information reporting requirements of the U.S. Securities Exchange Act of 1934 and, in accordance therewith, are required to file reports, including annual reports on Form 20-F, and other information with the SEC. These materials, including annual reports and the exhibits thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 by calling the SEC at 1-800-SEC-0330. We are also required to make filings with the SEC by electronic means. Any filings we make electronically will be available to the public over the Internet at the SEC’s website at http://www.sec.gov.

The SEC permits us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.

This prospectus incorporates by reference the documents set forth below that have been previously filed with or furnished to the SEC. These documents contain important information about us and our financial condition.

WOORI BANK SEC FILINGS (COMMISSION FILE NO. 1-31811; CIK NO. 0001264136)	FILING DATE
Annual Report on Form 20-F for the fiscal year ended December 31, 2017	April 30, 2018

In addition, we incorporate by reference into this prospectus our unaudited consolidated interim financial statements as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 prepared in accordance with International Accounting Standard 34, Interim Financial Reporting, as issued by the International Accounting Standards Board, which are attached as an exhibit to the registration statement on Form F-4 filed by us with the SEC, of which this prospectus forms a part.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC from the date of this prospectus to the date of the extraordinary general meeting. These include any amendments to our annual report on Form 20-F, as well as any of our current reports on Form 6-K specifically identified as being incorporated by reference into this prospectus.

Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. Shareholders may obtain documents incorporated by reference into this prospectus from the SEC, as described above, or by requesting them in writing, by telephone or by e-mail from us at the following address:

Woori Bank

Investor Relations Department

51, Sogong-ro, Jung-gu

Seoul 04632, Korea

Telephone: +82-2-2125-2337

Facsimile: +82-505-003-2512

e-mail: woori.ir@wooribank.com

i

If you would like to request documents from us, please do so by                                         , 2018 in order to receive them before the extraordinary general meeting.

You should rely only on the information contained in this prospectus to vote on the stock transfer. We have not authorized anyone to provide you with information different from that contained in the prospectus. This prospectus is dated                                         , 2018. You should not assume that the information contained in this prospectus is accurate as of any other date. Neither the mailing of this prospectus, nor the delivery of shares of our common stock, cash or other consideration should be deemed to create any implication to the contrary.

(continued)

NOTES

Our fiscal year ends on December 31 of each year. All references to a particular year are to the year ended December 31 of that year.

Unless otherwise indicated, the financial information presented in this document has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which are known as “IFRS.”

Any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

References to “Korea” are to the Republic of Korea.

CURRENCIES AND EXCHANGE RATES

All references to “Won” or “~~W~~” in this prospectus are to the currency of Korea, and all references to “Dollars,” “U.S. dollars,” “$” or “U.S.$” are to the currency of the United States of America.

The tables below set forth, for the periods and dates indicated, information concerning the noon buying rate for Won, expressed in Won per one U.S. dollar. The “noon buying rate” is the rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise stated, translations of Won amounts into U.S. dollars in this prospectus were made at the noon buying rate in effect on December 31, 2017 which was ~~W~~1,067.4 to U.S.$1.00. We do not intend to imply that the Won or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Won, as the case may be, at any particular rate, or at all. On                                        , 2018, the noon buying rate was ~~W~~            = U.S.$1.00.

	Won per U.S. dollar (noon buying rate)
	Low	High	Average(1)	Period-End
2013	1,050.1	1,161.3	1,094.7	1,055.3
2014	1,008.9	1,117.7	1,052.3	1,090.9
2015	1,063.0	1,196.4	1,131.0	1,169.3
2016	1,090.0	1,242.6	1,159.3	1,203.7
2017	1,067.4	1,207.2	1,129.0	1,067.4
2018 (through )
January	1,057.6	1,073.6	1,065.6	1,068.3
February	1,065.3	1,093.0	1,078.5	1,082.1
March	1,060.3	1,081.3	1,069.9	1,061.0
April	1,054.6	1,083.0	1,068.0	1,069.1
May	1,065.4	1,082.8	1,076.7	1,080.8
June	1,065.9	1,122.0	1,094.4	1,111.8
(through )

Source: Federal Reserve Bank of New York

(1)	The average rate for each full year is calculated as the average of the noon buying rates on the last business day of each month during the relevant year. The average rate for a full month is calculated as the average of the noon buying rates on each business day during the relevant month (or portion thereof).

SUMMARY

This summary highlights the material information appearing in this prospectus. However, it may not contain all of the information that is important to you. You should carefully read the entire prospectus for a complete understanding of the proposed stock transfer. In particular, you should read the documents attached to this prospectus, including the stock transfer plan, and the other documents to which this prospectus refers you. See “Where You Can Find More Information.”

Woori Bank

51, Sogong-ro, Jung-gu

Seoul 04632, Korea

Telephone: +82-2-2125-2337

We are one of the largest commercial banks in Korea. Our operations include a broad range of businesses, including corporate banking, consumer banking, credit card operations, investment banking, capital markets activities and other businesses. We provide a wide range of products and services to our customers, which mainly comprise small- and medium-sized enterprises and individuals, as well as some of Korea’s largest corporations. As of December 31, 2017, we had, on a consolidated basis, total assets of ~~W~~316,295 billion, total liabilities of ~~W~~295,730 billion and total equity of ~~W~~20,565 billion.

The Stock Transfer (see page 17)

We plan to adopt a financial holding company structure for our bank pursuant to a “comprehensive stock transfer” under Article 360-15 of the Korean Commercial Code. In the stock transfer, holders of our common stock will transfer all of their shares of our common stock to a new holding company, Woori Financial Group, which will be established simultaneously with such transfer. As consideration for the shares of our common stock, Woori Financial Group will issue shares of its common stock to holders of our common stock. In the stock transfer, each holder of one share of our common stock will receive one share of Woori Financial Group common stock. Holders of our American depositary shares, each of which represents three shares of our common stock, will receive one Woori Financial Group American depositary share for every American depositary share they own (subject to payment of certain applicable depositary fees).

Holders of our American depositary shares (all of which have been issued in uncertificated form) do not need to take any action in order to exchange their American depositary shares for Woori Financial Group American depositary shares. For a more complete description of the procedure for exchanging our American depositary shares for Woori Financial Group American depositary shares in the stock transfer, see “The Stock Transfer—Exchange of Woori Bank Common Stock and American Depositary Shares for Woori Financial Group Common Stock and American Depositary Shares.”

In addition to the Woori Financial Group common stock and American depositary shares issued in exchange for our outstanding common stock and American depositary shares in the stock transfer, Woori Financial Group will issue its common stock to us in exchange for the outstanding common stock of certain of our wholly-owned subsidiaries that will become wholly-owned direct subsidiaries of Woori Financial Group. Specifically, in connection with the stock transfer, we will transfer all shares of common stock held by us of Woori FIS Co., Ltd., Woori Finance Research Institute Co., Ltd., Woori Credit Information Co., Ltd., Woori Fund Services Co., Ltd. and Woori Private Equity Asset Management Co., Ltd., all of which are our wholly-owned subsidiaries, to Woori Financial Group. As consideration for such transferred shares, Woori Financial Group will issue shares of its common stock to us in accordance with the specified stock transfer ratio applicable to each such subsidiary. Following such stock transfer, Woori Financial Group will own 100% of the outstanding common stock of all such subsidiaries participating in the stock transfer, and each such subsidiary participating in the stock transfer will become a wholly-owned direct subsidiary of Woori Financial Group.

Our organizational structure as of March 31, 2018 is illustrated by the following chart:

Woori Financial Group’s organizational structure after giving effect to the stock transfer is illustrated by the following chart:

Ownership of Woori Financial Group after the Stock Transfer

In connection with the stock transfer, Woori Financial Group will issue approximately 676,000,000 shares of its common stock to holders of our common stock. Assuming that we do not acquire any shares of our common stock prior to the date of the stock transfer as a result of the exercise by dissenting shareholders of appraisal rights or otherwise, immediately following the stock transfer, former holders of our common stock will own approximately 99.39% of the issued common stock of Woori Financial Group, and we will become a wholly-owned subsidiary of Woori Financial Group.

In connection with the transfer of common stock of certain of our subsidiaries to Woori Financial Group, Woori Financial Group will issue approximately 4,164,306 shares of its common stock to us. Assuming that we do not acquire any shares of our common stock prior to the date of the stock transfer as a result of the exercise by dissenting shareholders of appraisal rights or otherwise, immediately following the stock transfer, we will hold approximately 0.61% of the issued common stock of Woori Financial Group. Under Korean law, we will be required to dispose of such shares of Woori Financial Group common stock held by us within six months from the date of the stock transfer.

Dissent and Appraisal Rights (see page 22)

Under Korean law, subject to certain conditions, holders of shares of our common stock who oppose the stock transfer may exercise appraisal rights and require us to purchase their shares if the stock transfer is completed. However, holders of our American depositary shares opposing the stock transfer will not have any appraisal rights. In order for shareholders to exercise such right, dissenting shareholders, among other things, must have acquired their shares prior to June 19, 2018 and must submit to us a written notice of their dissent by the day prior to the extraordinary general meeting and, within 10 days of such meeting, request that their shares be repurchased.

If the stock transfer is completed, we expect to pay ~~W~~16,079 for each share of our common stock properly submitted to us for appraisal. For a more complete description of the appraisal rights, see “The Stock Transfer—Dissent and Appraisal Rights.”

Conditions to the Completion of the Stock Transfer (see page 20)

Under the stock transfer plan, the completion of the stock transfer is subject to the following:

•	we must obtain from the Financial Services Commission approval of the establishment of a financial holding company under Article 3 of the Financial Holding Company Act; and

•	in the event the number of shares of our common stock for which appraisal rights are exercised exceeds 15% of the total issued shares of our common stock, we may suspend the stock transfer and amend the stock transfer plan.

The Extraordinary General Meeting (see page 14)

The extraordinary general meeting of our shareholders will be held on the fifth floor of the Woori Bank Head Office Building, 51, Sogong-ro, Jung-gu, Seoul, Korea on                                             , 2018 at            a.m. local time. The agenda for the meeting is the approval of the stock transfer plan (including the proposed articles of incorporation of Woori Financial Group and the nominees for directors of Woori Financial Group, including those who will serve as members of the Audit Committee of the board of directors).

The approval of the stock transfer plan will require a special resolution adopted by the affirmative vote of at least two-thirds of the shares of our common stock present or represented at the meeting. The shares voting to approve the stock transfer plan must also represent at least one-third of the total issued and outstanding shares of our common stock. Each share of common stock present or represented at the meeting will be entitled to one vote.

Interests of Directors and Officers in the Stock Transfer (see page 20)

You should be aware that a number of our directors and officers may have interests in the stock transfer that are different from, or in addition to, your interests as a Woori Bank shareholder. For a description of these interests, see “The Stock Transfer—Interests of Certain Directors and Executive Officers in the Stock Transfer.”

Accounting Treatment of the Stock Transfer (see page 21)

Under IFRS, we expect that the stock transfer transaction will be accounted for as a transaction among entities under common control applying the pooling of interests method of accounting. Upon the completion of the stock transfer, Woori Financial Group will initially recognize the transferred assets and liabilities at their book value as of the date of the stock transfer in its consolidated financial statements, and no goodwill will be recognized in connection with the transaction.

U.S. Income Tax Consequences of the Stock Transfer (see page 21)

The exchange of Woori Bank common stock or American depositary shares for corresponding interests in Woori Financial Group will not be a taxable transaction for U.S. tax purposes. If you exercise your appraisal rights for your shares of our common stock and we purchase such shares for cash, the transaction will be treated for U.S. tax purposes as a taxable sale of your shares. See “Tax Considerations—United States Taxation.”

Regulatory Matters (see page 21)

We are working to obtain all necessary regulatory approvals required under Korean and other laws and regulations in connection with the stock transfer and the establishment of Woori Financial Group as a new financial holding company. We have submitted a stock transfer report to the Financial Services Commission and the Korea Exchange, pursuant to the Financial Investment Services and Capital Markets Act and related regulations, on June 19, 2018. We have also submitted an application for approval of the establishment of a financial holding company, pursuant to the Financial Holding Company Act, to the Financial Services Commission of Korea on July 20, 2018.

Completion and Effectiveness of the Stock Transfer (see page 20)

We will complete the stock transfer when all the conditions to completion of the stock transfer are satisfied, including the approval of the stock transfer by our shareholders and the relevant Korean regulatory authorities and the absence of any suspension of the stock transfer by us as a result of the exercise of appraisal rights in respect of more than 15% of the total issued shares of our common stock. See “The Stock Transfer—Conditions to the Completion of the Stock Transfer.” The stock transfer will become effective when we register the incorporation of Woori Financial Group with the commercial registry office of the Seoul Central District Court, pursuant to the applicable requirements of Korean law. We expect to complete the stock transfer in the first quarter of 2019.

Stock Exchange Listings (see page 21)

We expect to apply to list the Woori Financial Group common stock on the KRX KOSPI Market of the Korea Exchange and to list the Woori Financial Group American depositary shares on the New York Stock Exchange. We expect that trading of our common stock on the KRX KOSPI Market of the Korea Exchange will be suspended commencing from approximately            days prior to the date of the stock transfer, and that the listing of the Woori Financial Group common stock on the KRX KOSPI Market of the Korea Exchange will not occur until approximately            days after the stock transfer is completed. Shareholders will not be able to trade their shares of Woori Financial Group common stock until such listing occurs. We also expect that the listing of the Woori Financial Group American depositary shares on the New York Stock Exchange will not occur until approximately    days after the stock transfer is completed. Holders of such American depositary shares will not be able to trade their American depositary shares until such listing occurs.

Summary Market Price Information

Shares of our common stock are traded on the KRX KOSPI Market of the Korea Exchange and our American depositary shares are traded on the New York Stock Exchange. The table below lists the closing prices of our common stock and American depositary shares on June 18, 2018, the last trading day before the public announcement of the proposed stock transfer, and on                                        , 2018.

	June 18, 2018		, 2018
Common stock	~~W~~	16,350	~~W~~
American depositary shares		$44.90	$

Summary Financial Data

We present below per share data under IFRS regarding our net income, cash dividends declared and book value on a historical basis.

	As of or for the Year Ended December 31, 2017
	Woori Bank (Historical)
Net income per share
Basic	~~W~~	1,999
Diluted		1,999
Dividends per share		600	(1)
Book value per share		25,767	(2)

(1)	Includes interim dividends of ~~W~~100 per share of common stock declared and paid in August 2017.
(2)	Calculated as owners’ equity (~~W~~20,365,892 million) minus hybrid securities (~~W~~3,017,888 million), divided by the total number of outstanding shares of common stock (673,271,226), as of December 31, 2017.

Questions About the Stock Transfer

If you have any questions about the stock transfer or the voting procedures in connection with the extraordinary general meeting of our shareholders, you may contact:

•	if you are a holder of our common stock:

Woori Bank

Investor Relations Department

51, Sogong-ro, Jung-gu

Seoul 04632, Korea

Telephone: +82-2-2125-2337

Facsimile: +82-505-003-2512

e-mail: woori.ir@wooribank.com

•	if you are a holder of our American depositary shares:

Citibank, N.A.

Shareholder Services

P.O. Box 43077

Providence, RI 02940-3077

Telephone: 1-877-248-4237

e-mail: citibank@shareholders-online.com

RISK FACTORS

As a result of the adoption of a financial holding company structure through the proposed stock transfer, our businesses will be subject to the following new or increased risks. In addition to the risks described below, we will continue to be subject to the risks described in the documents that we have filed with the SEC that are incorporated by reference into this prospectus. You should carefully consider the following risk factors as well as the other information contained or incorporated into this prospectus in deciding whether to vote in favor of the stock transfer.

Risks Relating to the Stock Transfer

The stock transfer is subject to various conditions and may not be completed as scheduled or at all.

Under the proposed stock transfer plan, the consummation of the stock transfer is subject to a number of conditions, including the absence of any suspension of the stock transfer by us as a result of the exercise of appraisal rights in respect of more than 15% of the total issued shares of our common stock. See “The Stock Transfer—Conditions to the Completion of the Stock Transfer.” Under Korean law, our shareholders who oppose the stock transfer may exercise appraisal rights and require us to purchase their shares if the stock transfer is completed. In the event that the number of shares of our common stock for which appraisal rights are exercised exceeds 15% of the total issued shares of our common stock, we may not complete the stock transfer as contemplated or at all. Furthermore, regulatory authorities in Korea or elsewhere may seek to block or delay the stock transfer or may impose conditions that reduce the anticipated benefits of the stock transfer or make it difficult to complete as planned. Accordingly, even if the stock transfer is approved at the extraordinary general meeting of our shareholders, the stock transfer may not be completed as scheduled or at all. If the stock transfer is not completed, we would fail to realize the anticipated benefits of the new financial holding company structure that will be created pursuant to the stock transfer. For a description of the anticipated benefits of adopting a financial holding company structure, see “The Stock Transfer—Reasons for the Stock Transfer.”

The exercise of appraisal rights in respect of a significant number of shares of our common stock could increase the costs of the stock transfer, reduce the capital of Woori Financial Group and hurt its financial condition.

Under Korean law, our shareholders who oppose the stock transfer may exercise appraisal rights and require us to purchase their shares if the stock transfer is completed. We expect to pay ~~W~~16,079 for each share of our common stock properly submitted to us for appraisal, which is the purchase price for such shares determined in accordance with the formula prescribed under Korean law to be applied in the event that the dissenting shareholders and we fail to agree on a purchase price through negotiations. For a description of the method of calculating the purchase price for shares in respect of which appraisal rights have been exercised, see “The Stock Transfer—Dissent and Appraisal Rights.” If shareholders exercise appraisal rights in respect of a significant number of our shares that does not exceed 15% of the total issued shares of our common stock, we will be required to complete the stock transfer by expending funds to purchase such shares, which could reduce or adversely affect the capital of Woori Financial Group and its financial condition.

Holders of our American depositary shares will not have any dissent and appraisal rights.

Our shareholders who oppose the stock transfer may exercise appraisal rights under Korean law and require us to purchase their shares if the stock transfer is completed. However, if you are a holder of our American depositary shares, you will not have any appraisal rights in respect of the stock transfer even if you oppose it. The deposit agreement for our American depositary shares facility does not require the depositary to take any action in respect of exercising dissent and appraisal rights.

We may fail to realize the anticipated benefits of the stock transfer and the new financial holding company structure.

The success of the stock transfer and the new financial holding company structure that will be created pursuant to such stock transfer will depend, in large part, on the ability of Woori Financial Group to realize the anticipated synergies, growth opportunities and cost savings from coordinating and integrating the businesses of its various subsidiaries.

Although we plan to integrate our operations and our subsidiaries’ operations under the financial holding company structure, the subsidiaries of the new financial holding company, including us, will generally continue to operate as independent entities with separate management and staff. As a result, Woori Financial Group’s ability to direct its subsidiaries’ day-to-day operations may be limited. In addition, the integration of Woori Financial Group’s subsidiaries’ separate businesses and operations, as well as those of any companies it may acquire in the future, into the financial holding company structure could require a significant amount of time, financial resources and management attention. Moreover, that process could place a burden on our operations (including our risk management operations) or information technology systems and produce unintended inconsistencies in our standards, controls, procedures or policies. The realization of the anticipated benefits of our new financial holding company structure may be blocked, delayed or reduced as a result of many factors, some of which may be outside our control. These factors include:

•

difficulties in integrating the diverse activities and operations of the subsidiaries of Woori Financial Group or any companies it may acquire, including risk management operations and information technology systems, personnel, policies and procedures;

•	failure to leverage our financial holding company structure to realize operational efficiencies and to cross-sell multiple products and services;

•	difficulties in reorganizing personnel, branches, networks and administrative functions;

•	restrictions under the Korean Financial Holding Company Act and other regulations on transactions between the financial holding company and, or among, its subsidiaries;

•

unforeseen contingent risks, including lack of required capital resources, increased tax liabilities or restrictions in our overseas operations, relating to the stock transfer and the financial holding company structure that may become apparent in the future; and

•	unexpected business disruptions.

Accordingly, we may not be able to realize the anticipated benefits of the new financial holding company structure that will be created pursuant to the stock transfer, and our business, results of operations and financial condition may suffer as a result.

Our financial holding company will depend on limited forms of funding to fund its operations.

Woori Financial Group will have no significant assets other than the shares of its subsidiaries. Its primary sources of funding and liquidity will be dividends from its subsidiaries, sales of the interests in its subsidiaries and direct borrowings and issuances of equity or debt securities at the holding company level. In addition, as a financial holding company, Woori Financial Group will be required to meet certain minimum financial ratios under Korean law, including with respect to liquidity and capital adequacy. Woori Financial Group’s ability to meet its obligations to its direct creditors and employees and its other liquidity needs and regulatory requirements will depend on timely and adequate distributions from its subsidiaries and its ability to sell its securities or obtain credit from its lenders.

The ability of the subsidiaries of Woori Financial Group, including us, to pay dividends to Woori Financial Group will depend on the financial condition and operating results of such subsidiaries. In the future, the subsidiaries may enter into agreements, such as credit agreements with lenders or indentures relating to high-yield or subordinated debt instruments, that impose restrictions on their ability to make distributions to Woori Financial Group, and the terms of future obligations and the operation of Korean law could prevent the subsidiaries from making sufficient distributions to Woori Financial Group to allow it to make payments on its outstanding obligations. See “—As a financial holding company, Woori Financial Group will largely depend on receiving dividends from its subsidiaries to pay dividends on its common stock.” Any delay in receipt of or shortfall in payments to Woori Financial Group from its subsidiaries could result in Woori Financial Group’s inability to meet its liquidity needs and regulatory requirements, including minimum liquidity and capital adequacy ratios, which may disrupt our operations at the holding company level.

In addition, creditors of Woori Financial Group will generally not be able to assert claims on the assets of the subsidiaries of Woori Financial Group. Furthermore, Woori Financial Group’s inability to sell its securities or obtain funds from its lenders on favorable terms, or at all, could also result in Woori Financial Group’s inability to meet its liquidity needs and regulatory requirements and may disrupt our operations at the holding company level.

As a financial holding company, Woori Financial Group will largely depend on receiving dividends from its subsidiaries to pay dividends on its common stock.

Since the principal assets at the holding company level will be the shares of its subsidiaries, Woori Financial Group’s ability to pay dividends on its common stock will largely depend on dividend payments from those subsidiaries. Those dividend payments are subject to the Korean Commercial Code, the Bank Act and to regulatory limitations, generally based on capital levels and retained earnings, imposed by the various regulatory agencies with authority over those entities. The ability of Woori Financial Group’s subsidiaries to pay dividends may be subject to regulatory restrictions to the extent that paying dividends would impair each of their non-consolidated profitability, financial condition or other cash flow needs. For example:

•	under the Korean Commercial Code, dividends may only be paid out of distributable income, an amount which is calculated by subtracting the aggregate amount of a company’s paid-in capital and certain mandatory legal reserves from its net assets, in each case as of the end of the prior annual period;

•	under the Bank Act, a bank also must credit at least 10% of its net profit to a legal reserve each time it pays dividends on distributable income until that reserve equals the amount of its total paid-in capital; and

•	under the Bank Act and the requirements of the Financial Services Commission, if a bank fails to meet its required capital adequacy ratio or otherwise subject to the management improvement measures imposed by the Financial Services Commission, then the Financial Services Commission may restrict the declaration and payment of dividends by that bank.

Woori Financial Group’s subsidiaries may not continue to meet the applicable legal and regulatory requirements for the payment of dividends in the future. If they fail to do so, they may stop paying or reduce the amount of the dividends they pay to Woori Financial Group, which would have an adverse effect on its ability to pay dividends on its common stock.

Our directors and officers may have potential conflicts of interest in supporting the stock transfer.

Some of our directors and executive officers may have interests in the stock transfer that are different from, or in addition to, your interests.         members of our board of directors (including our president and chief executive officer) and     of our executive officers have been nominated to serve on Woori Financial Group’s board of directors, which will be initially comprised of         individuals. As of                                              , 2018, the latest date for which such information is currently available, our directors and executive officers, together with their respective affiliates, beneficially owned approximately     % of the outstanding shares of our common stock.

The possibility of receiving compensation or other benefits in or following the stock transfer may have influenced these directors and officers in their support of the stock transfer. See “The Stock Transfer – Interests of Certain Directors and Executive Officers in the Stock Transfer.”

Risks Relating to Woori Financial Group Common Stock and American Depositary Shares

There has been no prior market for the common stock or American depositary shares of Woori Financial Group, and the stock transfer may not result in an active or liquid market for Woori Financial Group common stock or American depositary shares.

Woori Financial Group will be formed as a new entity in connection with the stock transfer. Accordingly, there will be no public market for Woori Financial Group’s common stock or American depositary shares prior to their issuance in connection with the stock transfer. We expect that Woori Financial Group will apply to list its common stock on the KRX KOSPI Market of the Korea Exchange and to list its American depositary shares on the New York Stock Exchange. However, we expect that such listings will not occur until some time after the stock transfer is completed. If you hold shares of Woori Financial Group common stock or Woori Financial Group American depositary shares, you may not be able to trade such shares until the relevant listing occurs. Furthermore, an active public market in Woori Financial Group common stock or American depositary shares may not develop or be sustained after their issuance. In addition, if a significant number of Woori Financial Group American depositary share holders withdraw the underlying shares of Woori Financial Group common stock from Woori Financial Group’s American depositary share facility and no additional Woori Financial Group American depositary shares are issued, the liquidity of Woori Financial Group American depositary shares would be adversely affected.

The initial market price of Woori Financial Group common stock and Woori Financial Group American depositary shares immediately after their issuance is expected to be determined, among other things, by the market prices of our common stock and American depositary shares prior to the stock transfer. The initial market price of Woori Financial Group common stock and Woori Financial Group American depositary shares may not be indicative of prices that will prevail in the trading market. You may not be able to resell your Woori Financial Group common stock or American depositary shares at or above the initial market price. Market prices of Korean companies’ stock have been and continue to be volatile. Volatility in the price of Woori Financial Group common stock and American depositary shares may be caused by factors outside of our control and may be unrelated or disproportionate to Woori Financial Group’s operating results.

Ownership of Woori Financial Group common stock is restricted under Korean law.

Under the Financial Holding Company Act, a single shareholder, together with its affiliates, is generally prohibited from owning more than 10% of the issued and outstanding shares of voting stock of a bank holding company such as Woori Financial Group that controls a nationwide bank, with the exception of certain shareholders that are non-financial business group companies, whose applicable limit is 4%. To the extent that the total number of shares of Woori Financial Group common stock (including those represented by American depositary shares) that you and your affiliates own together exceeds the applicable limits, you will not be entitled to exercise the voting rights for the excess shares, and the Financial Services Commission may order you to dispose of the excess shares within a period of up to six months. Failure to comply with such an order would result in a charge compelling performance of up to 0.03% of the book value of such shares per day until the date of disposal and an administrative fine of up to ~~W~~100 million. See “Supervision and Regulation of Woori Financial Group—Principal Regulations Applicable to Financial Holding Companies—Restrictions on Ownership of a Financial Holding Company.”

A holder of Woori Financial Group American depositary shares may not be able to exercise dissent and appraisal rights unless it has withdrawn the underlying shares of Woori Financial Group common stock and become its direct shareholder.

In some limited circumstances, including the transfer of the whole or any significant part of Woori Financial Group’s business and the merger or consolidation of Woori Financial Group with another company, dissenting shareholders will have the right to require Woori Financial Group to purchase their shares under Korean law. However, holders of Woori Financial Group American depositary shares will not be able to exercise such dissent and appraisal rights if the depositary refuses to do so on their behalf. The deposit agreement to be entered into between Woori Financial Group and Citibank, N.A., as depositary, will not require the depositary to take any action in respect of exercising dissent and appraisal rights. In such a situation, holders of Woori Financial Group American depositary shares must withdraw the underlying common stock from the American depositary share facility (and incur charges relating to such withdrawal) and become Woori Financial Group’s direct shareholders prior to the record date of the shareholders’ meeting at which the relevant transaction is to be approved, in order to exercise dissent and appraisal rights.

A holder of Woori Financial Group American depositary shares may be limited in its ability to deposit or withdraw common stock.

Under the terms of the deposit agreement to be entered into among us, Woori Financial Group and Citibank, N.A., as depositary, holders of Woori Financial Group common stock may deposit such stock with the depositary’s custodian in Korea and obtain Woori Financial Group American depositary shares, and holders of such American depositary shares may surrender American depositary shares to the depositary for cancellation and receive Woori Financial Group common stock. However, to the extent that a deposit of common stock exceeds any limit that Woori Financial Group may specify from time to time, such common stock will not be accepted for deposit unless the consent of Woori Financial Group with respect to such deposit has been obtained. Woori Financial Group is not expected to set any such limit; however Woori Financial Group has the right to do so at any time. Under the terms of the deposit agreement, no consent will be required for deposit if the shares of common stock are obtained through a dividend, free distribution, rights offering or reclassification of such stock. Woori Financial Group is expected to agree to consent, under the terms of the deposit agreement, to any deposit unless the deposit would be prohibited by applicable laws or violate Woori Financial Group’s articles of incorporation. If Woori Financial Group chooses to impose a limit on deposits in the future, however, Woori Financial Group may not consent to the deposit of any additional common stock. As a result, if a holder surrenders American depositary shares for cancellation and withdraws common stock, it may not be able to deposit the stock again to obtain American depositary shares.

A holder of Woori Financial Group common stock or American depositary shares will not have preemptive rights in some circumstances.

The Korean Commercial Code and Woori Financial Group’s articles of incorporation will require Woori Financial Group, with some exceptions, to offer shareholders the right to subscribe for new shares of Woori Financial Group common stock in proportion to their existing shareholding ratio whenever new shares are issued. If Woori Financial Group offers any rights to subscribe for additional shares of its common stock or any rights of any other nature, the depositary, after consultation with Woori Financial Group, may make the rights available to holders of Woori Financial Group American depositary shares or use reasonable efforts to dispose of the rights on behalf of such holders and make the net proceeds available to such holders. The depositary will make rights to purchase any additional shares of Woori Financial Group common stock available to holders of Woori Financial Group American depositary shares only if:

•	Woori Financial Group has requested in a timely manner that those rights be made available to such holders;

•

the depositary has received the documents that are required to be delivered under the terms of the deposit agreement, which may include confirmation that a registration statement filed by Woori Financial Group under the U.S. Securities Act of 1933, as amended, or the Securities Act, is in effect with respect to those shares or that the offering and sale of those shares is exempt from or is not subject to the registration requirements of the Securities Act; and

•	the depositary determines, after consulting with Woori Financial Group, that the distribution of rights is lawful and commercially feasible.

Holders of Woori Financial Group common stock located in the United States may not exercise any such rights they receive absent registration or an exemption from the registration requirements under the Securities Act.

Woori Financial Group will not be under any obligation to file any registration statement with the SEC or to endeavor to cause such a registration statement to be declared effective. Moreover, Woori Financial Group may not be able to establish an exemption from registration under the Securities Act. Accordingly, a holder of Woori Financial Group American depositary shares may be unable to participate in rights offerings by Woori Financial Group and may experience dilution in its holdings. If a registration statement is required for a holder of Woori Financial Group American depositary shares to exercise preemptive rights but is not filed by Woori Financial Group or is not declared effective, the holder will not be able to exercise its preemptive rights for additional American depositary shares and it will suffer dilution of its equity interest in Woori Financial Group. If the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or commercially feasible, it will allow the rights to lapse, in which case the holder will receive no value for these rights.

Dividend payments received by a holder on, and the amount a holder may realize upon a sale of, its Woori Financial Group American depositary shares will be affected by fluctuations in the exchange rate between the U.S. dollar and the Won.

We expect that the Woori Financial Group common stock will be listed on the KRX KOSPI Market and quoted and traded in Won. Cash dividends, if any, in respect of the shares represented by the Woori Financial Group American depositary shares will be paid to the depositary in Won and then converted by the depositary into U.S. dollars, subject to certain conditions. Accordingly, fluctuations in the exchange rate between the Won and the U.S. dollar will affect, among other things, the amounts a registered holder or beneficial owner of Woori Financial Group American depositary shares will receive from the depositary in respect of dividends, the U.S. dollar value of the proceeds which a holder or owner would receive upon sale in Korea of the shares of Woori Financial Group common stock obtained upon surrender of Woori Financial Group American depositary shares and the secondary market price of Woori Financial Group American depositary shares. Such fluctuations will also affect the U.S. dollar value of dividends and sales proceeds received by holders of Woori Financial Group common stock.

If the Korean government deems that emergency circumstances are likely to occur, it may restrict holders of Woori Financial Group common stock and the depositary from converting and remitting dividends and other amounts in U.S. dollars.

If the Korean government deems that certain emergency circumstances, including, but not limited to, severe and sudden changes in domestic or overseas economic circumstances, extreme difficulty in stabilizing the balance of payments or implementing currency, exchange rate and other macroeconomic policies, have occurred or are likely to occur, it may impose certain restrictions provided for under the Foreign Exchange Transaction Law, including the suspension of payments or requiring prior approval from governmental authorities for any transaction. See “Korean Foreign Exchange Controls and Securities Regulations—General.”

A holder of Woori Financial Group common stock or American depositary shares may not be able to enforce a judgment of a foreign court against Woori Financial Group.

When established, Woori Financial Group will be a corporation with limited liability organized under the laws of Korea. We expect that substantially all of its directors and officers will reside in Korea, and all or a significant portion of the assets of such directors and officers and a substantial majority of Woori Financial Group’s assets will be located in Korea. As a result, it may not be possible for holders of Woori Financial Group common stock or American depositary shares to effect service of process within the United States, or to enforce in the United States against Woori Financial Group or its directors and officers judgments obtained in United States courts based on the civil liability provisions of the federal securities laws of the United States. There may be doubt as to the enforceability in Korea, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

FORWARD-LOOKING INFORMATION

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains forward-looking statements, which may include statements regarding the period following completion of the stock transfer.

Words and phrases such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “estimate,” “expect,” “future,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “predict,” “project,” “risk,” “seek to,” “shall,” “should,” “will likely result,” “will pursue” and words and terms of similar substance used in connection with any discussion of the proposed stock transfer or our future operating or financial performance identify forward-looking statements. All forward-looking statements are our management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to our business, the factors relating to the stock transfer discussed under “Risk Factors” and the risks related to the business of Woori Financial Group, once it is formed and becomes operational, among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, failure to realize the anticipated benefits of the stock transfer and adverse regulatory developments. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date they are made. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Time, Place and Purpose

The extraordinary general meeting of our shareholders is scheduled to be held on the fifth floor of the Woori Bank Head Office Building, 51, Sogong-ro, Jung-gu, Seoul, Korea on                                              , 2018 at         a.m. local time. The extraordinary general meeting is being held so that the holders of our common stock can consider and vote upon a special resolution approving the stock transfer, whereby holders of our common stock will transfer all of their shares to a new financial holding company, Woori Financial Group, and in return receive shares of Woori Financial Group common stock.

Specifically, holders of our common stock will be asked to vote on a special resolution approving the stock transfer plan (including the proposed articles of incorporation of Woori Financial Group and the nominees for directors of Woori Financial Group, including those who will serve as members of the Audit Committee of the board of directors).

An English translation of the stock transfer plan, which includes the proposed articles of incorporation of Woori Financial Group and the list of our nominees for the directors of Woori Financial Group (including those who will also serve as members of the Audit Committee of the board of directors), is attached to this prospectus as Annex I. For information regarding such nominees, see “Management of Woori Financial Group.”

Voting Rights, Record Date and Votes Required

Holders of common stock recorded on our shareholder register as of the applicable record date will be entitled to attend and vote, either in person or by proxy, at the extraordinary general meeting. Our board of directors has fixed the close of business on                                              , 2018 as the record date for the determination of the holders of our common stock entitled to notice of and to vote at the extraordinary general meeting. Each share of common stock present or represented at the meeting will be entitled to one vote.

The adoption of a special resolution at the extraordinary general meeting requires the affirmative vote of at least two-thirds of the shares of our common stock present or represented at the meeting. The shares voting affirmatively must also represent at least one-third of the total issued and outstanding shares of our common stock.

Holders of our common stock who are non-financial business group companies and hold an aggregate number of shares representing in excess of 4% of our total issued and outstanding common stock will not be allowed to vote the shares representing such excess.

Share Ownership of Directors and Executive Officers

As of                                              , 2018, the latest date for which such information is currently available, our directors and executive officers and their affiliates owned, in the aggregate,                shares of our common stock, which is approximately         % of the shares of our common stock outstanding on that date. To our knowledge, our directors and executive officers intend to vote “FOR” approval of the stock transfer.

Voting by Proxy

Holders of our common stock may vote either in person at the extraordinary general meeting or by proxy. Shareholders who wish to vote their shares of common stock by proxy can do so through one of the following methods:

•	Voting through the Korea Securities Depository. Holders of our common stock will be entitled to instruct the Korea Securities Depository, as depository for our common stock issued in book-entry form, as to how to vote their shares of common stock at the extraordinary general meeting. A shareholder wishing to provide voting instructions to the Korea Securities Depository must:

•	if it has not received from its standing proxy in Korea a voting instruction form prepared by the Korea Securities Depository, ask the standing proxy to obtain and send the voting instruction form to the shareholder; and

•	complete the voting instruction form and return it to the shareholder’s standing proxy in Korea by no later than , 2018 (Seoul time) (or such other date as set forth in such shareholder’s agreement with its standing proxy), with instructions for the standing proxy to submit the voting instruction form to the Korea Securities Depository by the end of business on , 2018.

Although there is no guarantee, if the Korea Securities Depository receives a completed voting instruction form from a shareholder through its standing proxy on or prior to                                             , 2018, the Korea Securities Depository will try to vote the shareholder’s shares in accordance with the instructions of the shareholder, as far as practical and subject to the requirements of Korean law. Shareholders will be able to change their vote after they send in their voting instruction forms to the Korea Securities Depository, by attending the meeting and voting their shares in person or, if available, by requesting their respective standing proxies to attend the meeting and vote the shares by proxy as described below.

•	Voting through a Standing Proxy in Korea. Depending on the terms of its agreement with its standing proxy in Korea, a holder of our common stock may also be entitled to request the standing proxy to attend the extraordinary general meeting on behalf of the shareholder and vote the shareholder’s shares by proxy in accordance with the shareholder’s instructions. Shareholders who wish to vote their shares of common stock in this manner should consult with their standing proxy. Among other things, in order to vote its shares by proxy in this manner, a shareholder must deliver a power of attorney to its standing proxy authorizing it to vote the shares on behalf of the shareholder at the extraordinary general meeting. The standing proxy will be required to produce the original power of attorney at the meeting.

A shareholder may revoke a power of attorney after it is delivered and provide a different power of attorney to its standing proxy at any time prior to the extraordinary general meeting. A shareholder may also revoke any power of attorney and attend and vote directly at the extraordinary general meeting.

If you have further questions regarding your voting rights, you should contact your standing proxy in Korea, or us at:

Woori Bank

Investor Relations Department

51, Sogong-ro, Jung-gu

Seoul 04632, Korea

Telephone: +82-2-2125-2337

Facsimile: +82-505-003-2512

e-mail: woori.ir@wooribank.com

Voting Rights of Holders of Our American Depositary Shares

Holders of our American depositary shares recorded on the applicable register of Citibank, N.A., as depositary, as of the record date will be entitled to instruct the depositary as to how to vote the shares of our common stock represented by such holders’ American depositary shares at the extraordinary general meeting. Citibank, N.A. will mail a voting instruction card to holders of record of our American depositary shares as of                                        , 2018. Voting instructions may be delivered to the depositary by completing, signing and delivering a voting instruction card to the depositary prior to the applicable cut-off date. For a holder’s voting instructions to be valid, the depositary must receive the voting instruction card by no later than 10:00 a.m. (New York Time) on                                         , 2018. Although there is no guarantee, the depositary will try to vote the shares of common stock represented by a holder’s American depositary shares in accordance with the instructions of the holder, as far as practical and subject to the requirements of Korean law. Holders of our American depositary shares will be able to change their voting instructions after they send their voting instruction card with revised voting instructions to the depositary. However, such revised voting instructions will not be valid unless the depositary receives the new voting instruction card by 10:00 a.m. (New York Time) on                                             , 2018.

In accordance with the terms of the deposit agreement for the American depositary shares, Citibank N.A. will, to the extent it does not receive timely voting instructions from any holders of our American depositary shares, vote the shares represented by such unvoted American depositary shares in the same manner and in the same proportion on each matter as the holders of all of the outstanding shares of our common stock present or represented at the extraordinary general meeting are voting on that matter.

Holders of our American depositary shares who hold an aggregate number of shares representing in excess of 4% of our total issued and outstanding common stock will not be allowed to vote the shares representing such excess.

If you are a holder of our American depositary shares and have further questions as to how to exercise your voting rights, you should contact the depositary at:

Citibank, N.A.

Shareholder Services

P.O. Box 43077

Providence, RI 02940-3077

Telephone: 1-877-248-4237

e-mail: citibank@shareholders-online.com

THE STOCK TRANSFER

Background of the Stock Transfer

Our management has determined that it would be beneficial for us to reorganize our operations and those of certain of our subsidiaries under a financial holding company structure. We expect that the establishment of a new financial holding company will help lead to an efficient management structure that can effectively respond to external changes (such as changes in regulations and the earlier conversion of our competitor banks to financial holding company structures), a higher enterprise value achieved through enhanced profitability from the maximization of synergies among affiliated companies, and sustainable growth from the strengthening of customer convenience and other competitive factors.

Accordingly, on June 19, 2018, our board of directors approved a plan for a “comprehensive stock transfer” under Article 360-15 of the Korean Commercial Code, whereby holders of our common stock will transfer all of their shares to Woori Financial Group, a new financial holding company for our bank, and in return receive Woori Financial Group common stock. On                    , 2018, our board of directors resolved to further supplement the stock transfer plan, including with the list of persons to be nominated to serve as directors of Woori Financial Group.

Reasons for the Stock Transfer

The purpose of the stock transfer is to reorganize the different businesses of our bank (including certain of our subsidiaries) under a financial holding company structure whereby the financial holding company would become the parent company of our bank and certain of our subsidiaries.

We believe that the adoption of a financial holding company structure will help us increase customer satisfaction, generate synergies and maximize profitability, by creating an integrated system among our affiliated companies and allowing us to effectively provide various financial services, including comprehensive one-stop asset management services customized for clients, based on active expansion of non-banking and global business operations.

Once the stock transfer is completed, we and certain of our subsidiaries will become wholly-owned subsidiaries of a new financial holding company, Woori Financial Group.

Our organizational structure as of March 31, 2018 is illustrated by the following chart:

Woori Financial Group’s organizational structure after giving effect to the stock transfer is illustrated by the following chart:

We may decide to make further changes to our organizational structure after completion of the stock transfer as we seek to maximize management efficiency under the new financial holding company structure. For example, subsequent to the establishment of Woori Financial Group, we plan to review the conversion of certain of our remaining subsidiaries such as Woori Card Co., Ltd. and Woori Investment Bank Co., Ltd. as direct subsidiaries of Woori Financial Group. In addition, new companies may be added as subsidiaries of Woori Financial Group as strategically necessary through new establishments or acquisitions.

Exchange of Woori Bank Common Stock and American Depositary Shares for Woori Financial Group Common Stock and American Depositary Shares

In connection with the stock transfer, holders of our common stock will transfer all of their shares of our common stock to the new financial holding company, Woori Financial Group, which will be established simultaneously with such transfer. As consideration for the shares of our common stock, Woori Financial Group will issue shares of its common stock to the holders of our common stock. In the stock transfer, each holder of one share of our common stock will receive one share of Woori Financial Group common stock. Holders of our American depositary shares, each of which represents three shares of our common stock, will receive one Woori Financial Group American depositary share for every American depositary share they own.

Prior to the date when the stock transfer becomes effective, the holders of our common stock must surrender their shares of our common stock to us, in our capacity as the transfer agent for the stock transfer, in the case of holders of shares of our common stock in certificated form. Any such common stock share certificates not surrendered will become invalid following the stock transfer. In the case of shares of our common stock deposited with the Korea Securities Depository and held by our shareholders in book-entry form, the Korea Securities Depository will cancel our deposit eligibility once the stock transfer is completed and cancel the share certificates for such shares, and no action regarding a surrender will be required by the holders of such shares. We expect that our common stock will be suspended from trading on the KRX KOSPI Market of the Korea Exchange starting from such date as designated by the Korea Exchange, which must be prior to the end of the period during which the shares of our common stock must be surrendered and/or cancelled. On the effective date of the stock transfer, the newly issued shares of Woori Financial Group common stock will be deposited with the Korea Securities Depository, which will be the clearing agency for such stock, and the Korea Securities Depository will register the newly issued shares of Woori Financial Group common stock in book-entry form in the names of the holders of our common stock of record as of the effective date of the stock transfer as consideration for the shares of our common stock previously surrendered or cancelled.

When the Woori Financial Group common stock issued in respect of our common stock underlying our American depositary shares is credited to the account of Citibank, N.A., as depositary, at the Korea Securities Depository, the Korea Securities Depository will notify Citibank, N.A. of such deposit. The Deposit Agreement, under which our American depositary shares are issued, will be amended and restated as the Second Amended and Restated Deposit Agreement, effective as of the effective date of the stock transfer. We describe such deposit agreement under “Description of Woori Financial Group’s American Depositary Shares.” Citibank, N.A. will then exchange our American depositary shares for Woori Financial Group American depositary shares.

To receive Woori Financial Group American depositary shares upon the effectiveness of the stock transfer, you do not need to take any action. Citibank, N.A. will mail a notice to registered holders of our American depositary shares informing them of the exchange of their American depositary shares for Woori Financial Group American depositary shares as well as a statement detailing the number of Woori Financial Group American depositary shares registered in their name. The Woori Financial Group American depositary shares will be issued as “uncertificated” American depositary shares, which are American depositary shares not evidenced by American depositary receipts.

Holders of our American depositary shares who hold the American depositary shares through The Depository Trust Company, or DTC, do not need to take any action in order to exchange their American depositary shares for Woori Financial Group American depositary shares. DTC, which is the clearing agency for our American depositary shares, will surrender our outstanding American depositary shares to Citibank, N.A. In exchange, Citibank, N.A. will deliver Woori Financial Group American depositary shares to DTC, which will credit the newly issued Woori Financial Group American depositary shares to the accounts of its participants to which our American depositary shares are credited as of the close of business on the day prior to the effective date of the stock transfer.

The depositary fees payable for the cancellation of our American depositary shares (up to US$0.05 per American depositary share cancelled) and for the issuance of Woori Financial Group American depositary shares (up to US$0.05 per American depositary share issued) will be charged by the DTC participants to the accounts of the beneficial owners of our American depositary shares (as of the close of business on the day prior to the effective date of the stock transfer), and will be remitted to Citibank, N.A., as depositary for the American depositary shares, by DTC and its participants on behalf of the beneficial owners.

Exchange of Common Stock of Woori Bank’s Subsidiaries for Woori Financial Group Common Stock

In connection with the stock transfer, we will transfer all shares of common stock held by us of Woori FIS, Woori Finance Research Institute, Woori Credit Information, Woori Fund Services, Woori Private Equity Asset Management, all of which are our subsidiaries, to Woori Financial Group. As a result of the transfer, Woori Financial Group will own 100% of the outstanding common stock of all such subsidiaries participating in the stock transfer. As consideration for the shares of such subsidiaries’ common stock, Woori Financial Group will issue shares of its common stock to us. In the stock transfer, we will receive, for each share of common stock of the following subsidiaries, which will become wholly-owned subsidiaries of Woori Financial Group, such number of shares of Woori Financial Group common stock as set forth below as the applicable stock transfer ratio:

Subsidiaries Subject to Stock Transfer	Total Number of Shares of Subsidiary’s Issued Common Stock	Stock Transfer Ratio	Total Number of Shares of Woori Financial Group Common Stock to Be Issued to Us(1)
Woori FIS	4,900,000	0.2999709	1,469,857
Woori Finance Research Institute	600,000	0.1888161	113,289
Woori Credit Information	1,008,000	1.1037294	1,112,559
Woori Fund Services	2,000,000	0.4709031	941,806
Woori Private Equity Asset Management	6,000,000	0.0877992	526,795

(1)	We will not receive any fractional shares of Woori Financial Group common stock as a result of the stock transfer. Pursuant to applicable Korean laws, all fractional shares of Woori Financial Group common stock to be issued to us will be aggregated and, excluding any fraction of such aggregate amount, will be sold by Woori Financial Group at the closing price on the date of its listing on the KRX KOSPI Market of the Korea Exchange. We will receive the proceeds from such sale.

Each of the aforementioned stock transfer ratios may be changed only with the approval of our board of directors and those of all of the above subsidiaries, if (i) the capital structure of an entity is changed due to certain events, such as the issuance of new shares of capital stock, or (ii) certain events occur which would make it reasonable to change the ratio.

Interests of Certain Directors and Executive Officers in the Stock Transfer

You should be aware that a number of our directors and officers may have agreements or arrangements that provide them with interests in the stock transfer that differ from those of our shareholders. Our board of directors was aware of these interests during its deliberations of the merits of the stock transfer.

Governance Structure and Management Positions. Pursuant to the terms of the stock transfer, upon completion of the stock transfer and the formation of Woori Financial Group, the board of directors of Woori Financial Group will be initially comprised of        individuals.            members of our board of directors (including our president and chief executive officer) and        of our executive officers have been nominated to serve on Woori Financial Group’s board of directors. See “Management of Woori Financial Group.”

Stock Ownership. As of                                        , 2018, the latest date for which such information is currently available, our directors and executive officers, together with their respective affiliates, beneficially owned            shares representing approximately        % of the outstanding shares of our common stock.

Conditions to the Completion of the Stock Transfer

Under the stock transfer plan, the completion of the stock transfer is subject to the following:

•	we must obtain from the Financial Services Commission approval of the establishment of a financial holding company under Article 3 of the Financial Holding Company Act; and

•	in the event the number of shares of our common stock for which appraisal rights are exercised exceeds 15% of the total number of issued shares of our common stock, we may suspend the stock transfer and amend the stock transfer plan.

Under Korean law, our shareholders who oppose the stock transfer may exercise appraisal rights and require us to purchase their shares if the stock transfer is completed. See “—Dissent and Appraisal Rights.”

Completion and Effectiveness of the Stock Transfer

We will complete the stock transfer when all the conditions to completion of the stock transfer are satisfied, including the approval of the stock transfer by our shareholders and the relevant Korean regulatory authorities, and the absence of any suspension of the stock transfer by us as a result of the exercise of appraisal rights in respect of more than 15% of the total issued shares of our common stock. See “—Conditions to the Completion of the Stock Transfer.” The stock transfer will become effective when we register the incorporation of Woori Financial Group with the commercial registry office of the Seoul Central District Court, pursuant to the applicable requirements of Korean law. We expect to complete the stock transfer in the first quarter of 2019.

U.S. Income Tax Consequences of the Stock Transfer

The exchange of Woori Bank common stock or American depositary shares for corresponding interests in Woori Financial Group will not be a taxable transaction for U.S. tax purposes. In general, U.S. holders will not recognize gain or loss for U.S. tax purposes when they exchange our common stock or American depositary shares for Woori Financial Group common stock or American depositary shares pursuant to the stock transfer. A U.S. holder’s tax basis in Woori Financial Group common stock or American depositary shares received in the stock transfer will equal the U.S. holder’s tax basis in our common stock or American depositary shares exchanged, and a U.S. holder’s holding period in Woori Financial Group common stock or American depositary shares received will include the holder’s holding period in our common stock or American depositary shares exchanged. If you exercise your appraisal rights for your shares of our common stock and we purchase such shares for cash, the transaction will be treated for U.S. tax purposes as a taxable sale of your shares. See “Tax Considerations—United States Taxation.”

Accounting Treatment of the Stock Transfer

The stock transfer transaction involving our shareholders is a transaction among entities under common control, for which there is no specifically applicable accounting standard under IFRS. In the absence of an IFRS accounting standard that specifically applies to a transaction, the management of the relevant company must use its judgment in developing and applying an accounting policy in accordance with paragraphs 10 and 11 of International Accounting Standard 8, Accounting Policies, Changes in Accounting Estimates and Errors. In making such judgment, the management of the company may consider similar accounting standards and accepted industry practices, and accordingly, we expect that the stock transfer transaction will be accounted for as a transaction among entities under common control applying the pooling of interests method of accounting. Upon the completion of the stock transfer, Woori Financial Group will initially recognize the transferred assets and liabilities at their book value as of the date of the stock transfer in its consolidated financial statements, and no goodwill will be recognized in connection with the transaction.

Regulatory Matters

We have summarized below the material regulatory requirements affecting the stock transfer and the establishment of Woori Financial Group as a new financial holding company. Although we have not yet received all of the required approvals we discuss, we anticipate that we will receive them in time to complete the stock transfer in January 2019.

Establishment of a Financial Holding Company

Under the Financial Holding Company Act, we are required to obtain an approval from the Financial Services Commission for the establishment of a financial holding company in connection with the stock transfer. We submitted an application to the Financial Services Commission on July 20, 2018 for approval of the establishment of a financial holding company.

Stock Transfer Report

Under the Financial Investment Services and Capital Markets Act and related regulations, we are required to submit a stock transfer report to the Financial Services Commission and the Korea Exchange immediately upon any resolution by our board of directors to undertake a comprehensive stock transfer. We submitted the stock transfer report to the Financial Services Commission and the Korea Exchange on June 19, 2018, the date of the relevant resolution by our board of directors.

Stock Exchange Listings

We expect to apply to list the Woori Financial Group common stock on the KRX KOSPI Market of the Korea Exchange and to list the Woori Financial Group American depositary shares on the New York Stock Exchange. We expect that trading of our common stock on the KRX KOSPI Market of the Korea Exchange will be suspended commencing from approximately        days prior to the date of the stock transfer, and that the listing of the Woori Financial Group common stock on the KRX KOSPI Market of the Korea Exchange will not occur until approximately        days after the stock transfer is completed. Shareholders will not be able to trade their shares of Woori Financial Group common stock until such listing occurs. We also expect that the listing of the Woori Financial Group American depositary shares on the New York Stock Exchange will not occur until approximately        days after the stock transfer is completed. Holders of such American depositary shares may not be able to trade their American depositary shares until such listing occurs.

Dissent and Appraisal Rights

Holders of our common stock who oppose the stock transfer will be entitled to appraisal rights under Korean law. Appraisal rights may be exercised with respect to all or a portion of the shares of our common stock owned by a shareholder as of                                        , 2018, the record date for the extraordinary general meeting of shareholders. However, holders of our American depositary shares will not have any appraisal rights in respect of the stock transfer, since they are not holders of record of the underlying shares of our common stock.

Under the Korean Commercial Code, the Financial Investment Services and Capital Markets Act and the Financial Holding Company Act, in order to exercise the appraisal rights, a holder of our common stock must:

•	be able to prove that the applicable shares owned by such shareholder were acquired prior to June 19, 2018 (or that, by the next business day after such date, (i) a purchase agreement for such shares had been executed, (ii) a loan agreement for such shares had been terminated, or (iii) a legal act relating to the acquisition of such shares had been taken), and that such shareholder has maintained the ownership of such shares from the next business day until the date of the exercise of such appraisal rights. Appraisal rights will be lost with respect to shares that were sold and then repurchased during such period;

•	provide written notice to us of such shareholder’s dissent to the stock transfer, during the period from to , 2018, the day prior to the date of the extraordinary general meeting (except that beneficial owners who have entrusted their shares to a securities company must provide written notice of their dissent to such securities company, by no later than three business days prior to the date of the extraordinary general meeting);

•	not vote their shares in favor of the stock transfer at the extraordinary general meeting; and

•	within 10 days after the date of the extraordinary general meeting, request that we purchase such shareholder’s shares in a written statement specifying the class and the number of such shares, accompanied by the share certificates held by such shareholder (except that beneficial owners who have entrusted their shares to a securities company must submit an application to exercise appraisal rights to such securities company, by no later than two business days prior to the end of such 10-day period).

If the stock transfer is approved at the extraordinary general meeting, we will purchase the shares of each dissenting shareholder who has properly submitted a purchase request, within one month from the 10th day after the extraordinary general meeting. Shareholders wishing to exercise their appraisal rights must hold their shares until we purchase such shares within such one-month period. In the event that the number of shares of our common stock for which appraisal rights are exercised exceeds 15% of the total issued shares of our common stock, we may not complete the stock transfer, in which case we will not purchase any shares of dissenting shareholders. See “—Conditions to the Completion of the Stock Transfer.”

Under Korean law, the purchase price for shares in respect of which appraisal rights have been exercised is to be determined through negotiation between the dissenting shareholders and us. However, if the dissenting shareholders and we fail to agree on a purchase price, Korean law provides that the purchase price will be calculated as the arithmetic average of the weighted average closing share prices of our common stock for (1) the two-month period, (2) the one-month period and (3) the one-week period ending immediately prior to June 19, 2018, the date our board of directors approved the stock transfer. The appraisal price to be paid by us was calculated as follows using the formula described above:

	Woori Bank Common Stock
(1) Two-month daily closing price weighted average	~~W~~	15,822
(2) One-month daily closing price weighted average		15,988
(3) One-week daily closing price weighted average		16,427
Appraisal Price (arithmetic average of (1), (2) and (3))	~~W~~	16,079

Under Korean law, if we or our shareholders owning 30% or more of the shares of our common stock in respect of which appraisal rights have been exercised do not accept the appraisal price calculated as set forth above, we or such shareholders may contest such appraisal price by submitting a request to adjust the price to Financial Services Commission within one month from the date of the extraordinary general meeting.

Notwithstanding the final appraisal price determined by the Financial Services Commission, dissenting shareholders may have the right to contest such final appraisal price in court.

If you wish to find out more information about how to exercise your appraisal rights, you should contact your standing proxy in Korea, or us at the following address:

Woori Bank

Investor Relations Department

51, Sogong-ro, Jung-gu

Seoul 04632, Korea

Telephone: +82-2-2125-2337

Facsimile: +82-505-003-2512

e-mail: woori.ir@wooribank.com

The Stock Transfer Plan

We believe that the foregoing summary describes all material terms of the stock transfer plan. However, because the stock transfer plan is the primary legal document that governs the stock transfer, we urge you to read the full version of the stock transfer plan, which is attached as Annex I to this prospectus.

Articles of Incorporation of Woori Financial Group

The proposed articles of incorporation of Woori Financial Group, which are included as part of the stock transfer plan attached as Annex I to this prospectus, were prepared by us and are expected to be adopted at the time of the establishment of Woori Financial Group. For a summary of the material provisions of the proposed articles of incorporation of Woori Financial Group and the rights of shareholders of Woori Financial Group under the proposed articles of incorporation, see “Description of Woori Financial Group’s Capital Stock.”

INFORMATION ABOUT WOORI BANK

For information about us, including an overview of our business, organizational structure and property and a review of our operations and financial results, see our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus.

SUPERVISION AND REGULATION OF WOORI FINANCIAL GROUP

Principal Regulations Applicable to Financial Holding Companies

General

The Financial Holding Company Act, last amended on October 31, 2017, regulates Korean financial holding companies and their subsidiaries. The entities that regulate and supervise Korean financial holding companies and their subsidiaries are the Financial Services Commission and the Financial Supervisory Service.

The Financial Services Commission exerts direct control over financial holding companies pursuant to the Financial Holding Company Act. Among other things, the Financial Services Commission approves the establishment of financial holding companies, issues regulations on the capital adequacy of financial holding companies and their subsidiaries, and drafts regulations relating to the supervision of financial holding companies.

Following the instructions and directives of the Financial Services Commission, the Financial Supervisory Service supervises and examines financial holding companies and their subsidiaries. In particular, the Financial Supervisory Service sets requirements relating to Korean financial holding companies’ liquidity and capital adequacy ratios and establishes reporting requirements within the authority delegated under the Financial Services Commission regulations. Financial holding companies must submit quarterly reports to the Financial Supervisory Service discussing business performance, financial status and other matters identified in the Enforcement Decree of the Financial Holding Company Act.

Under the Financial Holding Company Act, a financial holding company is a company which primarily engages in controlling its subsidiaries by holding equity stakes in them equal in aggregate to at least 50% of the financial holding company’s aggregate assets based on its balance sheet as of its date of establishment in its year of establishment or the end of the immediately preceding fiscal year in all other years. A company is required to obtain approval from the Financial Services Commission to become a financial holding company.

A financial holding company may engage only in controlling the management of its subsidiaries, as well as certain ancillary activities including:

•	financially supporting its direct and indirect subsidiaries;

•	raising capital necessary for investment in its subsidiaries or providing financial support to its direct and indirect subsidiaries;

•	supporting the business of its direct and indirect subsidiaries, including the development and marketing of financial products;

•	providing data processing, legal, accounting and other resources and services that have been commissioned by its direct and indirect subsidiaries so as to support their operations; and

•	any other businesses exempted from authorization, permission or approval under the applicable laws and regulations.

The Financial Holding Company Act requires every financial holding company (other than a financial holding company that is controlled by another financial holding company) and its subsidiaries to obtain prior approval from the Financial Services Commission before acquiring control of another company or to file a report with the Financial Services Commission within 30 days thereafter in certain cases (including acquiring control of another company whose assets are less than ~~W~~100 billion as of the end of the immediately preceding fiscal year). In addition, the Financial Services Commission must grant permission for a financial holding company to liquidate or to merge with any other company before the liquidation or merger. A financial holding company must report to the Financial Services Commission when certain events, including the following, occur:

•	when the largest shareholder changes;

•	in the case of a bank holding company, when a major investor changes;

•

when the shareholding of the controlling shareholder (i.e., the “largest shareholder” or a “principal shareholder,” each as defined in the Financial Holding Company Act) or a person who has a “special relationship” with such controlling shareholder (as defined in the Enforcement Decree of the Financial Holding Company Act) changes by 1% or more of the total issued and outstanding voting shares of the financial holding company;

•	when it changes its corporate name;

•	when there is a cause for its dissolution;

•	when it or its subsidiaries cease to control any of their respective direct or indirect subsidiaries by disposing of their shares of such direct or indirect subsidiary; and

•

cases where the management soundness of a financial holding company or its subsidiary is expected to be undermined, as prescribed by the Enforcement Decree of the Financial Holding Company Act, which include the following:

•	when it becomes criminally liable for an act pursuant to the Financial Holding Company Act;

•	when it becomes party to a lawsuit that may materially affect its business as a financial holding company;

•	when there is an application for its bankruptcy or commencement of rehabilitation procedures pursuant to the Debtor Rehabilitation and Bankruptcy Act;

•	when it receives a disposition for failure to make tax payments or is penalized for violating a tax-related law;

•	when it fails to meet the requirements of a financial holding company; and

•

when a financial institution that is a subsidiary, etc. of the financial holding company acquires the stock of another company that is subject to rehabilitation proceedings under the Corporate Restructuring Promotion Act or a joint management process pursuant to a voluntary agreement among creditors for corporate reorganization or the Debtor Rehabilitation and Bankruptcy Act, through a debt-to-equity swap for purposes of reorganization.

Capital Adequacy

The Financial Holding Company Act does not provide for a minimum paid-in capital requirement related to financial holding companies. However, all financial holding companies are required to maintain a specified level of solvency. In addition, with respect to the allocation of net profit earned in a fiscal term, a financial holding company must set aside in its legal reserve an amount equal to at least 10% of its net income after tax each time it pays dividends on its net profits earned until its legal reserve reaches at least the aggregate amount of its paid-in capital.

A bank holding company, which is a financial holding company controlling banks or other financial institutions conducting banking business as prescribed in the Financial Holding Company Act, was required to maintain a total minimum consolidated capital adequacy ratio of 9.75% (including applicable additional capital buffers and requirements as described below) as of December 31, 2017. “Consolidated capital adequacy ratio” is defined as the ratio of equity capital as a percentage of risk-weighted assets on a consolidated basis, determined in accordance with the Financial Services Commission requirements that have been formulated based on Bank of International Settlements, or BIS, standards. “Equity capital,” as applicable to bank holding companies, is defined as the sum of common equity Tier I capital, additional Tier I capital and Tier II capital less any deductible items, each as defined under the Regulation on the Supervision of Financial Holding Companies. “Risk-weighted assets” is defined as the sum of credit risk-weighted assets and market risk-weighted assets.

Pursuant to amended regulations promulgated by the Financial Services Commission commencing in 2013 to implement Basel III, Korean bank holding companies were required to maintain a minimum ratio of common equity Tier I capital to risk-weighted assets of 3.5% and Tier I capital to risk-weighted assets of 4.5% from December 1, 2013, which minimum ratios were increased to 4.0% and 5.5%, respectively, from January 1, 2014 and increased further to 4.5% and 6.0%, respectively, from January 1, 2015. Such requirements are in addition to the pre-existing requirement for a minimum ratio of Tier I and Tier II capital (less any capital deductions) to risk-weighted assets of 8.0%, which remains unchanged. The amended regulations also require an additional capital conservation buffer of 1.25% in 2017 and 1.875% in 2018, with such buffer to increase to 2.5% in 2019, as well as a potential counter-cyclical capital buffer of up to 2.5%, which is determined on a quarterly basis by the Financial Services Commission. Furthermore, we were designated as one of six domestic systemically important banks for 2017 and 2018 by the Financial Services Commission, which would have subjected our bank holding company to an additional capital requirement of 0.50% in 2017 and 0.75% in 2018, with such potential requirement to increase to 1.0% in 2019.

Liquidity

All financial holding companies are required to match the maturities of their assets and liabilities on a non-consolidated basis in accordance with the Financial Holding Company Act in order to ensure liquidity. Financial holding companies must:

•

maintain a Won liquidity ratio (defined as Won assets due within one month, including marketable securities, divided by Won liabilities due within one month) of not less than 100% on a non-consolidated basis;

•

maintain a foreign currency liquidity ratio (defined as foreign currency liquid assets due within three months divided by foreign currency liabilities due within three months) of not less than 80% on a non-consolidated basis (except that such requirement is not applicable to a financial holding company whose foreign currency liabilities constitute less than 1% of its total assets);

•

maintain a ratio of foreign currency liquid assets due within seven days less foreign currency liabilities due within seven days as a percentage of total foreign currency assets of not less than 0% on a non-consolidated basis (except that such requirement is not applicable to a financial holding company whose foreign currency liabilities constitute less than 1% of its total assets);

•

maintain a ratio of foreign currency liquid assets due within a month less foreign currency liabilities due within a month as a percentage of total foreign currency assets of not less than negative 10% on a non-consolidated basis (except that such requirement is not applicable to a financial holding company whose foreign currency liabilities constitute less than 1% of its total assets); and

•	make quarterly reports regarding their Won liquidity and foreign currency liquidity to the Financial Supervisory Service.

Financial Exposure to Any Individual Customer and Major Investor

Subject to certain exceptions, the aggregate credit (as defined in the Financial Holding Company Act, the Bank Act, the Financial Investment Services and Capital Markets Act, the Insurance Business Act, the Mutual Savings Bank Act and the Specialized Credit Financial Business Act, respectively) of a financial holding company and its direct and indirect subsidiaries that are banks, merchant banks, financial investment companies, insurance companies, savings banks or specialized credit financial business companies (which we refer to as “Financial Holding Company Total Credit”) to a single group of companies that belong to the same conglomerate as defined in the Monopoly Regulations and Fair Trade Act will not be permitted to exceed 25% of net aggregate equity capital (as defined below).

“Net aggregate equity capital” is defined under the Enforcement Decree of the Financial Holding Company Act as the sum of:

(1)	in case of a financial holding company, the capital amount as defined in Article 24-3(7), Item 2 of the Enforcement Decree of the Financial Holding Company Act;

(2)	in case of a bank, the capital amount as defined in Article 2(1), Item 5 of the Bank Act;

(3)	in case of a merchant bank, the capital amount as defined in Article 342(1) of the Financial Investment Services and Capital Markets Act; and

(4)	in case of a financial investment company, the capital amount as defined in Article 37(3) of the Enforcement Decree of the Financial Investment Services and Capital Markets Act;

(5)	in case of an insurance company, the capital amount as defined in Article 2, Item 15 of the Insurance Business Act;

(6)	in case of a savings bank, the capital amount as defined in Article 2, Item 4 of the Mutual Savings Bank Act; and

(7)	in case of a specialized credit financial business company, the capital amount as defined in Article 2, Item 19 of the Specialized Credit Financial Business Act;

less the sum of:

(1)	the amount of shares of direct and indirect subsidiaries held by the financial holding company;

(2)

the amount of shares that are cross-held by each direct and indirect subsidiary that is a bank, merchant bank, financial investment company, insurance company, savings bank or specialized credit financial business company; and

(3)

the amount of shares of a financial holding company held by such direct and indirect subsidiaries that are banks, merchant banks, financial investment companies, insurance companies, savings banks or specialized credit financial business companies.

The Financial Holding Company Total Credit to a single individual or judicial person may not exceed 20% of the net aggregate equity capital. In addition, the Financial Holding Company Total Credit to a shareholder holding (together with the persons who have a “special relationship” with the shareholder, as defined in the Enforcement Decree of the Financial Holding Company Act) in aggregate more than 10% of the total issued and outstanding voting shares of a financial holding company generally may not exceed the lesser of (x) 25% of the net aggregate equity capital and (y) the amount of the equity capital of the financial holding company multiplied by the shareholding ratio of the shareholder (together with the persons who have a special relationship with the shareholder).

Further, the total sum of credits (as defined in the Financial Holding Company Act, the Bank Act, the Financial Investment Services and Capital Markets Act, the Insurance Business Act, the Mutual Savings Bank Act and the Specialized Credit Financial Business Act, respectively) of a bank holding company and its direct and indirect subsidiaries that are banks, merchant banks, financial investment companies, insurance companies, savings banks or specialized credit financial business companies as applicable (“Bank Holding Company Total Credit”) extended to a “major investor” (as defined below) (together with the persons who have a special relationship with that major investor) will not be permitted to exceed the lesser of (x) 25% of the net aggregate equity capital and (y) the amount of the equity capital of the bank holding company multiplied by the shareholding ratio of the major investor, except for certain cases.

“Major investor” is defined as:

•

a shareholder holding (together with persons who have a special relationship with that shareholder), in excess of 10% (or in the case of a bank holding company controlling regional banks only, 15%) in the aggregate of the bank holding company’s total issued and outstanding voting shares; or

•

a shareholder holding (together with persons who have a special relationship with that shareholder), more than 4% in the aggregate of the total issued and outstanding voting shares of the bank holding company controlling nationwide banks, where the shareholder is the largest shareholder or has actual control over the major business affairs of the bank holding company through, for example, appointment and dismissal of the officers pursuant to the Enforcement Decree of the Financial Holding Company Act.

In addition, the total sum of the Bank Holding Company Total Credit granted to all of a bank holding company’s major investor must not exceed 25% of the bank holding company’s net aggregate equity capital. Furthermore, any bank holding company that, together with its direct and indirect subsidiaries, intends to extend credit to the bank holding company’s major investor in an amount equal to or exceeding the lesser of (x) the amount equivalent to 0.1% of the net aggregate equity capital and (y) ~~W~~5 billion, in any single transaction, must obtain prior unanimous board resolutions and then, immediately after providing the credit, must file a report to the Financial Services Commission and publicly disclose the filing of the report.

Restrictions on Transactions Among Direct and Indirect Subsidiaries and Financial Holding Company

Generally, a direct or indirect subsidiary of a financial holding company may not extend credits (excluding the amount of corporate credit card payments issued by a direct or indirect subsidiary of a financial holding company that is engaged in the banking business) to that financial holding company. In addition, a direct or indirect subsidiary of a financial holding company may not extend credits (excluding the amount of corporate credit card payments issued by a direct or indirect subsidiary of a financial holding company that is engaged in the banking business) to other direct or indirect subsidiaries of the financial holding company in excess of 10% of its capital amount on an individual basis or to those subsidiaries in excess of 20% of its capital amount on an aggregate basis. The subsidiary extending the credit must also obtain an adequate level of collateral depending on the type of such collateral from the other subsidiaries unless the credit is otherwise approved by the Financial Services Commission. The adequate level of collateral for each type of collateral is as follows:

(1)

for deposits and installment savings, obligations of the Korean government or the Bank of Korea, obligations guaranteed by the Korean government or the Bank of Korea, obligations secured by securities issued or guaranteed by the Korean government or the Bank of Korea, 100% of the credit extended;

(2)

for obligations of municipal governments under the Local Autonomy Act, local public enterprise under the Local Public Enterprises Act and investment institutions and other quasi-investment institutions under the Basic Act on the Management of Government-Invested Institution or for obligations guaranteed by, or secured by the securities issued or guaranteed by, the aforementioned entities pursuant to the relevant regulations, 110% of the credit extended; and

(3)	for any property other than those set forth in paragraphs (1) and (2) above, 130% of the credit extended.

Subject to certain exceptions, a direct or indirect subsidiary of a financial holding company is prohibited from owning the shares of any other direct or indirect subsidiaries (other than those directly controlled by that direct or indirect subsidiary) under the common control of the financial holding company.

Subject to certain exceptions, a direct or indirect subsidiary of a financial holding company is also prohibited from owning the shares of the financial holding company controlling that direct or indirect subsidiary. The transfer of certain assets classified as precautionary or below between a financial holding company and its direct or indirect subsidiary or between the direct and indirect subsidiaries of a financial holding company is prohibited except for:

(1)	transfers to a special purpose company, or entrustment with a trust company, for an asset-backed securitization transaction under the Asset-Backed Securitization Act;

(2)	transfers to a mortgage-backed securities issuance company for a mortgage securitization transaction;

(3)	transfers or in-kind contributions to a corporate restructuring vehicle under the Corporate Restructuring Investment Companies Act; and

(4)	transfers to a corporate restructuring company under the Industry Promotion Act.

Disclosure of Management Performance

For the purpose of protecting the depositors and investors in the subsidiaries of financial holding companies, the Financial Services Commission requires financial holding companies to disclose certain material matters including:

(1)	financial condition and profit and loss of the financial holding company and its direct and indirect subsidiaries;

(2)	fund-raising by the financial holding company and its direct and indirect subsidiaries and the appropriation of such funds;

(3)

any sanctions levied on the financial holding company and its direct and indirect subsidiaries under the Financial Holding Company Act or any corrective measures or sanctions under the Law on Improvement of Structure of Financial Industry; and

(4)

matters prescribed by the Financial Services Commission to be necessary for the protection of rights of depositors and investors, such as the occurrence of any non-performing assets or financial incident that may have a material adverse effect, or any other event as prescribed in the applicable regulations.

Restrictions on Shareholdings in Other Companies

Generally, a financial holding company may not own (i) more than 5% of the total issued and outstanding shares of another finance-related company, (ii) any shares of its affiliates, other than its direct or indirect subsidiaries or (iii) any shares of a non-finance-related company.

Restrictions on Shareholdings by Direct and Indirect Subsidiaries

Generally, a direct subsidiary of a financial holding company may not control any other company other than, as an indirect subsidiary of the financial holding company:

•	financial institutions established in foreign jurisdictions;

•	certain financial institutions which are engaged in any business that the direct subsidiary may conduct without any licenses or permits;

•

certain financial institutions whose business is related to the business of the direct subsidiary as described by the Enforcement Decree of the Financial Holding Company Act (for example, a bank subsidiary may control only credit information companies, credit card companies and financial investment companies with a dealing, brokerage, collective investment, investment advice, discretionary investment management and/or trust license);

•	certain financial institutions whose business is related to the financial business as prescribed by the regulations of the Ministry of Strategy and Finance; and

•

certain companies which are not financial institutions but whose business is related to the financial business of the financial holding company as prescribed by the Enforcement Decree of the Financial Holding Company Act (for example, a finance-related research company or a finance-related information technology company).

Acquisition of such indirect subsidiaries by direct subsidiaries of a financial holding company requires prior permission from the Financial Services Commission or the submission of a report to the Financial Services Commission, depending on the types of the indirect subsidiaries and the amount of total assets of the indirect subsidiaries.

Subject to certain exceptions, an indirect subsidiary of a financial holding company may not control any other company. If an indirect subsidiary of a financial holding company had control over another company at the time it became such an indirect subsidiary, the indirect subsidiary is required to dispose of its interest in the other company within two years from such time.

Restrictions on Transactions between a Bank Holding Company and its Major Investor

A bank holding company and its direct and indirect subsidiaries may not acquire (including through their respective trust accounts) shares issued by the bank holding company’s major investor in excess of 1% of the net aggregate equity capital (as defined above). In addition, if those entities intend to acquire shares issued by that major investor in any single transaction equal to or exceeding the lesser of (x) the amount equivalent to 0.1% of the net aggregate equity capital and (y) ~~W~~5 billion, that entity must obtain prior unanimous board resolutions and then, immediately after the acquisition, file a report to the Financial Services Commission and publicly disclose the filing of the report.

Restrictions on Ownership of a Financial Holding Company

Under the Financial Holding Company Act, a financial institution generally may not control a financial holding company. In addition, any single shareholder and persons who have a special relationship with that shareholder may acquire beneficial ownership of up to 10% of the total issued and outstanding shares with voting rights of a bank holding company that controls nationwide banks or 15% of the total issued and outstanding shares with voting rights of a bank holding company that controls only regional banks, subject to certain exceptions. Among others, the Korean government and the Korea Deposit Insurance Corporation are not subject to this limit. “Non-financial business group companies” (as defined below), however, may not acquire the beneficial ownership of shares of a bank holding company controlling nationwide banks in excess of 4% of that bank holding company’s outstanding voting shares unless they obtain the approval of the Financial Services Commission and agree not to exercise voting rights in respect of shares in excess of the 4% limit, in which case they may acquire beneficial ownership of up to 10%. Any other person (whether a Korean national or a foreign investor) may acquire no more than 10% of total voting shares issued and outstanding of a bank holding company controlling nationwide banks unless they obtain approval from the Financial Services Commission in each instance where the total holding will exceed 10% (or 15% in the case of a bank holding company controlling only regional banks), 25% or 33% of the total voting shares issued and outstanding of that bank holding company controlling nationwide banks.

Furthermore, in the case where a person (including Korean and foreign investors, but excluding certain persons prescribed under the Enforcement Decree of the Financial Holding Company Act) (i) acquires in excess of 4% of the total issued and outstanding voting shares of any bank holding company (other than a bank holding company controlling only regional banks), (ii) becomes the largest shareholder of such bank holding company in which such person has acquired in excess of 4% of the total issued and outstanding voting shares, (iii) changes its shareholding in such bank holding company, in which it has acquired in excess of 4% of the total issued and outstanding voting shares, by 1% or more of the total issued and outstanding voting shares of such bank holding company or (iv) is a private equity fund or an investment purpose company holding in excess of 4% of the total outstanding voting shares of a bank holding company and changes its members or shareholders, such person must file a report on such change with the Financial Services Commission (x) in case of (i) and (iii), within ten days after the end of the quarter in which such change occurred, or (y) in case of (ii) and (iv), within 10 days after the end of the month in which such change occurred.

“Non-financial business group companies” as defined under the Financial Holding Company Act include:

(1)

any same shareholder group where the aggregate net assets of all non-financial business companies belonging to that group equals or exceeds 25% of the aggregate net assets of all members of that group;

(2)	any same shareholder group where the aggregate assets of all non-financial business companies belonging to that group equals or exceeds ~~W~~2 trillion;

(3)

any mutual fund where a same shareholder group identified in (1) or (2) above beneficially owns and/or exercises the voting rights of more than 4% of the total issued and outstanding voting shares of that mutual fund;

(4)

any private equity fund (a) where a person falling under any of items (1) through (3) above is a limited partner holding not less than 10% of the total amount of contributions to the private equity fund, or (b) where a person falling under any of items (1) through (3) above is a general partner, or (c) where the total equity of the private equity fund acquired by each affiliate belonging to several enterprise groups subject to the limitation on mutual investment is 30% or more of the total amount of contributions to the private equity fund; or

(5)

the investment purpose company concerned, where a private equity fund falling under item (4) above acquires or holds stocks in excess of 4% of the stock or equity of such company or exercises de facto control over significant managerial matters of such company through appointment or dismissal of executives or in any other manner.

Sharing of Customer Information among Financial Holding Company and its Subsidiaries

Under the Act on Use and Protection of Credit Information, any individual customer’s credit information must be disclosed or otherwise used by financial institutions only to determine, establish or maintain existing commercial transactions with them and only after obtaining written consent to use that information. In addition, under the Act on Real Name Financial Transactions and Confidentiality, an individual working at a financial institution may not provide or reveal information or data concerning the contents of financial transactions to other persons unless such individual receives a request or consent in writing from the holder of a title deed, except under certain exceptions stipulated in the Act. Under the Financial Holding Company Act, a financial holding company and its direct and indirect subsidiaries, however, may share certain credit information of individual customers among themselves for internal management purposes outlined in the Enforcement Decree of the Financial Holding Company Act (such as credit risk management, internal control and customer analysis), without the customers’ written consent, subject to the methods and procedures for provision of such information set forth therein. A subsidiary financial investment company with a dealing and/or brokerage license of a financial holding company may provide that financial holding company and its other direct and indirect subsidiaries information relating to the aggregate amount of cash or securities that a customer of the financial investment company with a dealing and/or brokerage license has deposited, for internal management purposes outlined in the Enforcement Decree of the Financial Holding Company Act, subject to the methods and procedures for provision of such information set forth therein. Recent amendments to the Financial Holding Company Act, which became effective on November 29, 2014, limit the scope of credit information that may be shared without the customers’ prior consent and require certain procedures for provision of customer information as prescribed by the Financial Services Commission. Beginning on November 29, 2014, notice must be given to customers at least once a year regarding (i) the provider of customer information, (ii) the recipient of customer information, (iii) the purpose of providing the information and (iv) the categories of the information provided.

Principal Regulations Applicable to Banks, Credit Card Operations and Other Matters

For a description of the principal regulations applicable to banks and credit card operations, regulations on class action suits regarding securities in Korea, the regulations on the financial investment business and the Act on the Corporate Governance of Financial Institutions, see “Item 4.B. Business Overview—Supervision and Regulation” in our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus.

DESCRIPTION OF WOORI BANK’S CAPITAL STOCK

For a description of the material terms of our capital stock under the articles of incorporation currently in effect, and of certain relevant provisions of the Korean Commercial Code, the Financial Investment Services and Capital Market Act and certain related laws of Korea, see “Item 10.B. Memorandum and Articles of Association—Description of Capital Stock” in our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus.

DESCRIPTION OF WOORI FINANCIAL GROUP’S CAPITAL STOCK

Capital Stock

Total Shares. Woori Financial Group initially will have authority to issue a total of 4,000,000,000 shares of capital stock. Woori Financial Group’s proposed articles of incorporation provide that Woori Financial Group will be authorized to issue various types of “class shares,” which include shares of voting and non-voting preferred stock, convertible stock, redeemable preferred stock and hybrid securities comprising one or more elements of the foregoing types of shares, up to one-half of all of the issued and outstanding shares of common stock. Woori Financial Group’s proposed articles of incorporation also allow its shareholders, by special resolution, to grant to its officers, directors and employees stock options exercisable for up to 15% of the total number of all of the issued and outstanding shares. Woori Financial Group’s board of directors may also grant stock options exercisable for up to 1% of all of the issued and outstanding shares to persons other than its directors. However, any grant by Woori Financial Group’s board of directors must be approved by Woori Financial Group’s shareholders at their next general meeting convened immediately after the grant date.

Common Stock. Following completion of the stock transfer, we anticipate that approximately 673 million shares of Woori Financial Group common stock will be outstanding.

Class Shares. Following completion of the stock transfer, we anticipate that no “class shares” of Woori Financial Group will be outstanding.

Employee Stock Options. Following completion of the stock transfer, we anticipate that no stock options of Woori Financial Group will be outstanding.

Share certificates of Woori Financial Group common stock will be issued in denominations of one, five, 10, 50, 100, 500, 1,000 and 10,000 shares, which may be split or reverse split upon the request of a shareholder.

Proposed Articles of Incorporation

This section of the prospectus describes the material terms of the capital stock of Woori Financial Group under the proposed articles of incorporation that are expected to be in effect immediately after the stock transfer is completed. This section also briefly summarizes certain relevant provisions of the Korean Commercial Code, the Financial Investment Services and Capital Markets Act, the Financial Holding Company Act of Korea and certain related laws of Korea, as all currently in effect. The terms of the proposed Woori Financial Group articles of incorporation, as well as the terms of the Korean Commercial Code, the Financial Investment Services and Capital Markets Act, the Financial Holding Company Act and the other related laws of Korea, are more detailed than the general information provided below.

Organization and Register

Woori Financial Group will be a holding company established under the Financial Holding Company Act. Upon its incorporation, it will be registered with the commercial registry office of the Seoul Central District Court.

Dividends and Other Distributions

Dividends. Dividends will be distributed to Woori Financial Group shareholders in proportion to the number of shares of the relevant class of capital stock owned by each shareholder following approval by the shareholders at an annual general meeting of shareholders. Subject to the requirements of the Korean Commercial Code and other applicable laws and regulations, we expect Woori Financial Group to pay full annual dividends on newly issued shares for the year in which the new shares are issued.

Woori Financial Group will declare its dividend (if any) annually at the annual general meeting of shareholders, which will generally be held within three months after the end of each fiscal year. Once declared, the annual dividend must be paid to the shareholders of record as of the end of the preceding fiscal year within one month after the annual general meeting. Annual dividends may be distributed in cash or in stock. Cash dividends may be paid out of retained earnings that have not been appropriated to statutory reserves. In addition to the annual dividend, Woori Financial Group may also declare and distribute in cash, interim dividends once a year pursuant to a resolution by the board of directors.

Under the Korean Commercial Code and Woori Financial Group’s proposed articles of incorporation, Woori Financial Group will not have an obligation to pay any annual dividend unclaimed for five years from the payment date.

The Financial Holding Company Act and related regulations require that each time a Korean financial holding company pays an annual dividend, it must set aside in its legal reserve to stated capital an amount equal to at least one-10th of its net income after tax until the amount set aside reaches at least the aggregate amount of its stated capital. Unless it sets aside this amount, a Korean financial holding company may not pay an annual dividend. We expect Woori Financial Group to set aside allowances for loan losses and reserves for severance pay in addition to this legal reserve.

Distribution of Free Shares. In addition to permitting dividends in the form of shares to be paid out of retained or current earnings, the Korean Commercial Code permits a company to distribute to its shareholders, in the form of free shares, an amount transferred from the capital surplus or legal reserve to stated capital. These free shares must be distributed pro rata to all shareholders.

Preemptive Rights and Issuances of Additional Shares

Unless otherwise provided in the Korean Commercial Code, a company may issue authorized but unissued shares at such times and upon such terms as the board of directors of the company may determine. The company must offer the new shares on uniform terms to all shareholders who have preemptive rights and who are listed on the shareholders’ register as of the applicable record date. Woori Financial Group shareholders will be entitled to subscribe for any newly issued shares in proportion to their existing shareholdings. However, Woori Financial Group’s proposed articles of incorporation provide that new shares may be issued to persons other than existing shareholders if such shares are:

•

publicly offered pursuant to Article 165-6 of the Financial Investment Services and Capital Markets Act (where the number of shares so offered may not exceed 50% of the total number of issued shares of Woori Financial Group);

•	issued to directors or employees as a result of the exercise of stock options granted to them by Woori Financial Group pursuant to Article 542-3 of the Korean Commercial Code;

•	issued to the members of Woori Financial Group’s employee stock ownership association pursuant to Article 165-7 of the Financial Investment Services and Capital Markets Act; or

•

issued to specified foreign investors or foreign or domestic financial institutions for Woori Financial Group’s managerial needs, strategic alliances, financing or debt-to-equity swaps by those financial institutions (where the number of shares so offered may not exceed 50% of the total number of issued shares of Woori Financial Group).

Public notice of the preemptive rights to new shares and the transferability thereof must be given not less than two weeks (excluding the period during which the shareholders’ register is closed) prior to the record date. Woori Financial Group will notify the shareholders who are entitled to subscribe for newly issued shares of the deadline for subscription at least two weeks prior to the deadline. If a shareholder fails to subscribe on or before such deadline, the shareholder’s preemptive rights will lapse. The board of directors may determine how to distribute shares in respect of which preemptive rights have not been exercised or where fractions of shares occur.

Under the Financial Investment Services and Capital Markets Act, members of Woori Financial Group’s employee stock ownership association, whether or not they are shareholders, will have a preemptive right, subject to certain exceptions, to subscribe for up to 20% of the shares publicly offered. This right is exercisable only to the extent that the total number of shares so acquired and held by such members does not exceed 20% of the total number of shares then outstanding.

In addition, Woori Financial Group’s proposed articles of incorporation permit its issuance of convertible bonds or bonds with warrants, each up to an aggregate principal amount of ~~W~~2 trillion, to persons other than existing shareholders. Under the Korean Commercial Code, Woori Financial Group will be permitted to distribute convertible bonds or bonds with warrants to persons other than existing shareholders only when it deems that this distribution is necessary for managerial purposes, such as obtaining new technology or improving its financial condition.

Voting Rights

Each outstanding share of Woori Financial Group common stock will be entitled to one vote per share. However, voting rights with respect to shares of common stock that Woori Financial Group or any of its subsidiaries holds may not be exercised. Unless stated otherwise in a company’s articles of incorporation, the Korean Commercial Code permits holders of an aggregate of 1% or more of the issued and outstanding shares with voting rights to request cumulative voting when electing two or more directors. Woori Financial Group’s proposed articles of incorporation do not prohibit cumulative voting.

The Korean Commercial Code and Woori Financial Group’s proposed articles of incorporation provide that an ordinary resolution may be adopted if approval is obtained from the holders of at least a majority of those shares of common stock present or represented at such meeting and such majority also represents at least one-fourth of the total of Woori Financial Group’s issued voting shares. Holders of non-voting shares (other than enfranchised non-voting shares) will not be entitled to vote on any resolution or to receive notice of any general meeting of shareholders unless the agenda of the meeting includes consideration of a resolution on which such holders are entitled to vote. The Korean Commercial Code provides that a company’s articles of incorporation may prescribe conditions for the enfranchisement of non-voting shares. For example, if Woori Financial Group’s annual general shareholders’ meeting resolves not to pay to holders of non-voting shares with preferred dividends the annual dividend as determined by the board of directors at the time of issuance of such shares, the holders of non-voting shares with preferred dividends will be entitled to exercise voting rights from the general shareholders’ meeting following the meeting adopting such resolution to the end of a meeting to declare to pay such dividend with respect to the non-voting shares with preferred dividends. Holders of such enfranchised non-voting shares with preferred dividends will have the same rights as holders of common stock to request, receive notice of, attend and vote at a general meeting of shareholders.

The Korean Commercial Code provides that to amend the articles of incorporation, which is also required for any change to the authorized share capital of a company, and in certain other instances, including removal of a director of a company, dissolution, merger or consolidation of a company, transfer of the whole or a significant part of the business of a company, acquisition of all of the business of any other company, acquisition of a part of the business of any other company having a material effect on the business of the company or issuance of new shares at a price lower than their par value, a special resolution must be adopted by the approval of the holders of at least two-thirds of those shares present or represented at such meeting and such special majority also represents at least one-third of the total issued and outstanding shares with voting rights of the company.

In addition, in the case of amendments to the articles of incorporation or any merger or consolidation of a company or in certain other cases, where the rights or interest of the holders of “class shares” are adversely affected, a resolution must be adopted by a separate meeting of holders of “class shares.” Such a resolution may be adopted if the approval is obtained from shareholders of at least two-thirds of the “class shares” present or represented at such meeting and such shares also represent at least one-third of the total issued and outstanding “class shares” of the company.

A shareholder may exercise his voting rights by proxy. The proxy must present the power of attorney prior to the start of a meeting of shareholders.

Liquidation Rights

In the event Woori Financial Group is liquidated, the assets remaining after the payment of all debts, liquidation expenses and taxes will be distributed to the shareholders in proportion to the number of shares held by them.

General Meetings of Shareholders

There are two types of general meetings of shareholders: (1) annual general meetings and (2) extraordinary general meetings. Woori Financial Group will be required to convene its annual general meeting within three months after the end of each fiscal year. Subject to a board resolution or court approval, an extraordinary general meeting of shareholders may be held when necessary or at the request of the holders of an aggregate of 3% or more of Woori Financial Group’s outstanding shares, or the holders of an aggregate of 1.5% or more of Woori Financial Group’s outstanding stock with voting rights, who have held those shares at least for six months, under the Act on the Corporate Governance of Financial Companies and its sub-regulations. Under the Korean Commercial Code, an extraordinary general meeting of shareholders may also be convened at the request of Woori Financial Group’s audit committee, subject to a board resolution or court approval. Holders of non-voting shares may be entitled to request a general meeting of shareholders only to the extent the non-voting shares have become enfranchised as described under the section entitled “—Voting Rights” above, hereinafter referred to as “enfranchised non-voting shares.” Meeting agendas will be determined by the board of directors or proposed by holders of an aggregate of 3% or more of the outstanding shares with voting rights or by holders of an aggregate of 0.1% or more of Woori Financial Group’s issued and outstanding shares with voting rights, who have held those shares for at least six months, by way of a written proposal to the board of directors at least six weeks prior to the meeting, under the Act on the Corporate Governance of Financial Companies and its sub-regulations. Written notices or e-mail notices stating the date, place and agenda of the meeting must be given to the shareholders at least two weeks prior to the date of the general meeting of shareholders. Notice may, however, be given to holders of 1% or less of the total number of issued and outstanding shares which are entitled to vote, either by placing at least two public notices at least two weeks in advance of the meeting in at least two daily newspapers or by placing a notice through the electronic disclosure system operated by the Financial Supervisory Service or the Korea Exchange. Shareholders who are not on the shareholders’ register as of the record date will not be entitled to receive notice of the general meeting of shareholders, and they will not be entitled to attend or vote at such meeting. Holders of enfranchised non-voting shares who are on the shareholders’ register as of the record date will be entitled to receive notice of the general meeting of shareholders and they will be entitled to attend and vote at such meeting. Otherwise, holders of non-voting shares will not be entitled to receive notice of or vote at general meetings of shareholders.

The general meeting of shareholders will be held at Woori Financial Group’s head office, which will be Woori Financial Group’s registered head office, or, if necessary, may be held anywhere in the vicinity of Woori Financial Group’s head office.

Rights of Dissenting Shareholders

Pursuant to the Financial Investment Services and Capital Markets Act, in certain limited circumstances (including, without limitation, if Woori Financial Group transfers all or any significant part of its business, if Woori Financial Group acquires a part of the business of any other company and such acquisition has a material effect on its business, or if Woori Financial Group merges or consolidates with another company), dissenting holders of shares of Woori Financial Group common stock and Woori Financial Group stock with preferred dividends will have the right to require Woori Financial Group to purchase their shares. To exercise such a right, shareholders must submit to Woori Financial Group a written notice of their dissent by the day prior to the general meeting of shareholders. Within 20 days (10 days in the case of a stock transfer or exchange under the Financial Holding Company Act) after the date on which the relevant resolution is passed at such meeting, such dissenting shareholders must request in writing that Woori Financial Group purchase their shares. Woori Financial Group will be obligated to purchase the shares from dissenting shareholders within one month after the end of such request period at a price to be determined by negotiation between Woori Financial Group and the shareholder. If Woori Financial Group cannot agree on a price with the shareholder through such negotiations, the purchase price will be the arithmetic mean of (x) the weighted average of the closing share prices on the KRX KOSPI Market of the Korea Exchange for the two-month period prior to the date of the adoption of the relevant board of directors’ resolution, (y) the weighted average of the closing share prices on the KRX KOSPI Market of the Korea Exchange for the one-month period prior to the date of the adoption of the relevant board of directors’ resolution and (z) the weighted average of the closing share prices on the KRX KOSPI Market of the Korea Exchange for the one-week period prior to the date of the adoption of the relevant board of directors’ resolution. However, any dissenting shareholder who wishes to contest the purchase price may bring a claim in court.

Required Disclosure of Ownership

Under Korean law, shareholders who beneficially hold more than a certain percentage of Woori Financial Group common stock, or who are related to or are acting in concert with other holders of certain percentages of Woori Financial Group common stock or Woori Financial Group’s other equity securities, must report the status of their holdings to the Financial Services Commission and other relevant governmental authorities. For a description of such required disclosure of ownership, see “Korean Foreign Exchange Controls and Securities Regulations—Reporting Requirements for Holders of Substantial Interests” and “Supervision and Regulation of Woori Financial Group—Principal Regulations Applicable to Financial Holding Companies—Restrictions on Ownership of a Financial Holding Company.”

Other Provisions

Register of Shareholders and Record Dates. Woori Financial Group will maintain the register of its shareholders at its principal office in Seoul, Korea. Woori Financial Group will register transfers of shares on the register of shareholders upon presentation of the share certificates.

The record date for annual dividends of Woori Financial Group will be December 31. For the purpose of determining the holders of shares entitled to annual dividends, the register of shareholders will be closed for the period beginning from January 1 and ending on January 31. In addition, the Korean Commercial Code and Woori Financial Group’s proposed articles of incorporation permit Woori Financial Group upon at least two weeks’ public notice to set a record date and/or close the register of shareholders for not more than three months for the purpose of determining the shareholders entitled to certain rights pertaining to the shares. However, in the event that the register of shareholders is closed for the period beginning from January 1 and ending on January 31 for the purpose of determining the holders of shares entitled to attend the annual general meeting of shareholders, the Korean Commercial Code waives the requirement to provide at least two weeks’ public notice. The trading of shares and the delivery of certificates in respect thereof may continue while the register of shareholders is closed.

Annual and Interim Reports. At least one week before the annual general meeting of shareholders, Woori Financial Group must make its management report to shareholders and audited financial statements available for inspection at its head office and at all of its branch offices. Copies of this report, the audited financial statements and any resolutions adopted at the general meeting of shareholders will be available to Woori Financial Group’s shareholders.

Under the Financial Investment Services and Capital Markets Act, Woori Financial Group must file with the Financial Services Commission and the KRX KOSPI Market of the Korea Exchange an annual business report within 90 days after the end of each fiscal year, a half-year business report within 45 days after the end of the first six months of each fiscal year and quarterly business reports within 45 days after the end of the first three months and nine months of each fiscal year, respectively. Copies of such business reports will be available for public inspection at the Financial Services Commission and the KRX KOSPI Market of the Korea Exchange.

Transfer of Shares. Under the Korean Commercial Code, the transfer of shares is effected by the delivery of share certificates. The Financial Investment Services and Capital Markets Act provides, however, that in case of a company listed on the KRX KOSPI Market of the Korea Exchange such as Woori Financial Group, share transfers can be effected by the book-entry method. In order to assert shareholders’ rights against Woori Financial Group, the transferee must have his name and address registered on the register of shareholders. For this purpose, shareholders are required to file with Woori Financial Group their name, address and seal. Non-resident shareholders must notify Woori Financial Group of the name of their proxy in Korea to which notices can be sent.

Under current Korean regulations, the Korea Securities Depository, internationally recognized foreign custodians, financial investment companies with a dealing license (including domestic branches of foreign financial investment companies with such license), financial investment companies with a brokerage license (including domestic branches of foreign financial investment companies with such license), foreign exchange banks (including domestic branches of foreign banks) and financial investment companies with a collective investment license (including domestic branches of foreign financial investment companies with such license) may act as agents and provide related services for foreign shareholders.

In addition, foreign shareholders may appoint a standing proxy among the foregoing and generally may not allow any person other than the standing proxy to exercise rights to the acquired shares or perform any tasks related thereto on their behalf. Certain foreign exchange controls and securities regulations apply to the transfer of shares by non-residents or non-Koreans. See “Korean Foreign Exchange Controls and Securities Regulations.” Except as provided in the Financial Holding Company Act, the ceiling on the aggregate shareholdings of a single shareholder and persons who stand in a special relationship with such shareholder is 10% of Woori Financial Group’s issued and outstanding voting shares. See “Supervision and Regulation of Woori Financial Group—Principal Regulations Applicable to Financial Holding Companies—Restrictions on Ownership of a Financial Holding Company.”

Acquisition of Woori Financial Group Shares. Under the Korean Commercial Code, Woori Financial Group may acquire its own shares upon a resolution of a general meeting of shareholders by either (i) purchasing them on a stock exchange or (ii) purchasing a number of shares, other than redeemable shares as set forth in Article 345, Paragraph (1) of the Korean Commercial Code, from each shareholder in proportion to their existing shareholding ratio through the methods set forth in the Presidential Decree, provided that the total purchase price does not exceed the amount of Woori Financial Group’s profit that may be distributed as dividends in respect of the immediately preceding fiscal year.

Additionally, pursuant to the Financial Investment Services and Capital Markets Act and regulations under the Financial Holding Company Act and after submission of certain reports to the Financial Services Commission, Woori Financial Group may purchase its own shares on the KRX KOSPI Market or through a tender offer, subject to the restrictions that (i) the aggregate purchase price of such shares may not exceed the total amount available for distribution of dividends at the end of the preceding fiscal year; and (ii) the purchase of such shares shall meet the risk-weighted capital adequacy ratio requirements prescribed in the regulations under the Financial Holding Company Act based on BIS standards.

Subject to certain limited exceptions, subsidiaries of Woori Financial Group will not be permitted to acquire Woori Financial Group shares pursuant to the Financial Holding Company Act.

DESCRIPTION OF WOORI FINANCIAL GROUP’S AMERICAN DEPOSITARY SHARES

Unless otherwise indicated, all references in this section to “American depositary shares” are to Woori Financial Group American depositary shares, all references to “American depositary receipts” are to Woori Financial Group American depositary receipts and all references to “shares” are to shares of Woori Financial Group common stock.

Citibank, N.A. has agreed to act as the depositary for the American depositary shares of Woori Financial Group. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013, U.S.A. American depositary shares represent ownership interests in securities that are on deposit with the depositary, and may be represented by certificates that are commonly known as American depositary receipts. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian will be Korea Securities Depository, located in Seoul, Korea.

Citibank, N.A. will be appointed as depositary pursuant to the Second Amended and Restated Deposit Agreement among Woori Financial Group, the depositary, all holders and beneficial owners from time to time of American depositary shares issued thereunder. We will also be a party thereto solely to amend the existing Amended and Restated Deposit Agreement. A draft copy of the deposit agreement is attached as an exhibit to the registration statement on Form F-4 filed by us with the SEC, of which this prospectus forms a part. A copy of the deposit agreement will be filed with the SEC under cover of a Registration Statement on Form F-6. You may obtain a draft copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website at http://www.sec.gov. All references herein to the deposit agreement are to the Second Amended and Restated Deposit Agreement.

The following is a summary description of the material terms of the American depositary shares of Woori Financial Group and of your material rights as an owner of such American depositary shares. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of American depositary shares will be determined by reference to the terms of the deposit agreement and not by this summary. Please review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of American depositary shares but that may not be contained in the deposit agreement.

Each American depositary share will represent the right to receive three shares of Woori Financial Group common stock on deposit with the custodian. An American depositary share will also represent the right to receive any other property received by the depositary or the custodian on behalf of the owner of the American depositary share but that has not been distributed to the owners of American depositary shares because of legal restrictions or practical considerations. Woori Financial Group and the depositary may agree to change the American depositary share-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by owners of American depositary shares. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of American depositary shares. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will, under the terms of the deposit agreement, be vested in the beneficial owners of the American depositary shares. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the American depositary shares for the benefit of the holders and beneficial owners of the corresponding American depositary shares. A beneficial owner of American depositary shares may or may not be the holder of American depositary shares. Beneficial owners of American depositary shares will be able to receive, and exercise beneficial ownership interests in, the deposited property only through the registered holders of the American depositary shares, the registered holders of the American depositary shares (on behalf of the applicable owners of American depositary share) only through the depositary, and the depositary (on behalf of the owners of the corresponding American depositary shares) directly, or indirectly, through the custodian or their respective nominees, in each case in accordance with the terms of the deposit agreement.

If you become an owner of Woori Financial Group’s American depositary shares, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any American depositary receipt that represents your American depositary shares. The deposit agreement and the American depositary receipt specify Woori Financial Group’s rights and obligations as well as your rights and obligations as owner of American depositary shares and those of the depositary. As a holder of American depositary shares, you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the American depositary receipts are governed by New York law. However, Woori Financial Group’s obligations to the holders of Woori Financial Group shares will continue to be governed by the laws of Korea, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the depositary, the custodian, Woori Financial Group or any of their respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

The manner in which you own the American depositary shares (e.g., in a brokerage account vs. as a registered holder, or as a holder of certificated vs. uncertificated American depositary shares) may affect your rights and obligations, and the manner in which, and the extent to which, the depositary’s services are made available to you. As an owner of American depositary shares, you may hold your American depositary shares either by means of an American depositary receipt registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated American depositary shares directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of American depositary shares by the depositary. Under the direct registration system, ownership of American depositary shares is evidenced by periodic statements issued by the depositary to the holders of the American depositary shares. The direct registration system includes automated transfers between the depositary and DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your American depositary shares through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as American depositary share owner. Banks and brokers typically hold securities such as the American depositary shares through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of American depositary shares. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All American depositary shares held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the American depositary shares directly by means of an American depositary share registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns American depositary shares and will own American depositary shares at the relevant time.

The registration of the shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable shares with the beneficial ownership rights and interests in such shares being at all times vested with the beneficial owners of the American depositary shares representing the shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the American depositary shares representing the deposited property.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions Woori Financial Group may make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of American depositary shares held as of a specified record date.

Distributions of Cash

Whenever Woori Financial Group makes a cash distribution for the securities on deposit with the custodian, it will deposit the funds with the Custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to Korean laws and regulations.

The conversion into U.S. dollars will take place only if commercially feasible and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of Shares

Whenever Woori Financial Group makes a free distribution of shares for the securities on deposit with the custodian, it will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new American depositary shares representing the shares deposited or modify the American depositary share-to-share ratio, in which case each American depositary share you hold will represent rights and interests in the additional shares so deposited. Only whole new American depositary shares will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of additional American depositary shares upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the shares so distributed.

No such distribution of additional American depositary shares will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not commercially feasible. If the depositary does not distribute additional American depositary shares or modify the American depositary share-to-share ratio as described above, it may sell the shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever Woori Financial Group intends to distribute rights to purchase additional shares or any rights of any other nature, the depositary, after consultation with Woori Financial Group and subject to the terms of the deposit agreement, will establish procedures to enable holders to exercise such rights if it is lawful and commercially feasible to make the rights available to holders of American depositary shares. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new American depositary shares upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new shares other than in the form of American depositary shares.

Due to restrictions under Korean law, you will not be entitled to any rights to subscribe for additional shares with respect to any shares of common stock or other deposited securities represented by your American depositary shares which, when taken together with all other shares of common stock beneficially owned by you and certain of your affiliates, exceeds a certain percentage of the total number of shares of common stock at the time issued and outstanding, or any other limit under Woori Financial Group’s articles of incorporation or applicable law of which Woori Financial Group may from time to time notify the depositary. See “Risk Factors—Risks Relating to Woori Financial Group Common Stock and American Depositary Shares—Ownership of Woori Financial Group common stock is restricted under Korean law.”

The depositary will not distribute the rights to you if:

•	Woori Financial Group does not timely request that the rights be distributed to you or Woori Financial Group requests that the rights not be distributed to you;

•	Woori Financial Group fails to deliver satisfactory documents to the depositary; or

•	It is not commercially feasible to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and commercially feasible. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever Woori Financial Group intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, Woori Financial Group will give prior notice thereof to the depositary and will indicate whether Woori Financial Group wishes the elective distribution to be made available to you. In such case, Woori Financial Group will assist the depositary in determining whether such distribution is lawful and commercially feasible.

The depositary will make the election available to you only if it is commercially feasible and if Woori Financial Group has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional American depositary shares, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional American depositary shares, depending on what a shareholder in Korea would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever Woori Financial Group distributes property other than cash, shares or rights to purchase additional shares, the depositary will, upon receipt of such property other than cash, shares or rights to purchase additional shares, distribute such property to the holders in any manner that it deems commercially feasible, subject to applicable law.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	Woori Financial Group does not request that the property be distributed to you or if Woori Financial Group requests that the property not be distributed to you;

•	Woori Financial Group does not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not commercially feasible.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares

The shares held on deposit for your American depositary shares may change from time to time. For example, there may be a change in nominal or par value, a split-up, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your American depositary shares would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary may in such circumstances deliver new American depositary shares to you, or call for the surrender of outstanding American depositary receipts to be exchanged for new American depositary receipts specifically describing such new property or shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of American Depositary Shares upon Deposit of Shares

The depositary may create American depositary shares on your behalf if you or your broker deposits shares of Woori Financial Group common stock with the custodian. The depositary will deliver these American depositary shares to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian. Your ability to deposit shares and receive American depositary shares may be limited by U.S. and Korean legal considerations applicable at the time of deposit.

The issuance of American depositary shares may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian.

The depositary will only issue American depositary shares in whole numbers.

When you make a deposit of shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

•	You are duly authorized to deposit the shares.

•	The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim.

•	The shares presented for deposit are not, and the American depositary shares issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, Woori Financial Group and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of American Depositary Receipts

As an American depositary receipt holder, you will be entitled to transfer, combine or split up your American depositary receipts and the American depositary shares evidenced thereby. For transfers of American depositary receipts, you will have to surrender the American depositary receipts to be transferred to the depositary and also must:

•	ensure that the surrendered American depositary receipt certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•

pay all applicable fees, charges, expenses, taxes and other government charges payable by American depositary receipt holders pursuant to the terms of the deposit agreement, upon the transfer of American depositary receipts.

To have your American depositary receipts either combined or split up, you must surrender the American depositary receipts in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by American depositary receipt holders, pursuant to the terms of the deposit agreement, upon a combination or split up of American depositary receipts.

Withdrawal of Woori Financial Group Common Stock Upon Cancellation of American Depositary Shares

As a holder, you will be entitled to present your American depositary shares to the depositary for cancellation and then receive the corresponding number of underlying shares of Woori Financial Group common stock at the custodian’s offices. Your ability to withdraw the shares may be limited by U.S. and Korean legal considerations applicable at the time of withdrawal, including, but not limited to, that such withdrawal of shares is not permitted unless and until such shares are listed on the KRX KOSPI Market. In order to withdraw the shares of Woori Financial Group common stock represented by your American depositary shares, you will be required to pay to the depositary the fees for cancellation of American depositary shares and any charges and taxes payable upon the transfer of the shares of Woori Financial Group common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the American depositary shares will not have any rights under the deposit agreement.

If you hold American depositary shares registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your American depositary shares. The withdrawal of the shares of Woori Financial Group common stock represented by your American depositary shares may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept American depositary shares for cancellation that represent a whole number of shares of Woori Financial Group common stock on deposit.

You will have the right to withdraw the shares of Woori Financial Group common stock represented by your American depositary shares at any time except for:

•

Temporary delays that may arise because the transfer books for the shares or American depositary shares are closed, or (ii) shares of Woori Financial Group common stock are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to American depositary shares or the withdrawal of shares of Woori Financial Group common stock on deposit.

The deposit agreement may not be modified to impair your right to withdraw the shares of Woori Financial Group common stock represented by your American depositary shares except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the shares of Woori Financial Group common stock represented by your American depositary shares. The voting rights of holders of shares of Woori Financial Group common stock are described in the section titled “Description of Woori Financial Group’s Capital Stock.”

At Woori Financial Group’s request, the depositary will distribute to you any notice of a shareholders’ meeting received from Woori Financial Group together with information explaining how to instruct the depositary to exercise the voting rights of the shares of Woori Financial Group common stock represented by American depositary shares. In lieu of distributing such materials, the depositary may distribute to holders of American depositary shares instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of American depositary shares, it will endeavor to vote the shares of Woori Financial Group common stock represented by the holder’s American depositary shares in accordance with such voting instructions. To the extent the depositary does not receive timely voting instructions from holders, it will vote the shares represented by the unvoted American depositary shares in the same manner and in the same proportion on each matter as all other shares of Woori Financial Group common stock present or represented at the shareholders’ meeting are voted.

Due to restrictions under Korean law, you will not be entitled to instruct the depositary as to the exercise of voting rights with respect to any shares of common stock or other deposited securities represented by your American depositary shares which, when taken together with all other shares of common stock beneficially owned by you and certain of your affiliates, exceeds a certain percentage of the total number of shares of common stock at the time issued and outstanding, or any other limit under Woori Financial Group’s articles of incorporation or applicable law of which Woori Financial Group may from time to time notify the depositary. See “Risk Factors—Risks Relating to Woori Financial Group Common Stock and American Depositary Shares—Ownership of Woori Financial Group common stock is restricted under Korean law.”

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As a holder of Woori Financial Group American depositary shares, you will be required to pay the following fees under the terms of the deposit agreement:

Services	Fees
Issuance of American depositary shares (e.g., an issuance of American depositary shares upon a deposit of shares, upon a change in the American depositary share(s)-to share(s) ratio, or for any other reason), excluding American depositary share issuances as a result of distributions of shares	Up to $0.05 per American depositary share issued

Cancellation of American depositary shares (e.g., a cancellation of American depositary shares for delivery of deposited property, upon a change in the American depositary share(s)-to-share(s) ratio, or for any other reason)	Up to $0.05 per American depositary share cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per American depositary share held

Distribution of American depositary shares pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional American depositary shares	Up to $0.05 per American depositary share held

Distribution of securities other than American depositary shares or rights to purchase additional American depositary shares (e.g., upon a spin-off)	Up to $0.05 per American depositary share held

American depositary share services	Up to $0.05 per American depositary share held on the applicable record date(s) established by the depositary

As a holder of American depositary shares, you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of shares on the share register and applicable to transfers of shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•

the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, American depositary shares and American depositary receipts; and

•	the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

American depositary share fees and charges for (i) the issuance of American depositary shares, and (ii) the cancellation of American depositary shares are charged to the person for whom the American depositary shares are issued (in the case of American depositary share issuances) and to the person for whom American depositary shares are cancelled (in the case of American depositary share cancellations). In the case of American depositary shares issued by the depositary into DTC, the American depositary share issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the American depositary shares being issued or the DTC participant(s) holding the American depositary shares being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. American depositary share fees and charges in respect of distributions and the American depositary share services fee are charged to the holders as of the applicable American depositary share record date. In the case of distributions of cash, the amount of the applicable American depositary share fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the American depositary share services fee, holders as of the American depositary share record date will be invoiced for the amount of the American depositary share fees and charges and such American depositary share fees and charges may be deducted from distributions made to holders of American depositary shares. For American depositary shares held through DTC, the American depositary share fees and charges for distributions other than cash and the American depositary share services fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such American depositary share fees and charges to the beneficial owners for whom they hold American depositary shares.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the holder of American depositary shares. Certain depositary fees and charges (such as the American depositary share services fee) may become payable shortly after the closing of this transaction. Note that the fees and charges you may be required to pay may vary over time and may be changed by Woori Financial Group and by the depositary. You will receive prior notice of such changes. The depositary may reimburse Woori Financial Group for certain expenses incurred by Woori Financial Group in respect of the American depositary receipt program, by making available a portion of the American depositary share fees charged in respect of the American depositary receipt program or otherwise, upon such terms and conditions as Woori Financial Group and the depositary agree from time to time.

Amendments and Termination

Woori Financial Group may agree with the depositary to modify the deposit agreement at any time without your consent. Woori Financial Group is expected to undertake to give holders 30 days’ prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement. Woori Financial Group will not consider to be prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the American depositary shares to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, Woori Financial Group may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your American depositary shares after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the shares represented by your American depositary shares (except as permitted by law).

Woori Financial Group has the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect all distributions received on the shares on deposit, sell property and rights and convert the shares on deposit into cash, and deliver the shares on deposit, together with any distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for American depositary shares surrendered to the depositary (after deducting the applicable fees, charges and taxes). The depositary may sell the securities held on deposit after termination of the deposit agreement. The depositary will hold the proceeds from such sale and any other funds then held for the holders of American depositary shares in an un-segregated account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of American depositary shares still outstanding

Books of Depositary

The depositary will maintain records of the holders of American depositary shares at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the American depositary shares and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of American depositary shares. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits the obligations of Woori Financial Group and the depositary to you. Please note the following:

•	Woori Financial Group and the depositary are obligated only to take the actions specifically stated in the deposit agreement in good faith and without negligence.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and without negligence and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on behalf of Woori Financial Group or for the accuracy of any translation of such a document, for the investment risks associated with investing in shares, for the validity or worth of the shares, for any tax consequences that result from the ownership of American depositary shares, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of Woori Financial Group’s notices or for Woori Financial Group’s failure to give notice.

•	Woori Financial Group and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

Woori Financial Group and the depositary disclaim any liability if Woori Financial Group is prevented or forbidden from acting on account of any law or regulation, any provision of the articles of incorporation of Woori Financial Group, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond the control of Woori Financial Group.

•

Woori Financial Group and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in the articles of incorporation of Woori Financial Group or in any provisions of securities on deposit.

•

Woori Financial Group and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares of Woori Financial Group common stock for deposit, any holder of American depositary shares or authorized representatives thereof, or any other person believed by either of Woori Financial Group or the depositary in good faith to be competent to give such advice or information.

•

Woori Financial Group and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Woori Financial Group shares but is not, under the terms of the deposit agreement, made available to you.

•

Woori Financial Group and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	Woori Financial Group and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue American depositary shares before receiving a deposit of Woori Financial Group shares or release Woori Financial Group shares before receiving American depositary shares for cancellation. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the shares on deposit in the aggregate without the consent of Woori Financial Group) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the American depositary shares and the securities represented by the American depositary shares. For example, if any securities transaction tax is payable in connection with the transfer of common stock to or from the depositary in exchange for American depositary shares, that tax would be for your account. Woori Financial Group, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue American depositary shares, to deliver, transfer, split and combine American depositary receipts or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify Woori Financial Group, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is commercially feasible, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If, in the reasonable judgment of the depositary, the foreign currency cannot be converted on a reasonable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law

The deposit agreement and the American depositary receipts will be interpreted in accordance with the laws of the State of New York. The rights of holders of shares (including shares represented by American depositary shares) are governed by the laws of Korea.

COMPARISON OF RIGHTS OF WOORI BANK SHAREHOLDERS AND

WOORI FINANCIAL GROUP SHAREHOLDERS

We are, and Woori Financial Group will be, organized under the law of the Republic of Korea. Any differences, therefore, in the rights of holders of our common stock and holders of Woori Financial Group common stock would arise primarily from differences in our respective articles of incorporation.

There will be no material differences in rights of holders of our common stock and holders of Woori Financial Group common stock under our articles of incorporation and the proposed articles of incorporation of Woori Financial Group. In addition, there will be no material adverse changes in the rights of holders of our American depositary shares compared to those of holders of Woori Financial Group American depositary shares under the applicable deposit agreements.

MARKET PRICE INFORMATION

The table below sets forth, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the KRX KOSPI Market for our or our predecessor’s common stock, as applicable, and the high and low closing prices and the average daily volume of trading activity on the New York Stock Exchange for our or our predecessor’s American depositary shares, as applicable.

	KRX KOSPI Market			New York Stock Exchange(1)
	Closing Price Per Common Stock		Average Daily Trading Volume	Closing Price Per American Depositary Share		Average Daily Trading Volume
	High	Low		High	Low
	(in Won)		(in thousands of shares)	(in US$)		(in shares)
2013	13,500	9,800	1,676	38.33	25.09	13,557
2014	14,550	10,000	1,785	42.41	27.05	4,936
2015	11,200	8,780	2,246	31.32	22.03	6,229
2016	13,350	8,230	1,698	35.70	20.25	6,570
First Quarter	9,510	8,230	1,481	24.98	20.25	3,550
Second Quarter	10,800	9,220	1.920	28.31	23.94	7,359
Third Quarter	11,800	9,430	1,691	32.22	24.34	8,106
Fourth Quarter	13,350	11,350	1,700	35.70	30.42	7,359
2017	19,550	12,300	1,631	53.50	31.18	10,268
First Quarter	13,850	12,300	1,217	37.25	31.18	4,550
Second Quarter	18,600	13,050	2,162	48.70	35.21	6,033
Third Quarter	19,550	17,050	1,640	53.50	44.49	14,494
Fourth Quarter	18,100	15,400	1,506	47.76	41.20	15,994
2018 (through )	17,200	13,700	1,770	49.04	38.43	14,336
First Quarter	17,200	14,250	1,640	49.04	40.83	14,765
January	17,200	15,650	1,304	49.04	44.73	14,590
February	17,050	15,200	1,861	48.24	42.63	14,642
March	16,400	14,250	1,802	45.97	40.83	15,051
Second Quarter
April	16,100	13,700	2,188	44.72	38.43	12,242
May	15,850	15,200	1,396	45.15	42.66	11,397
June	17,100	15,500	1,874	47.57	42.64	21,299

Source: KRX KOSPI Market; New York Stock Exchange

(1)	Each American depositary share represents the right to receive three shares of our common stock.

TAX CONSIDERATIONS

United States Taxation

This summary describes the material U.S. federal income tax consequences of the stock transfer for a U.S. holder (as defined below) of our common stock or American depositary shares. This summary applies to you only if you hold our common stock or American depositary shares as capital assets for tax purposes. This summary does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a bank or financial institution;

•	a life insurance company;

•	a tax-exempt organization;

•	an entity treated as a partnership or other passthrough entity (or investors therein) for U.S. federal income tax purposes;

•	a person that holds common stock or American depositary shares that are a hedge or that are hedged against interest rate or currency risks;

•	a person that holds common stock or American depositary shares as part of a straddle or conversion transaction for tax purposes;

•	a person whose functional currency for tax purposes is not the U.S. dollar; or

•	a person that owns or is deemed to own 10% or more of our stock, measured by voting power or value.

In addition, this summary does not discuss the application of the U.S. federal estate and gift taxes, the Medicare net investment income tax or the alternative minimum tax, or any state, local or other tax consequences of purchasing, owning, and disposing of common stock or American depositary shares. You should consult your own tax advisers concerning the U.S. federal, state, local, and other tax consequences of purchasing, owning, and disposing of common stock or American depositary shares in your particular circumstances.

This summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations promulgated thereunder, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

For purposes of this summary, you are a “U.S. holder” if you are the beneficial owner of our common stock or American depositary shares and are:

•	a citizen or resident of the United States;

•	a U.S. domestic corporation; or

•	otherwise subject to U.S. federal income tax on a net income basis with respect to income from the common stock or American depositary shares.

In general, if you are the beneficial owner of American depositary shares, you will be treated as the beneficial owner of the common stock represented by those American depositary shares for U.S. federal income tax purposes, and no gain or loss will be recognized if you exchange an American depositary share for the common stock represented by that American depositary share.

Consequences of Receiving Woori Financial Group Stock or American Depositary Shares Pursuant to the Stock Transfer

In the opinion of our special U.S. tax counsel, Cleary Gottlieb Steen & Hamilton LLP, which will be filed as an exhibit to the registration statement on Form F-4 filed by us with the SEC, of which this prospectus forms a part, based on certain assumptions and representations, U.S. holders will not recognize gain or loss for U.S. tax purposes when they exchange our common stock or American depositary shares for Woori Financial Group common stock or American depositary shares pursuant to the stock transfer. A U.S. holder’s tax basis in Woori Financial Group common stock or American depositary shares received in the stock transfer will equal the U.S. holder’s tax basis in our common stock or American depositary shares exchanged, and a U.S. holder’s holding period in Woori Financial Group common stock or American depositary shares received will include the holder’s holding period in our common stock or American depositary shares exchanged.

Consequences of Owning Woori Financial Group Common Stock and American Depositary Shares

Common stock and American depositary shares of Woori Financial Group that you receive pursuant to the stock transfer generally will be subject to the same U.S. tax rules as our common stock or American depositary shares that you deliver in exchange for them.

Dividends

The gross amount of cash dividends that you receive (prior to deduction of Korean taxes) generally will be subject to U.S. federal income taxation as foreign source dividend income and will not be eligible for the dividends received deduction. Dividends paid in Won will be included in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of your receipt of the dividend, in the case of common stock, or the depositary’s receipt, in the case of American depositary shares, regardless of whether the payment is in fact converted into U.S. dollars. If such a dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual with respect to the American depositary shares will be subject to taxation at reduced rates if the dividends are “qualified dividends.” Dividends paid on the American depositary shares will be treated as qualified dividends if (i) the American depositary shares are readily tradable on an established securities market in the United States or Woori Financial Group is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information program, (ii) Woori Financial Group was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company, which we refer to as a “PFIC.” The Woori Financial Group American depositary shares will be listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. In addition, the U.S. Treasury has determined that the Korea-United States income tax treaty meets the requirements for reduced rates of taxation, and we believe we are eligible for the benefits of that treaty. Based on our audited financial statements, we believe that we were not a PFIC in our 2017 taxable year. In addition, based on our current expectations regarding our income, assets and activities, we do not anticipate becoming a PFIC for our 2018 taxable year.

Distributions of additional shares in respect of common stock or American depositary shares that are made as part of a pro-rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Sale or Other Disposition

For U.S. federal income tax purposes, gain or loss you realize on a sale or other disposition of common stock or American depositary shares generally will be treated as U.S. source capital gain or loss, and will be long-term capital gain or loss if the common stock or American depositary shares were held for more than one year. Your ability to offset capital losses against ordinary income is limited. Long-term capital gain recognized by an individual U.S. holder generally is subject to taxation at reduced rates.

If a U.S. holder sells or otherwise disposes of common stock or American depositary shares in exchange for currency other than U.S. dollars, the amount realized generally will be the U.S. dollar value of the currency received at the spot rate on the date of sale or other disposition (or, if the shares are traded on an established securities market at such time, in the case of cash basis and electing accrual basis U.S. holders, the settlement date). An accrual basis U.S. holder that does not elect to determine the amount realized using the spot exchange rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of the sale or other disposition and the settlement date. If an accrual basis U.S. holder makes the election described in the first sentence of this paragraph, it must be applied consistently from year to year and cannot be revoked without the consent of the Internal Revenue Service. A U.S. holder should consult its own tax advisors regarding the treatment of any foreign currency gain or loss realized with respect to any currency received in a sale or other disposition of the common stock or American depositary shares.

Foreign Tax Credit Considerations

You should consult your own tax advisers to determine whether you are subject to any special rules that limit your ability to make effective use of foreign tax credits. If no such rules apply, you may claim a credit against your U.S. federal income tax liability for Korean taxes withheld at the rate provided for under the income tax treaty between the United States and Korea from dividends on the common stock or American depositary shares, so long as you have owned the common stock or American depositary shares (and not entered into specified kinds of hedging transactions) for at least a 16-day period that includes the ex-dividend date. Capital gain or loss recognized by a U.S. holder on a sale or other taxable disposition of common stock or American depositary shares generally will be treated as U.S.-source gain or loss. Consequently, if any such gain is subject to Korean withholding tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless the credit can be applied (subject to the applicable limitations) against tax due on other income treated as derived from foreign sources. Instead of claiming a credit, you may, if you so elect, deduct such Korean taxes in computing your taxable income, subject to generally applicable limitations under U.S. tax law.

Any Korean securities transaction tax or agriculture and fishery special surtax that you pay will not be creditable for foreign tax credit purposes.

Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities and may not be allowed in respect of arrangements in which a U.S. holder’s expected economic profit is insubstantial.

The calculation of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions involve the application of complex rules that depend on a U.S. holder’s particular circumstances. You should consult your own tax advisers regarding the creditability or deductibility of such taxes.

Specified Foreign Financial Assets

Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the common stock and American depositary shares) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the common stock or American depositary shares, including the application of the rules to their particular circumstances.

Treatment of Dissenting Shareholders

If you elect to exercise your appraisal rights and we purchase all of your common stock from you for cash, you will realize gain or loss that will be subject to taxation in the manner described in “—Sale or Other Disposition” above.

U.S. Information Reporting and Backup Withholding Rules

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (i) is a corporation or other exempt recipient and demonstrates this when required or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not U.S. persons generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide a certification of its non-U.S. status in connection with payments received within the United States or through a U.S.-related financial intermediary.

Korean Tax Considerations

The following discussion is a summary of the material Korean tax consequences to non-Korean holders of our common stock and American depositary shares of the stock transfer and of ownership of Woori Financial Group common stock or American depositary shares.

For purposes of this discussion, a non-Korean holder means a holder who is not:

•	a resident of Korea;

•	a corporation with its head office, principal place of business or place of effective management in Korea; or

•	engaged in a trade or business in Korea through a permanent establishment or a fixed base to which the relevant income is attributable or with which the relevant income is effectively connected.

The discussion regarding Korean tax laws set forth below is based on the Korean tax laws currently in effect and as currently interpreted by the Korean taxation authorities. This discussion is not exhaustive and may not cover all possible tax considerations which may apply to a particular shareholder. The non-Korean holders of our common stock and American depositary shares are advised to consult their tax advisors as to the overall tax consequences to them of the stock transfer, including, in particular, the tax consequences under Korean law and the current tax treaty between Korea and the United States.

Consequence of the Stock Transfer

Under Korean tax laws, a non-Korean holder of our common stock will be able to defer taxation on any capital gains arising from the stock transfer, by virtue of the Special Tax Treatment Control Law of Korea, or the STTCL, until such holder’s sale of Woori Financial Group common stock received in the stock transfer, at which time the tax basis of such Woori Financial Group common stock will be the acquisition price at which such holder acquired the shares of our common stock being transferred pursuant to the stock transfer. However, non-Korean holders that are corporations may not defer such portion of tax on capital gains arising from the stock transfer that is attributable to the amount by which the market price of Woori Financial Group common stock (as calculated in accordance with applicable Korean laws and regulations) is in excess of the market price of our common stock. Any non-Korean holder of our common stock, including a corporation, which seeks to defer taxation on capital gains arising from the stock transfer will be required to submit a tax deferral application in prescribed form to the Korean tax authorities when filing its tax return for the applicable tax year.

Notwithstanding the foregoing, if our largest shareholder, the Korean Deposit Insurance Corporation, or the KDIC, disposes of more than 50% of its Woori Financial Group common stock received in the stock transfer within two years from the end of the fiscal year in which the date of the stock transfer falls, the deferral of taxation on capital gains will not be available, and you will generally be subject to Korean tax on capital gains in an amount equal to the lower of (i) 11.0% (inclusive of local income surtax) of the gross realization proceeds (i.e., the value of the Woori Financial Group common stock you receive in the stock transfer) or (ii) 22.0% (inclusive of local income surtax) of the net realized gain. However, such capital gains tax may not apply, or may apply at a reduced rate, if you establish your entitlement to an exemption or rate reduction under an applicable tax treaty or domestic tax law. See “—Tax Treaties” below for a discussion on claiming treaty benefits.

Pursuant to the STTCL, non-Korean holders of our common stock will be exempt from securities transaction tax otherwise applicable at the rate of 0.50% under Korean tax law in connection with the stock transfer, unless the KDIC disposes of more than 50% of its Woori Financial Group common stock received in the stock transfer during the fiscal year in which the date of the stock transfer falls.

Even though the tax treatment of non-Korean holders of American depositary shares under the current Korean tax law is not entirely clear, a non-Korean holder of our American depositary shares should be treated the same as a non-Korean holder of our common stock, and as such should be exempt for purposes of Korean taxation of the stock transfer by virtue of the STTCL, unless the KDIC disposes of more than 50% of its Woori Financial Group common stock received in the stock transfer within certain periods, as described in the preceding paragraphs.

Taxation of Dividends on Woori Financial Group Common Stock or American Depositary Shares

Woori Financial Group will deduct Korean withholding tax from dividends paid to you (whether payable in cash or in shares) at a rate of 22.0% (inclusive of local income surtax). If you are a qualified resident and a beneficial owner of the dividends in a country that has entered into a tax treaty with Korea, you may qualify for a reduced rate of Korean withholding tax. See “—Tax Treaties” below for a discussion on treaty benefits. If Woori Financial Group distributes to you free shares representing a transfer of earning surplus or certain capital reserves into paid-in capital, that distribution may be subject to Korean withholding tax.

Taxation of Capital Gains from Transfer of Woori Financial Group Common Stock or American Depositary Shares

As a general rule, capital gains earned by non-residents upon transfer of Woori Financial Group common stock or American depositary shares will be subject to Korean withholding tax at the lower of (i) 11.0% (inclusive of local income surtax) of the gross proceeds realized or (ii) subject to the production of satisfactory evidence of acquisition costs and certain direct transaction costs of the common stock or American depositary shares, 22.0% (inclusive of local income surtax) of the net realized gain, unless exempt from Korean income taxation under the applicable Korean tax treaty with the non-resident’s country of tax residence. See “—Tax Treaties” below for a discussion on treaty benefits. Even if you do not qualify for an exemption under a tax treaty, you will not be subject to the foregoing withholding tax on capital gains if you qualify under the relevant Korean domestic tax law exemptions discussed in the following paragraphs.

In regard to the transfer of Woori Financial Group common stock through the KRX KOSPI Market of the Korea Exchange, you will not be subject to the withholding tax on capital gains (as described in the preceding paragraph) if you (i) have no permanent establishment in Korea and (ii) do not own or have not owned (together with any shares owned by any person with which you have a certain special relationship) 25% or more of the total issued and outstanding shares, which may include the shares of common stock represented by the American depositary shares, at any time during the calendar year in which the sale occurs and during the five consecutive calendar years prior to the calendar year in which the sale occurs.

Under Korean tax law, American depositary shares are viewed as shares of common stock for capital gains tax purposes. Accordingly, capital gains from the sale or disposition of Woori Financial Group American depositary shares will be taxed (if such sale or disposition constitutes a taxable event) as if such gains are from the sale or disposition of the underlying shares of common stock. Capital gains that you earn (regardless of whether you have a permanent establishment in Korea) from a transfer of Woori Financial Group American depositary shares outside of Korea will generally be exempt from Korean income taxation by virtue of the STTCL, provided that the issuance of the American depositary shares is deemed to be an overseas issuance under the STTCL. However, if you transfer Woori Financial Group American depositary shares after having converted the underlying shares of common stock, such exemption under the STTCL will not apply and you will be required to file a corporate income tax return and pay tax in Korea with respect to any capital gains derived from such transfer unless the purchaser or a financial investment company with a brokerage license, as applicable, withholds and pays such tax.

If you are subject to tax on capital gains with respect to the sale of Woori Financial Group American depositary shares, or of shares of Woori Financial Group common stock you acquired as a result of a withdrawal, the purchaser or, in the case of the sale of the common stock on the KRX KOSPI Market of the Korea Exchange or through a financial investment company with a brokerage license in Korea, such financial investment company, will be required to withhold Korean tax on capital gain from the sales price in an amount equal to the lower of (i) 11.0% (inclusive of local income surtax) of the gross realization proceeds or (ii) subject to the production of satisfactory evidence of acquisition costs and certain direct transaction costs of the common stock or American depositary shares, 22.0% (inclusive of local income surtax) of the net realized gain, and to make payment of these amounts to the Korean tax authority, unless you establish your entitlement to an exemption under an applicable tax treaty or domestic tax law. See “—Tax Treaties” below for a discussion on claiming treaty benefits.

Tax Treaties

Korea has entered into a number of income tax treaties with other countries (including the United States), which would reduce or exempt Korean withholding tax on dividends on, and capital gains on transfer of, Woori Financial Group common stock or American depositary shares. For example, under the Korea-United States income tax treaty, reduced rates of Korean withholding tax of 16.5% or 11.0% (depending on your shareholding ratio and inclusive of local income surtax) on dividends and an exemption from Korean withholding tax on capital gains are available to residents of the United States that are beneficial owners of the relevant dividend income or capital gains, subject to certain exceptions. However, under Article 17 (Investment or Holding Companies) of the Korea-United States income tax treaty, such reduced rates and exemption do not apply if (i) you are a United States corporation, (ii) by reason of any special measures, the tax imposed on you by the United States with respect to such dividend income or capital gains is substantially less than the tax generally imposed by the United States on corporate profits and (iii) 25% or more of your capital is held of record or is otherwise determined, after consultation between competent authorities of the United States and Korea, to be owned directly or indirectly by one or more persons who are not individual residents of the United States. Also, under Article 16 (Capital Gains) of the Korea-United States income tax treaty, the exemption on capital gains does not apply if (a) you have a permanent establishment in Korea and any shares of Woori Financial Group common stock in which you hold an interest and which give rise to capital gains are effectively connected to such permanent establishment, (b) you are an individual and you maintain a fixed base in Korea for an aggregate of 183 days or more during a given taxable year and your Woori Financial Group American depositary shares or common stock giving rise to capital gains are effectively connected with such fixed base or (c) you are an individual and you are present in Korea for an aggregate of 183 days or more during a given taxable year.

You should inquire for yourself whether you are entitled to the benefit of a tax treaty between Korea and the country where you are a resident. It is the responsibility of the party claiming the benefits of an income tax treaty in respect of dividend payments or capital gains to submit to Woori Financial Group, the purchaser or the financial investment company, as applicable, a certificate as to his tax residence. In the absence of sufficient proof, Woori Financial Group, the purchaser or the financial investment company, as applicable, must withhold tax at the normal rates. Furthermore, in order for you to claim the benefit of a tax rate reduction or tax exemption on certain Korean source income (such as dividends or capital gains) under an applicable tax treaty, Korean tax law requires you (or your agent) to submit an application (for a reduced withholding tax rate, the “application for entitlement to a reduced tax rate,” and in the case of exemptions from withholding tax, the “application for tax exemption” along with a certificate of your tax residency issued by a competent authority of your country of tax residence, subject to certain exceptions) as the beneficial owner of such Korean source income, or a BO application. For example, a U.S. resident would be required to provide a Form 6166 as a certificate of tax residency together with the application for entitlement to reduced tax rate or the application for tax exemption. Such application should be submitted to the withholding agent prior to the payment date of the relevant income. Subject to certain exceptions, where the relevant income is paid to an overseas investment vehicle (which is not the beneficial owner of such income), or an OIV, a beneficial owner claiming the benefit of an applicable tax treaty with respect to such income must submit its BO application to such OIV, which must submit an OIV report and a schedule of beneficial owners to the withholding agent prior to the payment date of such income. In the case of a tax exemption application, the withholding agent is required to submit such application (together with the applicable OIV report in the case of income paid to an OIV) to the relevant district tax office by the ninth day of the month following the date of the payment of such income.

Inheritance Tax and Gift Tax

If you die while holding Woori Financial Group American depositary shares or donate Woori Financial Group American depositary shares, it is unclear whether, for Korean inheritance and gift tax purposes, you will be treated as the owner of the Woori Financial Group common stock underlying the American depositary shares. If the tax authority interprets depositary receipts as the underlying share certificates, you may be treated as the owner of Woori Financial Group common stock and your heir or the donee (or in certain circumstances, you as the donor) will be subject to Korean inheritance or gift tax presently at the rate of 10% to 50%; provided that the value of the Woori Financial Group American depositary shares or common stock is greater than a specified amount.

If you die while holding Woori Financial Group common stock or donate Woori Financial Group common stock, your heir or donee (or in certain circumstances, you as the donor) will be subject to Korean inheritance or gift tax at the same rate as indicated above.

At present, Korea has not entered into any tax treaty relating to inheritance or gift taxes.

Securities Transaction Tax

If you transfer Woori Financial Group common stock on the KRX KOSPI Market of the Korea Exchange, you will be subject to securities transaction tax at the rate of 0.15% and an agriculture and fishery special surtax at the rate of 0.15% of the sale price of the common stock. If your transfer of Woori Financial Group common stock is not made on the KRX KOSPI Market of the Korea Exchange, subject to certain exceptions, you will be subject to securities transaction tax at the rate of 0.5% and will not be subject to an agriculture and fishery special surtax.

Under the Securities Transaction Tax Law, depositary receipts (such as American depositary receipts) constitute share certificates subject to the securities transaction tax. However, the transfer of depositary receipts listed on the New York Stock Exchange, the Nasdaq Global Market, or other qualified foreign exchanges is exempt from the securities transaction tax.

In principle, the securities transaction tax, if applicable, must be paid by the transferor of the Woori Financial Group common stock or American depositary receipts. When the transfer is effected through a securities settlement company, such settlement company is generally required to withhold and pay the tax to the tax authorities. When such transfer is made through a financial investment company only, such financial investment company is required to withhold and pay the tax. Where the transfer is effected by a non-resident without a permanent establishment in Korea, other than through a securities settlement company or a financial investment company, the transferee is required to withhold the securities transaction tax.

Non-reporting or under-reporting of securities transaction tax will generally result in penalties equal to 20% to 60% of the non-reported tax amount or 10% to 60% of under-reported tax amount. Also, a failure to timely pay securities transaction tax will result in a penalty equal to 10.95% per annum of the due but unpaid tax amount. The penalties are imposed on the party responsible for paying the securities transaction tax or, if such tax is required to be withheld, on the party that has the obligation to withhold.

KOREAN FOREIGN EXCHANGE CONTROLS AND SECURITIES REGULATIONS

General

The Foreign Exchange Transaction Law and the Presidential Decree and regulations under such Law and Decree, which we refer to collectively as the “Foreign Exchange Transaction Laws,” regulate investments in Korean securities by non-residents and issuance of securities outside Korea by Korean companies. Non-residents may invest in Korean securities pursuant to the Foreign Exchange Transaction Laws. The Financial Services Commission has also adopted, pursuant to its authority under the Financial Investment Services and Capital Markets Act, regulations that restrict investment by foreigners in Korean securities and regulate the issuance of securities outside of Korea by Korean companies.

Subject to certain limitations, the Ministry of Strategy and Finance has the authority to take the following actions under the Foreign Exchange Transaction Laws:

•

if the Korean government deems it necessary on account of war, armed conflict, natural disaster or grave and sudden and significant changes in domestic or foreign economic circumstances or similar events or circumstances, the Ministry of Strategy and Finance may (i) temporarily suspend payment, receipt or performance under any or all foreign exchange transactions, in whole or in part, to which the Foreign Exchange Transaction Laws apply (including suspension of payment and receipt of foreign exchange), (ii) impose an obligation to deposit, safe-keep or sell precious metals or any means of payment to the Bank of Korea, a foreign exchange equalization fund or certain other governmental agencies or financial companies, or (iii) require resident creditors to collect and recover debts owed by non-resident debtors and to send such amounts to the creditors’ accounts in Korea; and

•

if the Korean government concludes that the international balance of payments and international financial markets are experiencing or are likely to experience significant disruption or that the movement of capital between Korea and other countries is likely to adversely affect its currency policies, exchange rate policies or other macroeconomic policies, the Ministry of Strategy and Finance may take action to require any person who intends to effect a capital transaction to obtain permission or to require any person who effects a capital transaction to deposit a portion of the means of payment acquired in such transaction with the Bank of Korea, a foreign exchange equalization fund or certain other governmental agencies or financial companies.

Such authority of the Ministry of Strategy and Finance would not, however, be applicable to foreign investments made pursuant to the Foreign Investment Promotion Act of Korea.

Issuance of American Depositary Shares

In order for Woori Financial Group to issue shares represented by American depositary shares in an amount exceeding U.S.$30 million (aggregating any amount of foreign currency borrowings and securities offerings outside Korea during the one year period immediately preceding the date of the submission of a report to the Ministry of Strategy and Finance or a foreign exchange bank), Woori Financial Group is required to file a prior report of the issuance with the Ministry of Strategy and Finance through a foreign exchange bank. The Ministry of Strategy and Finance may at its discretion direct Woori Financial Group to take necessary measures to avoid exchange rate fluctuations in connection with the issuance of the American depositary shares. In addition, Woori Financial Group is also required to submit a report to the Ministry of Strategy and Finance upon receipt of the full proceeds from the issuance of the American depositary shares. No further Korean governmental approval is necessary for the initial issuance of the American depositary shares.

Under current Korean laws and regulations, the depositary is required to obtain the prior consent of Woori Financial Group for the number of shares to be deposited in any given proposed deposit which exceeds the difference between (i) the aggregate number of shares that Woori Financial Group has deposited or has consented to allow to be deposited for the issuance of American depositary shares (including deposits in connection with the initial issuance and all subsequent offerings of American depositary shares and stock dividends or other distributions related to these American depositary shares), and (ii) the number of shares on deposit with the depositary at the time of such proposed deposit. Woori Financial Group cannot give any assurance that it would grant further consent for the deposit of any additional shares. Therefore, a holder of American depositary shares who surrenders American depositary shares and withdraws shares may not be permitted subsequently to deposit such shares and obtain American depositary shares.

Reporting Requirements for Holders of Substantial Interests

Under the Financial Investment Services and Capital Markets Act, any person whose direct or beneficial ownership of Woori Financial Group’s shares with voting rights, equity-related debt securities, including convertible bonds, bonds with warrants, exchangeable bonds, certificates representing the rights to subscribe for common stock, derivatives-linked securities and depositary receipts for the aforementioned securities, which we refer to collectively as “equity securities,” together with the equity securities directly or beneficially owned by certain related persons or by any person acting in concert with the person, accounts for 5% or more of the total outstanding equity securities (including treasury shares) of Woori Financial Group is required to report the status and purpose (in terms of whether the purpose of the shareholding is to participate in the management of the issuer) of the holdings, the major terms and conditions of the agreements relating to the equity securities and other matters prescribed by the Presidential Decree under the Financial Investment Services and Capital Markets Act to the Financial Services Commission and the Korea Exchange within five business days after reaching the 5% ownership interest.

In addition, (A) any change in the number of the owned equity securities that is 1% or more of the total outstanding equity securities subsequent to the report or (B) any change in (i) the purpose of the shareholding or ownership of the equity securities, (ii) the major terms and conditions of the agreements relating to the equity securities owned (such as trust agreements and collateral agreements) to the extent the number of relevant equity securities is 1% or more of the total outstanding equity securities or (iii) the type of the ownership (direct ownership or holdings) to the extent the number of relevant equity securities is equal to or exceeds 1% of the total outstanding equity securities, subsequent to the report, must be reported to the Financial Services Commission and the Korea Exchange, provided that clauses (B)(ii) and (B)(iii) are only applicable to shareholders whose investment purpose is to participate in the management of Woori Financial Group. Changes set forth in clauses (A) and (B) above must be reported within five business days from the date of such change (or by the 10th day of the month following the month in which the change described in (A) above occurs, in the case of a person (other than certain professional investors prescribed by the Presidential Decree under the Financial Investment Services and Capital Markets Act) with no intent to seek management control).

Notwithstanding the foregoing, certain professional investors prescribed by the Presidential Decree of the Financial Investment Services and Capital Markets Act may report the 5% ownership status and the changes described in (A) above to the Financial Services Commission and the Korea Exchange by the 10th day of the month immediately following the end of the quarter in which such 5% ownership interest is reached or the change occurs.

When filing a report to the Financial Services Commission and the Korea Exchange in accordance with the reporting requirements described above, a copy of such report must also be sent to Woori Financial Group.

Violation of these reporting requirements may subject a person to sanctions, such as a prohibition on the exercise of voting rights with respect to the equity securities for which the reporting requirement was violated, or fines and/or imprisonment. Furthermore, the Financial Services Commission may order the disposal of the equity securities for which the reporting requirement was violated or may impose a monetary penalty.

A person reporting to the Financial Services Commission and the Korea Exchange that its purpose of holding the equity securities is to participate in the management of Woori Financial Group is prohibited from acquiring additional equity securities of Woori Financial Group and exercising voting rights, during the period commencing from the date on which the event triggering the reporting requirement occurs and ending on the fifth day from the date on which the report is made.

In addition to the reporting requirements described above, any person whose direct or beneficial ownership of the voting shares of Woori Financial Group (whether in the form of common stock or American depositary shares) accounts for 10% or more of the total issued and outstanding voting shares, whom we refer to as a “major shareholder,” must file a report to the Securities and Futures Commission of Korea and to the Korea Exchange within five business days after the date on which the person reached such shareholding percentage. In addition, such person must file a report to the Securities and Futures Commission of Korea and to the Korea Exchange regarding any subsequent change in its shareholding. Such report on subsequent change in shareholding must be filed within five business days of the occurrence of any such change. Violation of these reporting requirements may subject a person to criminal sanctions such as fines and/or imprisonment.

Special Reporting Requirements for Companies Whose Securities are Listed on Foreign Exchanges

Under the Financial Services Commission regulations, (i) if a company listed on the Korea Exchange has reported to a foreign exchange material matters regarding management that has not been disclosed to the Korea Exchange pursuant to the laws of the jurisdiction in which the foreign exchange is located, it must submit to the Financial Services Commission and the Korea Exchange, a Korean translation of the material matters regarding management that have been reported to the foreign exchange, and (ii) if a company listed on the Korea Exchange has submitted business reports or similar documents to a foreign exchange, it must submit a Korean summary thereof to the Financial Services Commission and the Korea Exchange.

Restrictions Applicable to American Depositary Shares

No Korean governmental approval is necessary for the sale and purchase of American depositary shares in the secondary market outside Korea or for the withdrawal of shares underlying American depositary shares and the trading of those shares on the Korea Exchange, provided that a foreigner who intends to acquire such shares must register its identity with the Financial Supervisory Service as described in “—Restrictions Applicable to Shares” below. The acquisition of such shares by a foreigner must be reported immediately by the foreigner or his standing proxy in Korea to the governor of the Financial Supervisory Service.

Persons who have acquired shares as a result of the withdrawal of shares underlying the American depositary shares may exercise their preemptive rights for new shares, participate in free distributions and receive dividends on shares without any further governmental approval.

Restrictions Applicable to Shares

As a result of amendments to the Foreign Exchange Transaction Laws and Financial Services Commission regulations adopted in connection with the stock market opening from January 1992 and after that date (which we refer to collectively as the “Investment Rules”), foreigners may invest, with certain exceptions and subject to certain procedural requirements, in all shares of Korean companies, whether or not listed on the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange, unless prohibited by specific laws. Foreign investors may trade shares listed on the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange only through the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange, except in limited circumstances, including:

•	odd-lot trading of shares;

•

acquisition of shares (which we refer to as “converted shares”) by exercise of warrant, conversion right or exchange rights under bonds with warrants, convertible bonds or exchangeable bonds or withdrawal right under depositary receipts issued outside of Korea by a Korean company;

•

acquisition of shares as a result of inheritance, donation, bequest or exercise of shareholders’ rights, including preemptive rights or rights to participate in free distributions and receive dividends;

•

over-the-counter transactions between foreigners of shares of a public service corporation for which the upper limit on aggregate ownership by foreigners, as explained below, has been reached or exceeded;

•	shares acquired by way of foreign direct investment and/or the disposal of such shares by the investor;

•	disposal of shares pursuant to the exercise of appraisal rights of dissenting shareholders;

•	disposal of shares in connection with a tender offer;

•	acquisition of shares by a foreign depositary in connection with the issuance of depositary receipts;

•

acquisition and disposal of shares through an overseas stock exchange if such shares are simultaneously listed on the KRX KOSPI Market or the KRX KOSDAQ Market the Korea Exchange and such overseas stock exchange; and

•	arm’s-length transactions between foreigners, if all of such foreigners belong to the investment group managed by the same person.

For over-the-counter transactions of shares between foreigners outside the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange for shares with respect to which the limit on aggregate foreign ownership has been reached or exceeded, a securities company licensed in Korea must act as an intermediary. Odd-lot trading of shares outside the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange must involve a licensed securities company in Korea as the other party. Foreign investors are prohibited from engaging in margin transactions where securities companies lend securities to foreign investors with respect to shares which are subject to a foreign ownership limit.

The Investment Rules require a foreign investor who wishes to invest in shares on the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange (including shares being issued or sold for initial listing on the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange) to register its identity with the Financial Supervisory Service prior to making any such investment or disposal unless it has previously registered. However, the registration requirement does not apply to foreign investors who (i) acquire converted shares by exercising rights attached to securities offered by Korean companies outside Korea (including upon exercise of rights attached to convertible bonds, bonds with warrants, exchangeable bonds, depositary receipts, distribution depository securities and any other similar securities or certificates) with the intention of selling such converted shares within three months from the date of acquisition of the converted shares or (ii) acquire or dispose of shares outside the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange in connection with a foreign direct investment under the Foreign Investment Promotion Act of Korea. Upon registration, the Financial Supervisory Service will issue to the foreign investor an investment registration certificate which must be presented each time the foreign investor opens a dealing account or a brokerage account with an investment dealer or an investment broker licensed in Korea. Foreigners eligible to obtain an investment registration certificate include foreign nationals who have not been residing in Korea for a consecutive period of six months or more, foreign governments, foreign municipal authorities, foreign public institutions, international financial institutions or similar international organizations, corporations incorporated under foreign laws and any person in any additional category designated by a decree promulgated under the Financial Investment Services and Capital Markets Act. The offices of a foreign corporation in Korea are not subject to investment registration and are treated as a Korean national separately from the offices of the corporation outside Korea for the purpose of investment registration. A foreign corporation or depositary issuing depositary receipts may obtain one or more investment registration certificates in its name in certain circumstances as described in the relevant regulations.

Upon a purchase of shares through the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange by a foreign investor with a designated investment account at a foreign exchange bank in accordance with the Presidential Decree of the Financial Investment Services and Capital Markets Act and Investment Rules, no separate report by the investor is required because the investment registration certificate system is designed to control and oversee foreign investment through a computer system. However, a foreign investor’s acquisition or sale of shares outside the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange (as discussed above) must be reported by the foreign investor or his standing proxy to the Governor of the Financial Supervisory Service at the time of each such acquisition or sale; provided, however, that a foreign investor must ensure that any acquisition or sale by it of shares outside the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange, in the case of trades in connection with a tender offer, odd-lot trading of shares, trades of shares of a public service corporation for which the aggregate foreign ownership limit has been reached or exceeded or any other case set forth in the Investment Rules, is reported to the Governor of the Financial Supervisory Service by the investment dealer or investment broker engaged to facilitate such transaction.

A foreign investor may appoint a standing proxy from among the Korea Securities Depository, foreign exchange banks (including domestic branches of foreign banks), investment dealers, investment brokers and collective investment companies (which we refer to as “financial investment firms”) (including domestic branches of foreign financial investment firms) and internationally recognized custodians which will act as a standing proxy to exercise shareholders’ rights or perform any matters related to the foregoing activities if the foreign investor does not perform these activities itself. Generally, a foreign investor may not permit any person, other than its standing proxy, to exercise rights relating to its shares or perform any tasks related thereto on its behalf. However, a foreign investor may be exempted from complying with these standing proxy rules with the approval of the Governor of the Financial Supervisory Service in cases deemed inevitable by reason of conflict between the laws of Korea and those of the home country of the foreign investor.

Certificates evidencing shares of a Korean company owned by a foreign investor must be kept in custody with an eligible custodian in Korea. Only foreign exchange banks (including domestic branches of foreign banks), financial investment firms (including domestic branches of foreign financial investment firms), the Korea Securities Depository and internationally recognized custodians are eligible to act as a custodian of shares for a foreign investor; provided, however, that a foreign investor may have the certificates evidencing shares released from such custody when it is necessary to exercise its rights to such shares or to inspect and confirm the presence of the certificates for such shares. The custodian of a foreign investor must deposit such foreign investor’s shares with the Korea Securities Depository. However, a foreign investor may be exempted from complying with this deposit requirement with the approval of the Governor of the Financial Supervisory Service in circumstances where compliance with that requirement is made impracticable, including cases where compliance would contravene the laws of the home country of such foreign investor.

Under the Investment Rules, with certain exceptions, foreign investors may own shares of a Korean company without being subject to any foreign investment ceiling. As one such exception, no person may hold for its own account shares issued by a designated public service corporation in excess of certain ceilings, regardless of the legal ownership of such shares. However, Woori Financial Group will not be such a designated public service corporation.

Furthermore, in the case of investments amounting to ~~W~~100 million or more, (i) an investment by a foreign investor in 10% or more of the outstanding shares with voting rights of a Korean company or (ii) an acquisition of the right by a foreign investor holding shares of a Korean company to second or appoint directors or officers of such company constitutes a foreign direct investment for purposes of the Foreign Investment Promotion Act of Korea. Generally, under the Foreign Investment Promotion Act of Korea, a foreign direct investment must be reported to a foreign exchange bank or Korea Trade-Investment Promotion Agency designated by the Ministry of Trade, Industry and Energy prior to such investment (within 60 days after the date of such investment, if the investment is made by acquiring outstanding shares of a Korean company listed on the Korea Exchange). The acquisition of shares of a Korean company by a foreign investor may also be subject to certain foreign or other shareholding restrictions in the event that the restrictions are prescribed in a specific law that regulates the business of the Korean company. Changes in ownership of shares of a Korean company by a foreign direct investor, as well as changes in certain aspects of the foreign direct investment (including change in the foreign direct investor’s name, address or business), are subject to reporting requirements.

Under the Foreign Exchange Transaction Laws, a foreign investor who wishes to trade shares without obtaining separate governmental approvals or submitting separate reports to the Korean government must designate a foreign exchange bank and open a foreign currency account and a Won account with the bank exclusively for stock investments. No approval is required for remittance of foreign currency funds into Korea or for deposit of foreign currency funds in the foreign currency account. Foreign currency funds may be transferred from the foreign currency account to a Won account opened with an investment dealer or an investment broker at the time the foreign investor is required to place a deposit for, or settle the purchase price of, a stock purchase transaction. Funds in the foreign currency account may be remitted abroad without any governmental approval.

Dividends on shares of Korean companies are paid in Won. No governmental approval is required for foreign investors to receive dividends on, or the Won proceeds of the sale of, any shares to be paid, received and retained in Korea. Dividends paid on, and the Won proceeds of the sale of, any shares held by a non-resident of Korea may be deposited either in a Won account with the investor’s investment dealer or investment broker or its Won account with the foreign exchange bank. Funds in the investor’s Won account may be transferred to its foreign currency account or withdrawn for local living expenses, provided that any withdrawal of local living expenses in excess of a certain amount must be reported to the Governor of the Financial Supervisory Service by the foreign exchange bank at which the Won account is maintained. Funds in the Won account in Korea may also be used for future investment in shares or for payment of the subscription price of new shares acquired through the exercise of preemptive rights.

Investment dealers and investment brokers are allowed to open foreign currency accounts with foreign exchange banks exclusively for accommodating foreign investors’ stock investments in Korea. Through these accounts, investment dealers and investment brokers may enter into foreign exchange transactions on a limited basis, such as conversion of foreign currency funds and Won funds, either as a counterparty to or on behalf of foreign investors, without the investors having to open their own accounts with foreign exchange banks.

MANAGEMENT OF WOORI FINANCIAL GROUP

Board of Directors of Woori Financial Group

Woori Financial Group’s board of directors, which will initially consist of        standing directors,        non-standing directors and        outside directors, will have the ultimate responsibility for the management of Woori Financial Group’s affairs.        of our directors and        of our executive officers have been nominated to become Woori Financial Group’s directors. Standing directors will be directors who are either full-time executive officers or standing Audit Committee members, while non-standing directors and outside directors will be directors who are not full-time executive officers. Outside directors must also satisfy certain requirements under Korean law and Woori Financial Group’s articles of incorporation to evidence their independence from Woori Financial Group.

Woori Financial Group’s proposed articles of incorporation provide that the board can have no more than 15 directors. There must be at least three outside directors and they must comprise a majority of the of directors. Each director may be elected for a term of office not exceeding three years and may be re-elected, provided that each outside director may be elected for a term of office not exceeding two years and may be re-elected on an annual basis but may not serve in such office for more than six consecutive years. In addition, with respect to all directors, such term of office will be extended until the close of the annual general meeting of shareholders convened in respect of the last fiscal year of the director’s term of office. These terms are subject to the Korean Commercial Code, the Bank Act and related regulations.

Pursuant to an agreement we entered into with the KDIC in December 2016, we are required to use our best efforts to cause an employee of the KDIC nominated by it to be appointed as our non-standing director, so long as the KDIC either (x) owns 10% or more of our total issued shares with voting rights or (y) owns more than 4% but less than 10% of our total issued shares with voting rights and remains our largest shareholder (other than the National Pension Service of Korea). See “Item 10.C. Material Contracts” of our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus. We currently expect that Woori Financial Group will succeed to this agreement.

We expect Woori Financial Group’s board of directors to meet regularly on a quarterly basis to discuss and resolve various corporate matters. The board may also convene for additional extraordinary meetings at the request of the president or chairman of the board. A director (other than the president or chairman of the board) may request the president or chairman of the board to convene an extraordinary meeting. In the event that the president or chairman of the board rejects such request without justifiable reason, another director may convene the extraordinary meeting.

At the extraordinary general meeting of our shareholders to approve the stock transfer plan, holders of our common stock will be voting on the election of the directors of Woori Financial Group nominated by us, as part of their vote on the stock transfer plan. The names and positions of the persons nominated to serve as Woori Financial Group’s directors are set forth below. The business address of all of the directors will be Woori Financial Group’s registered office.

Standing Directors

The persons nominated to serve as Woori Financial Group’s standing directors are as follows.

Name	Age	Expected Position at Woori Financial Group

We expect that none of the standing directors will have any significant activities outside Woori Financial Group.

[Biographies of nominees to be inserted]

Non-Standing Directors

The persons nominated to serve as Woori Financial Group’s non-standing directors are as follows.

Name	Age	Expected Position at Woori Financial Group

[Biographies of nominees to be inserted]

Outside Directors

Pursuant to a commitment made by the KDIC in connection with the bidding process for the sale of a combined 29.7% ownership interest in us in December 2016 and January 2017, five of the seven winning bidders each nominated one person to become a new outside director, and each such nominee was elected as a new outside director at an extraordinary general meeting of our shareholders held in December 2016. See “Item 4.A. History and Development of the Company—Privatization Plan—Sales of the KDIC’s Ownership Interest” of our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus. We currently expect that this commitment will continue to apply to Woori Financial Group. The persons nominated to serve as Woori Financial Group’s outside directors are as follows.

Name	Age	Expected Position at Woori Financial Group

[Biographies of nominees to be inserted]

Any director wishing to enter into a transaction with Woori Financial Group in his or her personal capacity would be required to obtain the prior approval of the board of directors of Woori Financial Group. The director having an interest in the transaction may not vote at the meeting of the board of directors to approve the transaction.

Committees of the Board of Directors of Woori Financial Group

Upon completion of the stock transfer, we expect that the board of directors of Woori Financial Group will form five committees to serve under the board: the Committee for Recommending Executive Officer Candidates, the Audit Committee, the Board Risk Management Committee, the Compensation Committee and the Committee for Recommending Group Executive Officer Candidates. Each committee member will be appointed by the board of directors, except for members of the Audit Committee, who will be elected at the extraordinary general meeting of our shareholders.

Committee for Recommending Executive Officer Candidates

Expected to consist of        directors, at least two-thirds of whom will be outside directors, the function of the Committee for Recommending Executive Officer Candidates will be to oversee the selection of candidates for the president and chief executive officer, outside directors and Audit Committee members, among others. This committee is expected to hold meetings when such persons need to be appointed.

Audit Committee

Expected to consist of        directors, all of whom (other than the standing member) will be outside directors and at least one of whom will be an expert in accounting or finance, the Audit Committee will review all audit and compliance-related matters and make recommendations to the board of directors. The Audit Committee, whose members must meet certain qualifications as experts under the committee charter, is also expected to be responsible for the following:

•	formulating, executing, evaluating and managing internal audit plans (including the financial and operational audits);

•	approving the appointment and dismissal of the head of the audit team;

•	approving the appointment of external auditors and evaluating the activities carried out by external auditors;

•	formulating appropriate measures to correct problems identified from internal audits;

•	overseeing Woori Financial Group’s reporting systems in light of relevant disclosure rules and requirements to ensure compliance with applicable regulations; and

•	examining internal procedures or making decisions on material matters that are related to audits as determined by regulatory authorities, the board of directors or other committees.

This committee will also make recommendations on regulatory issues to the Financial Supervisory Service, if and when deemed necessary. In addition, in connection with general meetings of shareholders, the committee will examine the agenda for, and financial statements and other reports to be submitted by the board of directors to, each general meeting of shareholders. The internal and external auditors will report directly to the Audit Committee chairman. Woori Financial Group’s external auditor will be invited to attend meetings of this committee when needed or when matters pertaining to the audit are discussed.

The committee is expected to hold regular meetings every quarter or as necessary.

Board Risk Management Committee

Expected to consist of    directors, at least a majority of whom will be outside directors, the Risk Management Committee’s function will be to oversee and make determinations on all significant issues relating to Woori Financial Group’s risk management system. It is expected to implement policies regarding, monitor and have ultimate responsibility for managing credit, market and liquidity risk and asset and liability management. The major roles of the Board Risk Management Committee are expected to include:

•	determining and amending risk management policies, guidelines and limits in conformity with the strategy established by the board of directors;

•

determining the appropriate level of risks that Woori Financial Group should be willing to undertake, including in connection with key business activities such as acquisitions, investments or entering into new business areas, prior to a decision by the board of directors on such matters;

•	allocating risk capital and approving the risk limit requests of Woori Financial Group’s subsidiaries;

•	reviewing Woori Financial Group’s risk profile, including the level of risks it is exposed to and the status of its risk management operations; and

•	monitoring compliance with risk policies.

This committee is expected to hold regular meetings every quarter.

Compensation Committee

Expected to consist of        directors, at least a majority of whom will be outside directors, the Compensation Committee is expected to be responsible for all matters relating to the following:

•	evaluating management’s performance in developing Woori Financial Group’s business;

•	setting goals and targets with respect to executive performance; and

•	fixing executive compensation, including incentives and bonuses.

This committee is expected to hold regular meetings every quarter.

Committee for Recommending Group Executive Officer Candidates

Expected to consist of        directors, at least a majority of whom will be outside directors, the function of the Committee for Recommending Group Executive Officer Candidates will be to oversee the selection of candidates for the chief executive officers of the subsidiaries of Woori Financial Group, among others. This committee is expected to hold meetings when such persons need to be appointed.

Executive Officers of Woori Financial Group

We expect that the executive officers of Woori Financial Group, other than those executive officers of Woori Financial Group who have been nominated to serve as standing directors, will be selected by us around or after the date of the extraordinary general meeting and appointed by the board of directors of Woori Financial Group. We expect that none of the executive officers will have any significant activities outside Woori Financial Group.

Compensation of Directors and Executive Officers

Woori Financial Group. As Woori Financial Group has not yet been formed, it has not paid any compensation to any person nominated to become a director or executive officer of Woori Financial Group. The form and amount of the compensation to be paid to each of Woori Financial Group’s directors and executive officers in any period following the completion of the stock transfer will be determined by the Compensation Committee of Woori Financial Group’s board of directors.

Woori Bank. Of the persons nominated to become directors of Woori Financial Group,        were our directors or executive officers during the year ended December 31, 2017. The aggregate of the remuneration and benefits-in-kind paid by us in 2017 to such persons was ~~W~~            million. In 2017, we did not record additional provisions for severance and retirement benefits for such directors and executive officers.

Share Ownership

Common Stock. As of                                             , 2018, the persons who have been nominated to become directors of Woori Financial Group, as a group, held an aggregate of                shares of our common stock, representing        % of our outstanding common stock as of such date.

In connection with the stock transfer, holders of our common stock will receive one share of Woori Financial Group common stock for every share of our common stock they own. Accordingly, after the completion of the stock transfer, we expect that the persons nominated to become directors of Woori Financial Group, as a group, will hold an aggregate of                shares of Woori Financial Group common stock, representing        % of the outstanding Woori Financial Group common stock.

Stock Options. We do not have any stock options outstanding.

Related Party Transactions

As of December 31, 2015, 2016 and 2017, respectively, we had an aggregate of ~~W~~                million, ~~W~~                million and ~~W~~                million of loans outstanding to persons who have been nominated to become directors of Woori Financial Group. All of these loans were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

For further information regarding related party transactions involving our directors and executive officers, see “Item 7.B. Related Party Transactions” in our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the common stock of Woori Financial Group that will be issued in the stock transfer will be passed on for us by Kim & Chang, our Korean counsel. Cleary Gottlieb Steen & Hamilton LLP, our special U.S. tax counsel, will pass on certain U.S. federal income tax consequences of the stock transfer to U.S. holders of our common stock or American depositary shares.

EXPERTS

The financial statements incorporated into this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2017, and the effectiveness of our internal control over financial reporting have been audited by Deloitte Anjin LLC, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such financial statements have been incorporated in reliance upon the reports of such firm, given upon their authority as experts in auditing and accounting.

Annex I

STOCK TRANSFER PLAN

1.	Companies that are parties to the comprehensive stock transfer, pursuant to which a financial holding company will be established

-

Woori Bank, Woori FIS Co., Ltd., Woori Finance Research Institute Co., Ltd., Woori Credit Information Co., Ltd., Woori Fund Services Co., Ltd. and Woori Private Equity Asset Management Co., Ltd. (collectively, the “Stock Transfer Companies”) will participate in the comprehensive stock transfer to establish a financial holding company

2.	Articles of incorporation of the financial holding company

-	The Articles of Incorporation of the financial holding company will be as set forth in Attachment 1 attached hereto; see Attachment 1 (Articles of Incorporation of Woori Financial Group, Inc.—Draft)

3.	Allocation of shares of the financial holding company to shareholders of the Stock Transfer Companies

-

Pursuant to Article 4, Paragraph 1 of the Financial Holding Company Act and Article 5, Paragraph 5 of its Enforcement Decree, shares of the financial holding company will be allocated to the shareholders of the Stock Transfer Companies in accordance with the following stock transfer ratios (the “Stock Transfer Ratios”)

-

However, in the event fractional shares result through application of the Stock Transfer Ratios, cash payments for such fractional shares based on the closing share price of the financial holding company as of the first day of its trading on the KRX KOSPI Market of the Korea Exchange (with any amount less than Won 1 rounded up to a whole number) will be made to the shareholders of the relevant Stock Transfer Company

Stock Transfer Company	Stock Transfer Ratio
Woori Bank	Per one share of registered common stock, 1.0000000 share of registered common stock of the financial holding company
Woori FIS Co., Ltd.	Per one share of registered common stock, 0.2999709 share of registered common stock of the financial holding company
Woori Finance Research Institute Co., Ltd.	Per one share of registered common stock, 0.1888161 share of registered common stock of the financial holding company
Woori Credit Information Co., Ltd.	Per one share of registered common stock, 1.1037294 share of registered common stock of the financial holding company
Woori Fund Services Co., Ltd.	Per one share of registered common stock, 0.4709031 share of registered common stock of the financial holding company
Woori Private Equity Asset Management Co., Ltd.	Per one share of registered common stock, 0.0877992 share of registered common stock of the financial holding company

4.	Number and types of shares to be issued by the financial holding company pursuant to the stock transfer

-	The shares issued by the financial holding company will be shares of registered common stock

-	The number of shares issued will be as follows

Stock Transfer Company	Type of shares	Total number of issued shares	Stock Transfer Ratio	Total number of shares of financial holding company common stock to be issued
Woori Bank	Common stock	676,000,000	1.0000000	676,000,000
Woori FIS Co., Ltd.	Common stock	4,900,000	0.2999709	1,469,857
Woori Finance Research Institute Co., Ltd.	Common stock	600,000	0.1888161	113,289
Woori Credit Information Co., Ltd.	Common stock	1,008,000	1.1037294	1,112,559
Woori Fund Services Co., Ltd.	Common stock	2,000,000	0.4709031	941,806
Woori Private Equity Asset Management Co., Ltd.	Common stock	6,000,000	0.0877992	526,795
Total	Common stock	690,508,000		680,164,306

5.	Capital stock and capital reserves of the financial holding company

-

Capital stock: Won 3,400,821,530,000, calculated as the product of (i) 680,164,306 shares, the total number of shares to be issued by the financial holding company, and (ii) Won 5,000, the par value per share of such stock

-

Capital reserves: Calculated as the difference between (i) the aggregate acquisition cost of shares of the Stock Transfer Companies acquired by the financial holding company pursuant to the stock transfer and (ii) the total amount of capital stock of the financial holding company set forth above

6.	Other moneys or assets to be paid to the shareholders of the Stock Transfer Companies

-	Not applicable, except for cash payments for fractional shares

7.	Effective date of the stock transfer

-

-

Subject to change by mutual agreement of the Stock Transfer Companies or as necessary due to domestic or international regulations, such as the approval or securities registration statement review process of the relevant regulatory authorities

8.	Profit distribution of the Stock Transfer Companies up to the effective date of the stock transfer and maximum amounts thereof

-	Among the Stock Transfer Companies, the following may distribute profits until the effective date of the stock transfer up to the amounts set forth in the table below

Name of company	Maximum amount of profit distribution
Woori Bank	Won 505,000 million
Woori Credit Information Co., Ltd.	Won 1,008 million
9.	Names and resident registration numbers of the directors and audit committee members of the financial holding company

-	To be determined

10.	Conditions to the completion of the stock transfer plan

-	Approval for the establishment of a financial holding company from the Financial Services Commission must be obtained pursuant to Article 3 of the Financial Holding Company Act

-

In the event that the dissenting shareholders of a Stock Transfer Company exercise appraisal rights in respect of a number of shares exceeding 15% of the total number of issued shares of common stock of such Stock Transfer Company, each Stock Transfer Company may decide to suspend the stock transfer by a resolution of its board of directors, and in the case of such suspension, such Stock Transfer Company must provide written notice to the other Stock Transfer Companies

-	In such a case, the remaining Stock Transfer Companies may amend the stock transfer plan or suspend the comprehensive stock transfer procedures by a resolution of their respective board of directors

Attachment A

ARTICLES OF INCORPORATION OF WOORI FINANCIAL GROUP – DRAFT

CHAPTER I.

GENERAL PROVISIONS

Article 1.	(Corporate Name)

The name of this company is “Chusik Hoesa Woori Geumyungjiju” (the “Company”), which shall be “Woori Financial Group Inc.” in English.

Article 2.	(Business Purpose)

The purposes of the Company are the acquisition and ownership of shares or interests in companies engaged in or closely related to the financial business, the control or administration and management of subsidiaries (as defined in the Financial Holding Company Act and includes subsidiaries, second-tier subsidiaries and companies controlled by second-tier subsidiaries; hereinafter the same shall apply) and any other business ancillary to such purposes:

1.	Administration and management activities

A.	to establish the business goals and approve business plans of subsidiaries

B.	to evaluate the business performance of and determine compensation with respect to subsidiaries

C.	to determine the corporate governance structure of subsidiaries

D.	to inspect the affairs and financial status of subsidiaries

E.	to perform internal control and risk management of subsidiaries

F.	to perform activities ancillary to Items A through E

2.	Business ancillary to the administration and management activities

A.	to financially support subsidiaries

B.	to make capital investments in subsidiaries or to raise funds for financial support to subsidiaries

C.	to provide support for the development and sales of financial products of subsidiaries and other resources necessary for the business of subsidiaries

D.	to conduct any business entrusted by subsidiaries in order to support their business, including IT, legal and accounting

3.	Any other business for which a license, permit or approval is not required by law

4.	Other business permitted under laws and regulations

5.	Business ancillary or relating to the above

Article 3.	(Location of Head Office and Establishment of Branches)

(1)	The head office of the Company shall be located in Seoul, Korea.

(2)	The Company may establish branches, agencies, business offices and local subsidiaries in and outside of Korea by a resolution of the Board of Directors, as it deems necessary.

Article 4.	(Method of Public Notices)

Public notices of the Company shall be made on the website of the Company (www.woorifg.com); provided, that if such public notice on its website cannot be made due to a computer malfunction or any other unavoidable reason, public notice of the Company shall be made in The Seoul Shinmun and The Maeil Business News, daily newspapers published in Seoul, Korea.

CHAPTER II.

SHARES

Article 5.	(Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be 4,000,000,000 shares.

Article 6.	(Per Share Value)

The par value of each share to be issued by the Company shall be KRW 5,000.

Article 7.	(Total Number of Shares to be Issued upon Incorporation)

The total number of shares to be issued by the Company upon its incorporation shall be 680,164,306.

Article 8.	(Classes of Shares)

(1)	Shares to be issued by the Company shall be common stock and class shares.

(2)

Class shares to be issued by the Company shall be class shares entitled to preferred dividends, class shares without voting rights, convertible shares, redeemable shares, and shares incorporating all or some of the foregoing features.

(3)	Notwithstanding Articles 10 through 10-5, the number of class shares without voting rights to be issued by the Company shall not exceed one-half (1/2) of the total number of issued shares.

Article 9.	(Share Certificates)

Share certificates of the Company shall be issued in the following eight denominations: 1, 5, 10, 50, 100, 500, 1,000 and 10,000 shares, which may be split or reverse split upon request of a shareholder.

Article 10.	(Perpetual Preferred Shares)

(1)

Type 1 Class Shares to be issued by the Company shall be non-voting perpetual preferred shares (“Class Shares” in this Article), which shall be issued by a resolution of the Board of Directors. The total number of Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued shares of the Company.

(2)

At the time of issuance of the Class Shares, the Board of Directors shall determine the terms of the Class Shares, including the dividend rate (at no less than one percent (1%) p.a., based on the par value), the type of assets to be distributed, methods of determining the value of such assets and conditions for the distribution of profits. If Class Shares for which the preferred dividend rate may be adjusted are issued, the Board of Directors shall determine the additional terms of such Class Shares including that the preferred dividend rate is subject to change, reasons for the adjustment, the reference date for adjustment and the method of adjustment.

(3)	Class Shares to be issued by the Company may be either participating or non-participating, or either cumulative or non-cumulative, which shall be determined by a resolution of the Board of Directors.

(4)

If there is a resolution not to pay the prescribed dividends on Class Shares, such Class Shares shall be deemed to have voting rights from the time of the next General Meeting of Shareholders until the close of any General Meeting of Shareholders in which a resolution is adopted to preferentially distribute dividends on such Class Shares.

(5)

If the Company issues new shares, the new share allotment for Class Shares shall be made with the same shares as those allotted to common stock in the case of a capital increase for consideration and/or stock dividends, and with the same Class Shares in the case of a capital increase without consideration, in which case the allotment rate shall be as same as the stock allotment rate applicable to common stock.

Article 10-2.	(Redeemable Preferred Shares)

(1)

Type 2 Class Shares to be issued by the Company shall be non-voting redeemable preferred shares (“Class Shares” in this Article), which shall be issued by a resolution of the Board of Directors. Class Shares shall be retired with profits, and the number of Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued shares of the Company.

(2)

With respect to Class Shares’ preferred dividends, participating or cumulative nature, revival of voting rights upon the non-distribution of dividends, class of shares to be allotted upon new share issuances and allotment rate, Articles 10(2) through (5) shall apply mutatis mutandis.

(3)

Class Shares redeemable at the option of the Company may be issued by a resolution of the Board of Directors, in which case such Class Shares may be redeemed at the option of the Company by a resolution of the Board of Directors based on the following:

1.

The redemption period shall be within a period from the day immediately following the close of an ordinary General Meeting of Shareholders for the fiscal year in which the issuance date falls to the day one (1) month after the close of an ordinary General Meeting of Shareholders for the fiscal year in which the fiftieth (50th) anniversary of the issuance date falls, as determined by the Board of Directors; provided, that the Company may redeem all or a part of the redeemable shares prior to the redemption period pursuant to applicable laws and regulations by a resolution of the Board of Directors.

2.

The Company may redeem all the Class Shares on a lump sum basis or in installments; provided, that in the case of a redemption in installments, such redemption may be determined by the Company to be made by lot or on a prorated basis, and any fractional shares arising from such proration shall not be redeemed.

3.

If the Company redeems Class Shares, such redemption shall be made within three (3) months from the date of approval of a draft statement of appropriation of retained earnings at an ordinary General Meeting of Shareholders.

4.

The redemption price shall be determined by the Board of Directors, at the time of resolution of the issuance of the Class Shares, from among par value, market value upon redemption, issue price, and the issue price plus the amount calculated by considering the dividend rate, market conditions and other various circumstances relating to the issuance of the Class Shares.

5.

With respect to Class Shares that must be redeemed on the last day of the redemption period, if preferred dividends have not been distributed or if redemption has not been made due to lack of profits of the Company, the redemption period shall be extended up until the time the reason for such failure is resolved.

6.

The Company shall notify the fact of redemption of redeemable shares to the holders of such shares and rights holders listed in the shareholder register at least two (2) weeks prior to the date of acquisition of the shares subject to redemption.

(4)

The Company may, by a resolution of the Board of Directors, issue Class Shares redeemable upon a request of the shareholders, in which case such shareholders may request redemption to the Company based on the following:

1.

With respect to the redemption request period, Item 1 of Paragraph (3) shall apply mutatis mutandis; provided, that the “redemption period” under Item 1 of Paragraph (3) shall be replaced with “redemption request period.”

2.	With respect to the approval of a draft statement of appropriation of retained earnings, Item 3 of Paragraph (3) shall apply mutatis mutandis.

3.	With respect to the redemption price, Item 4 of Paragraph (3) shall apply mutatis mutandis.

4.

With respect to the extension of a redemption period, Item 5 of Paragraph (3) shall apply mutatis mutandis; provided, that “redemption period” under Item 5 of Paragraph (3) shall be replaced with “redemption request period.”

5.

Shareholders may request the Company to redeem all the Class Shares on a lump sum basis or in installments; provided, that the Company may redeem the shares in installments if it lacks distributable profits at the time of the redemption request, and in the case of a redemption in installments, such redemption may be determined by the Company to be made by lot or on a prorated basis, and any fractional shares arising from such proration shall not be redeemed.

6.	Shareholders requesting redemption shall notify the Company of their intention to redeem and the shares to be redeemed at least two (2) weeks prior to the date set for the redemption.

Article 10-3.	(Convertible Preferred Shares)

(1)

Type 3 Class Shares to be issued by the Company shall be non-voting convertible preferred shares (“Class Shares” in this Article), which shall be issued by a resolution of the Board of Directors. Class Shares shall have the right to be converted into common stock or other types of shares, and the number of Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued shares of the Company.

(2)

With respect to Class Shares’ preferred dividends, participating or cumulative nature, revival of voting rights upon the non-distribution of dividends, class of shares to be allotted upon new share issuances and allotment rate, Articles 10(2) through (5) shall apply mutatis mutandis; provided, that in case of any conversion rate adjustment pursuant to the proviso of Item 1 of Paragraph (3), the allotment rate for a capital increase for consideration and/or stock dividend shall be subject to the conversion rate at the time of such adjustment.

(3)	Shareholders of Class Shares may request a conversion of such shares to the Company based on the following:

1.

The issue price of any new shares to be issued by conversion shall be the issue price of such shares before conversion, and the number of shares to be issued by conversion shall be as same as that before the conversion; provided, that the conversion rate may be adjusted pursuant to anti-dilution provisions determined by the Board of Directors at the time of issuance within the scope of laws and regulations taking into consideration reasonable shareholder right anti-dilution practices.

2.	The conversion period shall be determined by a resolution of the Board of Directors within a range of no less than one (1) year but less than ten (10) years from the issue date.

3.	Shares to be issued by conversion shall be common stock or other types of shares.

(4)	With respect to the distribution of profits for shares to be issued by conversion, Article 13 shall apply mutatis mutandis.

Article 10-4.	(Redeemable Convertible Preferred Shares)

(1)

Type 4 Class Shares to be issued by the Company shall be non-voting redeemable convertible preferred shares (“Class Shares” in this Article), which shall be issued by a resolution of the Board of Directors. Class Shares shall be retired with profits and have the right to be converted into common stock or other types of shares. The number of Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued of the Company.

(2)

With respect to Class Shares’ preferred dividends, participating or cumulative nature, revival of voting rights upon the non-distribution of dividends, class of shares to be allotted upon new share issuances and allotment rate, Articles 10(2) through (5) shall apply mutatis mutandis; provided, that in case of any conversion rate adjustment pursuant to the proviso of Item 1 of Paragraph (3) of Article 10-3, the allotment rate for a capital increase for consideration and/or stock dividend shall be subject to the conversion rate at the time of such adjustment.

(3)	With respect to a redemption of Class Shares, Paragraph (3) or (4) of Article 10-2 shall apply mutatis mutandis.

(4)	With respect to a conversion of Class Shares, Paragraph (3) of Article 10-3 shall apply mutatis mutandis.

(5)	With respect to the distribution of profits for shares to be issued by conversion, Article 13 shall apply mutatis mutandis.

Article 10-5.	(Term Convertible Preferred Shares)

(1)

Type 5 Class Shares to be issued by the Company shall be non-voting term convertible preferred shares (“Class Shares” in this article), which shall be issued by a resolution of the Board of Directors. The number of Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued shares of the Company.

(2)

With respect to Class Shares’ preferred dividends, participating or cumulative nature, revival of voting rights upon the non-distribution of dividends, class of shares to be allotted upon new share issuances and allotment rate, Articles 10(2) through (5) shall apply mutatis mutandis; provided, that in case of any conversion rate adjustment pursuant to the proviso of Item 1 of Paragraph (3) of Article 10-3, the allotment rate for a capital increase for consideration and/or stock dividend shall be subject to the conversion rate at the time of such adjustment.

(3)

The term of the Class Shares shall be determined by a resolution of the Board of Directors upon issuance within a range of one (1) year to fifty (50) years from issuance, and simultaneously upon the expiration of such term, the Class Shares shall be converted into shares of common stock in the same number; provided, that in case of any cumulative Class Shares, if any prescribed dividend fails to be made during such period, the relevant term may be extended until payment of the dividend, and the conversion rate may be adjusted pursuant to the proviso of Item 1 of Paragraph (3) of Article 10-3.

(4)	With respect to the distribution of profits for shares to be issued by conversion, Article 13 shall apply mutatis mutandis.

Article 11.	(Preemptive Rights)

(1)	The issuance of new shares by the Company by a resolution of the Board of Directors shall be as follows:

1.	By granting the existing shareholders an opportunity to subscribe for new shares to be issued by the Company in proportion to their respective shareholdings

2.

By granting certain persons (including the shareholders of the Company) (such as foreign investors, domestic and foreign financial institutions, institutional investors, allied companies, investment companies, management-participating type private equity funds and investment-purpose companies) an opportunity to subscribe for new shares to be issued by the Company, in a manner other than is set forth in Item 1, as deemed necessary to achieve the Company’s management objectives (including, but not limited to, introduction of new technology, improvement of the financial structure of the Company or its subsidiaries, etc., funding, and strategic business alliance), up to 50/100 of the total number of issued shares of the Company

3.

By granting a large number of unspecified persons (including shareholders of the Company) an opportunity to subscribe for new shares to be issued by the Company, in a manner other than as set forth in Item 1, up to 50/100 of the total number of issued shares of the Company, and allotting new shares to such persons who so subscribe

(2)	If new shares are allotted under Item 3 of Paragraph (1), such new shares shall be allotted by the following methods by a resolution of the Board of Directors:

1.

Allotting new shares to a large number of unspecified persons who subscribe, without classifying the types of persons who are granted the opportunity to subscribe, for the new shares to be issued by the Company

2.

Allotting new shares to members of the Employee Stock Ownership Association pursuant to applicable laws and granting a large number of unspecified persons an opportunity to subscribe for the new shares, including those which had not been subscribed for

3.

Granting the existing shareholders the opportunity to preferentially subscribe for new shares to be issued by the Company and granting a large number of unspecified persons the opportunity to be allotted the new shares which had not been subscribed for

4.

Granting certain types of persons an opportunity to subscribe for new shares to be issued by the Company in accordance with reasonable standards set forth in applicable laws, such as book building by an investment dealer or investment broker as underwriter or arranger

(3)

In allotting new shares under Item 2 or 3 of Paragraph (1), the Company shall give an individual notice to the shareholders or make a public notice of the matters prescribed under Article 416, Items 1, 2, 2-2, 3 and 4 of the Korean Commercial Code (the “KCC”), at least two (2) weeks prior to the due date for payment of the new shares; provided, that in lieu of such individual notice or public notice, a report of material matters may be publicly disclosed to the Financial Services Commission and the Korea Exchange pursuant to the Financial Investment Services and Capital Markets Act.

(4)

In the event of issuance of new shares by any of methods set forth in Paragraph (1), the type and number of shares to be issued and the issue price shall be determined by a resolution of the Board of Directors.

(5)

If the allotted new shares are not subscribed for, or the subscription price therefor is not paid, by the specified due date, such unsubscribed or unpaid shares shall be disposed of by a resolution of the Board of Directors in accordance with the relevant laws, including taking into account the appropriateness of the issue price.

(6)	Fractional shares, if any, resulting from the allotment of new shares shall be disposed of by a resolution of the Board of Directors.

(7)	In the event of allotment of new shares under Item 1 of Paragraph (1), the Company shall issue certificates of the warrants to the shareholders.

Article 12.	(Stock Options)

(1)

The Company may, by a special resolution of the General Meeting of Shareholders, grant to its employees (including the officers and employees of its related companies under Article 30 of the Enforcement Decree of the KCC; the same applies hereinafter in this Article) stock options pursuant to the KCC and other applicable laws, up to 15/100 of the total number of issued shares of the Company; provided, that such stock options may be granted to persons other than Directors of the Company, by a resolution of the Board of Directors, up to 1/100 of the total number of issued shares of the Company, subject to approval by the first General Meeting of Shareholders held after the date of grant of such stock options.

(2)

The persons who are entitled to receive stock options shall be the officers and employees under Paragraph (1) who have contributed, or are capable of contributing, to the establishment, management, technological innovation, etc. of the Company, except for persons who are ineligible for stock options under the relevant provisions of the KCC.

(3)

The exercise price per share for the stock options shall be as set forth in the KCC and other applicable laws. This shall also apply in the case of adjustment of the exercise price after the grant of the stock options.

(4)

The shares (if the difference between the exercise price of the options and the market price of the shares is paid for in cash or treasury shares, the shares shall mean the shares on which the calculation for such difference is based) to be delivered upon the exercise of stock options shall be common stock.

(5)	With respect to the resolution of the General Meeting of Shareholders or the Board of Directors regarding the stock options under Paragraph (1), each of the following shall be determined:

1.	Name of the grantee of the stock options

2.	Method of granting the stock options

3.	Matters relating to the exercise price of the stock options and adjustment thereof

4.	Exercise period of the stock options

5.	For each grantee, the type and number of shares to be issued or transferred upon exercise of the stock options

(6)

Stock options may be exercised within seven (7) years from the second (2nd) anniversary of the date of the resolution of the General Meeting of Shareholders or the Board of Directors granting such stock options.

(7)

The grantee of stock options may only exercise the stock options after such grantee has served for two (2) years or longer after the date of the resolution of the General Meeting of Shareholders or the Board of Directors under Paragraph (1); provided, that the grantee may exercise the stock options during the exercise period if, within two (2) years following the date of the resolution of the General Meeting of Shareholders or the Board of Directors under Paragraph (1), such person dies or resigns for reasons not attributable to the grantee.

(8)	In any of the following instances, the Company may, by a resolution of the Board of Directors, cancel stock options granted:

1.	When the relevant grantee voluntarily resigns from such grantee’s position at the Company after receiving the stock options

2.	When the relevant grantee inflicts material damage or loss on the Company intentionally or negligently

3.	When the Company is unable to respond to the exercise of stock options due to its bankruptcy, etc.

4.	When there occurs any other event for cancellation of the stock options pursuant to the stock option agreement executed with the relevant grantee

(9)	The Company may grant stock options on based on performance, and any exercise of such stock options may be cancelled or postponed if the relevant performance goal is not achieved.

(10)	With respect to profit distributions on new shares issued by the exercise of stock options, Article 13 shall apply mutatis mutandis.

Article 13.	(Issuance Date of New Shares for the Purpose of Dividends)

In the event the Company issues new shares through a capital increase for consideration, capital increase without consideration or stock dividends, the new shares shall, for purposes of the distribution of profits on such new shares, be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year during which the new shares were issued.

Article 14.	(Transfer Agent)

(1)	The Company shall have a transfer agent for its shares.

(2)	The transfer agent, its office and the scope of its duties shall be determined by a resolution of the Board of Directors and a public notice shall be made in respect thereof.

(3)

The Company’s shareholder register or a copy thereof shall be kept at the office of the transfer agent. The Company shall cause the transfer agent to handle the recordation of changes in the shareholder register, registration of creation and cancellation of pledges over shares, indication of trust assets and cancellation thereof with respect to shares, issuance of share certificates, receipt of reports and other matters related to its shares.

(4)	The relevant procedures for the activities referred to in Paragraph (3) shall be carried out in accordance with the internal regulations applicable to transfer agents.

Article 15.	(Report of Addresses, Names and Seals or Signatures of Shareholders and Others)

(1)	Shareholders and registered pledgees shall file their names, addresses and seals or signatures with the office of the transfer agent.

(2)	Shareholders and registered pledgees who reside in a foreign country should report appointed agents and the addresses in Korea to which notices are to be sent.

(3)	The same shall apply in the case of any changes to the matters referred to in Paragraphs (1) and (2).

Article 16.	(Close of Shareholder Register and Record Date)

(1)	The Company shall suspend the entry of changes in the shareholder register from January 1 to January 15 of each year.

(2)

The shareholders listed in the shareholder register as of December 31 of each year shall be entitled to exercise their rights as shareholders at an ordinary General Meeting of Shareholders convened for such fiscal year.

(3)

The Company may, if necessary for convening an extraordinary General Meeting of Shareholders or for any other necessary reason, (i) suspend any entry of changes on rights in the shareholder register for a certain period not exceeding three months as determined by a resolution of the Board of Directors, or (ii) deem the shareholders listed on the shareholder register on a certain day determined by a resolution of the Board of Directors as shareholders entitled to exercise shareholders’ rights. If deemed necessary by the Board of Directors, the Company may suspend any entry of changes in the shareholder register and concurrently designate a record date. The Company shall give a notice thereof to the public at least two (2) weeks prior to the scheduled date of the meeting.

CHAPTER III.

BONDS

Article 17.	(Issuance of Bonds)

(1)	The Company may issue bonds by a resolution of the Board of Directors.

(2)	The Board of Directors may delegate to the Representative Director the issuance of bonds within a period not exceeding one (1) year, by designating the amount and types of the bonds to be issued.

(3)	The Company may register bonds in the electronic register of an electronic registration agency in lieu of issuing bond certificates as set forth in Paragraph (1).

Article 18.	(Issuance of Convertible Bonds)

(1)

The Company may, in any of the following cases, issue convertible bonds to persons other than existing shareholders of the Company, by a resolution of the Board of Directors, up to an aggregate par value of KRW 2 trillion:

1.

Granting certain persons (including shareholders of the Company) (such as foreign investors, domestic and foreign financial institutions, institutional investors, allied companies, investment companies, management participating-type private equity funds and investment-purpose companies) an opportunity to subscribe for convertible bonds to be issued by the Company, as deemed necessary to achieve the Company’s management objectives (including, but not limited to, introduction of new technology, improvement of the financial structure of the Company or its subsidiaries, etc., funding, and strategic business alliance)

2.

Granting a large number of unspecified persons (including shareholders of the Company) an opportunity to subscribe for bonds to be issued by the Company and allotting convertible bonds to such persons who so subscribe

(2)	If bonds are allotted under Item 2 of Paragraph (1), they shall be allotted by any of the following methods by a resolution of the Board of Directors:

1.	Allotting convertible bonds to a large number of unspecified persons who subscribe, without classifying the types of persons who are granted the opportunity to subscribe for the bonds

2.

Granting existing shareholders the opportunity to preferentially subscribe for convertible bonds to be issued by the Company and granting a large number of unspecified persons the opportunity to be allotted convertible bonds which have not been subscribed for

3.

Granting certain types of persons the opportunity to subscribe for convertible bonds to be issued by the Company, in accordance with reasonable standards set forth in applicable laws, such as book building by an investment trader or investment broker as underwriter or arranger

(3)	The Board of Directors may grant conversion rights to only a part of the convertible bonds referred to in Paragraph (1).

(4)

The shares to be issued upon conversion shall be common stock, and the conversion price, which shall be equal to or greater than the par value of the shares, shall be determined by the Board of Directors at the time of issuance of the convertible bonds.

(5)

The conversion period shall commence three (3) months after the issue date of the convertible bonds and end on the date immediately preceding the redemption date thereof; provided, that the conversion period may be adjusted within such period by a resolution of the Board of Directors.

(6)	For purposes of any payment of accrued interest on the convertible bonds and any distribution of profits on the shares issued upon conversion, Article 13 shall apply mutatis mutandis.

Article 19.	(Issuance of Bonds with Warrants)

(1)

The Company may, in any of the following cases, issue bonds with warrants to persons other than existing shareholders of the Company, by a resolution of the Board of Directors, up to an aggregate par value of KRW 2 trillion:

1.

Granting certain persons (including shareholders of the Company) (such as foreign investors, domestic and foreign financial institutions, institutional investors, allied companies, investment companies, management participating-type private equity funds and investment-purpose companies) an opportunity to subscribe for bonds with warrants to be issued by the Company, as deemed necessary to achieve the Company’s management objectives (including, but not limited to, introduction of new technology, improvement of the financial structure of the Company or its subsidiaries, etc., funding, and strategic business alliance)

2.

Granting a large number of unspecified persons (including shareholders of the Company) an opportunity to subscribe for bonds to be issued by the Company and allotting bonds with warrants to such persons who so subscribe

(2)	If bonds are allotted under Item 2 of Paragraph (1), such bonds shall be allotted by any of the following methods by a resolution of the Board of Directors:

1.	Allotting bonds to a large number of unspecified persons who subscribe, without classifying the types of persons who are granted the opportunity to subscribe for the bonds

2.

Granting existing shareholders the opportunity to preferentially subscribe for bonds with warrants to be issued by the Company and granting a large number of unspecified persons the opportunity to be allotted bonds with warrants which have not been subscribed for

3.

Granting certain types of persons the opportunity to subscribe for bonds with warrants to be issued by the Company, in accordance with reasonable standards set forth in applicable laws, such as book building by an investment trader or investment broker as underwriter or arranger

(3)

The exercise price of the warrants shall be determined by the Board of Directors; provided, that the aggregate amount of such exercise price shall not exceed the aggregate par value of the bonds with warrants.

(4)

The shares to be issued upon the exercise of the warrants shall be common stock, and the issue price, which shall be equal to or greater than the par value of the shares, shall be determined by the Board of Directors at the time of issuance of the bonds with warrants.

(5)

The exercise period of the warrants shall commence three (3) months after the issue date of the bonds with warrants and end on the date immediately preceding the redemption date thereof; provided, that the exercise period may be adjusted within the such period by a resolution of the Board of Directors.

(6)	For purposes of any distributions of profits on the shares issued upon exercise of the warrants, Article 13 shall apply mutatis mutandis.

Article 20.	(Issuance of Participating Bonds)

(1)	The Company may issue participating bonds to persons other than existing shareholders of the Company, by a resolution of the Board of Directors, up to an aggregate par value of KRW 1 trillion.

(2)

With respect to the participation in profit distribution on the bonds under Paragraph (1), the relevant matters shall be determined by the Board of Directors upon issuance of the bonds based on the profit distribution of common stock.

Article 21.	(Issuance of Contingent Capital Securities)

(1)

The Company may, by a resolution of the Board of Directors, issue bonds with the condition that such bonds shall be convertible into shares or the Company shall be exempted from the obligations to redeem such bonds and pay interest thereon upon the occurrence of any of the events predetermined by a resolution of the Board of Directors according to objective and reasonable standards at the time of the issuance of such securities, which are different from the bonds under Articles 469(2), 513 and 516-2 of the KCC (such bonds shall be, respectively, “convertible contingent capital securities” and “bail-in contingent capital securities” and collectively, “contingent capital securities”).

(2)

The Company may, by a resolution of the Board of Directors, issue convertible contingent capital securities up to the aggregate par value of KRW 2 trillion and may issue bail-in contingent capital securities up to the aggregate par value of KRW 20 trillion.

(3)

Any convertible contingent capital securities issued by the Company shall be converted into shares issued by the Company pursuant to applicable laws and regulations including the Financial Holding Company Act as follows; the Board of Directors of the Company may determine the class and terms of the shares to be issued by conversion when the convertible contingent capital securities are issued, to the extent permitted by applicable laws and regulations:

1.	If the Company is designated as an insolvent financial institution under the Act on the Structural Improvement of the Financial Industry

2.

If the Company satisfies certain conditions relating to the Company’s managerial performance or financial structure that are predetermined at the time of issuance of the convertible contingent capital securities

(4)

The obligations of redemption and the payment of interest of any bail-in contingent capital securities issued by the Company shall be reduced (“debt restructuring”) in the event of the items set forth in Paragraph (3). The Board of Directors may determine the details and terms to be changed due to debt restructuring at the time of issuance of the bail-in contingent capital securities to the extent permitted by applicable laws and regulations.

(5)	The Company’s shareholders shall be entitled to convertible contingent capital securities prorated to the number of shares held in an issuance of convertible contingent capital securities.

(6)	Notwithstanding Paragraph (5), the Company may issue convertible contingent capital securities to persons other than existing shareholders by a resolution of the Board of Directors as follows:

1.

to Korean and foreign financial institutions or institutional investors for urgent funding purposes, to the extent the number of shares to be issued by a conversion of the convertible contingent capital securities does not exceed the total number of issued shares

2.

to foreign investors, Korean and foreign financial institutions, institutional investors, allied companies, etc. by a method other than that set forth in Item 1 if necessary for managerial purposes of the Company, such as the introduction of new technology, improvement of the financial structure of the Company or its subsidiary, etc., funding, strategic business alliance, etc., to the extent the number of shares to be issued by a conversion of the convertible contingent capital securities does not exceed the total number of issued shares

3.

where a large number of unspecified persons (including shareholders of the Company) are granted the opportunity to subscribe for convertible contingent capital securities, and thereby convertible contingent capital securities are issued to subscribers through allotment

Article 22.	(Applicable Provisions for the Issuance of Bonds)

With respect to issuance of bonds, Articles 14 and 15 shall apply mutatis mutandis.

CHAPTER IV.

GNENERAL MEETINGS OF SHAREHOLDERS

Article 23.	(Timing of Convocation)

(1)	A General Meeting of Shareholders of the Company shall be an ordinary General Meeting of Shareholders or an extraordinary General Meeting of Shareholders.

(2)

An ordinary General Meeting of Shareholders shall be held within three (3) months after the end of each fiscal year, and an extraordinary General Meeting of Shareholders may be convened as deemed necessary.

Article 24.	(Person Authorized to Convene)

(1)

Except as otherwise prescribed by applicable laws and regulations, the Representative Director of the Company shall convene all General Meetings of Shareholders by a resolution of the Board of Directors.

(2)

If the Representative Director of the Company is absent or unable to perform his/her duties as such, the highest ranking Director in accordance with the order of priority determined by the Board of Directors shall convene the General Meetings of Shareholders.

Article 25.	(Notice of Convening a Meeting)

(1)

In convening any General Meeting of Shareholders, a written or, upon obtaining consent from each shareholder, an electronic notice stating the date, place and purpose of the meeting and the matters that a listed company is required to notify and give public notice on pursuant to the KCC and other applicable laws and regulations shall be dispatched to the shareholders at least two (2) weeks prior to the date set for such meeting.

(2)

With respect to the shareholders holding shares 1/100 or less of the total number of voting shares of the Company, the written or electronic notice under Paragraph (1) on the matters under Paragraph (1) may be replaced by (i) publishing two (2) or more public notices in at least two (2) daily newspapers set forth in Article 4, or (ii) making a public notice on the Data Analysis, Retrieval and Transfer System operated by the Financial Supervisory Service or the Korea Exchange announcing the convening of the General Meeting of Shareholders and the purpose of the meeting two (2) weeks in advance.

(3)

In lieu of a notice or public notice of the matters that a listed company is required to notify and give public notice on under Paragraph (1), such matters may be made available to the general public in a manner set forth in the KCC and other applicable laws and regulations, such as posting on the Company’s website.

Article 26.	(Place of Meeting)

A General Meeting of Shareholders shall be held at the location of the Company’s head office but, if necessary, may also be held in another place in its vicinity.

Article 27.	(Chairman)

(1)	The Representative Director of the Company shall preside as chairman at all General Meetings of Shareholders.

(2)	If the Representative Director of the Company is absent or unable to perform his/her duties as chairman of a General Meeting of Shareholders, Article 24(2) shall apply mutatis mutandis.

Article 28.	(Chairman’s Authority to Maintain Order)

(1)

The chairman of the General Meeting of Shareholders may order persons who purposely speak or act in a manner that prevents or disrupts the deliberations of the General Meeting of Shareholders or who otherwise significantly disturb the public order of the General Meeting of Shareholders to stop their remarks or to leave the place of meeting.

(2)	The chairman may restrict the length and frequency of the speech of shareholders if it is necessary for the smooth deliberations of the General Meeting of Shareholders.

Article 29.	(Voting Rights)

Each shareholder shall have one (1) vote per share.

Article 30.	(Split Voting)

(1)

If any shareholder holding two (2) or more votes wishes to split the votes, such shareholder shall notify the Company, in writing, of such intent and the reasons therefor no later than three (3) days prior to the date set for the General Meeting of Shareholders.

(2)	The Company may refuse to allow the shareholder to split the votes, unless the shareholder acquired the shares in trust or otherwise holds the shares for and on behalf of another person.

Article 31.	(Voting by Proxy)

(1)	A shareholder may exercise voting through a proxy.

(2)

A proxy holder under Paragraph (1) shall file with the Company documents (power of attorney) evidencing the authority to act as a proxy prior to the commencement of the General Meeting of Shareholders.

Article 32.	(Method of Resolution)

(1)

Except as otherwise provided in the applicable laws and regulations or herein, all resolutions of a General Meeting of Shareholders shall be adopted by the affirmative vote of a majority of the shareholders present, and such votes shall represent not less than 1/4 of the total number of issued shares of the Company.

(2)	The number of voting rights exercised under Article 33 shall be included in the number of voting rights of the shareholders present at a General Meeting of Shareholders.

Article 33.	(Exercise of Voting Rights in Writing)

(1)	Any shareholder may, by a resolution of the Board of Directors, exercise voting rights in writing without being present at a General Meeting of Shareholders.

(2)	In the case of Paragraph (1), the Company shall attach to the convening notice of the General Meeting of Shareholders written forms and reference materials necessary for the exercise of voting rights.

(3)

Any shareholder who intends to exercise voting rights in writing shall indicate the necessary information pursuant to Paragraph (2) in written form, and shall submit the completed forms to the Company at least one (1) day prior to the date of the General Meeting of Shareholders.

Article 34.	(Minutes of General Meetings of Shareholders)

The course of the proceedings of a General Meeting of Shareholders and the results thereof shall be recorded in the minutes, which shall be affixed with the names and seal impressions or signatures of the chairman and the directors present at the meeting, and shall be kept at the head office and branches of the Company.

CHAPTER V.

DIRECTORS AND BOARD OF DIRECTORS

Article 35.	(Number of Directors)

(1)	The Company shall have 15 Directors or less.

(2)

Directors shall be classified as standing Directors, outside Directors and other Directors who are not engaged in the regular business of the Company (“non-standing Directors”); provided that the number of outside Directors shall be at least three (3) and form a majority of the total number of Directors.

Article 36.	(Election of Directors)

(1)	Directors shall be elected at a General Meeting of Shareholders.

(2)	The Representative Director, outside Directors and Audit Committee members shall be elected among those recommended by the Committee for Recommending Executive Officer Candidates.

Article 37.	(Term of Director)

(1)	The term of office of a Director shall be not more than three (3) years as determined at a General Meeting of Shareholders, and a Director so appointed may be reappointed

(2)

Notwithstanding Paragraph (1), the term of office of an outside Director shall be within two (2) years, with the right to be reappointed for subsequent one-year periods, for up to a total of six (6) years.

(3)

The term of office for a Director under Paragraphs (1) and (2) shall be extended until the close of an ordinary General Meeting of Shareholders held with respect to the fiscal year which is the last fiscal year during the Director’s term in office.

Article 38.	(Qualification Requirements for Outside Directors)

(1)	The Company shall appoint an outside Director with expertise and insight, in consideration of the following matters:

1.

Whether such person has sufficient professional knowledge or practical experience in such relevant areas of finance, economics, business management, accounting, law, consumer protection, information technology or others as necessary to perform the duties of an outside Director

2.	Whether such person can fairly perform the duties of an outside Director for the interests of the shareholders and financial consumers without being bound by special interest

3.	Whether such person has the ethics and a sense of responsibility appropriate to perform the duties of an outside Director

4.	Whether such person can allocate sufficient time and exercise efforts as required to faithfully perform the duties of an outside Director

(2)	No person who falls under the disqualifications set forth in the Act on the Governance Structure of Financial Companies and other relevant laws shall be an outside Director.

Article 39.	(By-election)

(1)

Any vacancy in the office of a Director shall be filled by an election at a General Meeting of Shareholders, except where the required number under Article 35 is satisfied and there is no difficulty in executing business affairs.

(2)

If, due to resignation or death of an outside Director or a similar cause, the required number under Article 35 is not satisfied, such requirement shall be satisfied at the first General Meeting of Shareholders convened after the occurrence of such cause.

(3)	The term of office of a substitute Director shall begin on the date of such person’s appointment.

Article 40.	(Appointment of the Representative Director)

The Company shall appoint one (1) Representative Director of the Company by a resolution of the Board of Directors.

Article 41.	(Duties of the Representative Director)

(1)	The Representative Director shall represent the Company, execute the resolutions of the Board of Directors, and operate the business of the Company as determined by the Board of Directors.

(2)	If the Representative Director is absent or unable to perform such duties, the position shall be filled in accordance with the order of priority determined by the Board of Directors.

Article 42.	(Duties of the Directors)

(1)

A Director shall faithfully perform duties in accordance with applicable laws and regulations as well as these Articles of Incorporation and shall not, either during the Director’s term of office or thereafter, disclose business secrets of the Company that have come to the Director’s knowledge in the course of performing duties.

(2)	Upon discovering a fact that might potentially cause material damage to the Company, a Director shall immediately report such fact to the Audit Committee.

Article 43.	(Composition and Role of the Board of Directors)

(1)

The Board of Directors shall consist of Directors and shall adopt resolutions regarding matters for the Board of Directors prescribed by the KCC, the Act on the Governance Structure of Financial Companies and relevant laws and other important matters for business of the Company.

(2)	The Board of Directors shall review and resolve the following matters with the purpose of increasing profits to the shareholders:

1.	Matters regarding business management objectives and evaluation

2.	Matters regarding amendments to the Articles of Incorporation

3.	Matters regarding budgets and the annual closing of accounts

4.	Matters regarding material changes to the organization, such as dissolution, business transfer and merger, etc.

5.	Matters regarding the enactment, amendment and repeal of internal control standards and risk management standards

6.	Matters regarding the establishment of governance structure policies, such as the succession of management by the chief executive officer, etc.

7.	Matters regarding supervision of conflicts of interest between the Company and major shareholders, officers, etc.

8.	Other matters set forth by the laws and regulations and the Regulations of the Board of Directors

(3)	Detailed matters of each Item of Paragraph (2) and detailed matters regarding the operation of the Board of Directors shall be determined by resolutions of the Board of Directors.

Article 44.	(Chairman of the Board of Directors)

(1)	The chairman of the Board of Directors (the “Chairman”) shall be annually appointed from among the outside Directors by a resolution of the Board of Directors.

(2)

If the Board of Directors appoints a Chairman who is not an outside Director, a person representing outside Directors (the “Senior Outside Director”) shall be appointed by a resolution of the Board of Directors.

(3)	If the Chairman is absent or unable to perform chairman duties, the Director as determined by the Board of Directors shall perform such duties.

Article 45.	(Convening of a Meeting of the Board of Directors)

(1)	Meetings of the Board of Directors of the Company shall be either ordinary Board of Directors meetings or extraordinary Board of Directors meetings, both of which shall be convened by the Chairman.

(2)	Ordinary Board of Directors meetings shall be convened once a quarter, and extraordinary Board of Directors meetings may be convened from time to time as deemed necessary by the Chairman.

(3)

Any other Director may request the Chairman to convene a meeting of the Board of Directors. If the Chairman refuses to convene a meeting of the Board of Directors without a justifiable cause, another Director may convene a meeting of the Board of Directors.

(4)

In convening a meeting of the Board of Directors, a convening notice stating the date, time and place of the meeting and the purposes for which such meeting has been convened shall be sent to each Director together with the agenda and related materials, at least one (1) week prior to the scheduled date of such meeting. However, if there is an urgent reason, the said period may be shortened, and if the consent of all directors has been obtained, the convening procedures may be omitted.

Article 46.	(Method of Resolution of the Meetings of Board of Directors)

(1)

Except as otherwise provided in the KCC, the Act on the Governance Structure of Financial Companies and other applicable laws and regulations, all resolutions of Board of Directors meetings shall be adopted by the affirmative vote of more than a majority of the Directors present at such meeting where more than a majority of the total number of Directors are present.

(2)

The Board of Directors may allow all or part of the Directors to participate, without being physically present at a Board of Directors meeting, in the resolution of such meeting, by means of a communication system whereby they may simultaneously receive and transmit live audio communication. Any Director participating in a Board of Directors meeting in such manner shall be deemed to be present in person at such meeting.

(3)	Any Director who has a special interest in a resolution matter shall not be entitled to vote in such resolution.

Article 47.	(Minutes of the Meetings of Board of Directors)

(1)	The proceedings of a Board of Directors meeting shall be recorded in the minutes.

(2)

The minutes shall record agenda, proceedings and results of a Board of Directors meeting and the dissenting Directors, if any, and such Directors’ reasons for dissenting, and shall be affixed with the names and seal impressions or signatures of the Directors present thereat.

Article 48.	(Committees within the Board of Directors)

(1)	The Company shall have the following committees within the Board of Directors:

1.	Committee for Recommending Executive Officer Candidates

2.	Audit Committee

3.	Board Risk Management Committee

4.	Compensation Committee

5.	Committee for Recommending Group Executive Officer Candidates

(2)	Details regarding composition, powers, operation, etc. of each of such committees shall be determined by a resolution of the Board of Directors.

Article 49.	(Remuneration, etc. for Directors)

The remuneration, bonus and severance pay, etc. for the Directors shall be determined by a resolution of the General Meeting of Shareholders.

Article 50.	(Reduction of Directors’ Liability to Company)

(1)

The Company may, by a resolution at a General Meeting of Shareholders, exempt the liabilities of a Director of the Company under Article 399 of the KCC for the amount exceeding six (6) times (or three (3) times in the case of an outside Director) the amount of the Director’s remuneration (including bonus or profits from the exercise of stock options) received by such Director for the past one (1)-year period prior to the date the Director has engaged in the relevant act.

(2)	Paragraph (1) shall not apply with respect to a Director who causes losses through willful misconduct or gross negligence or falls under Article 397, 397-2 or 398 of the KCC.

CHAPTER VI.

AUDIT COMMITTEE

Article 51.	(Composition of Audit Committee)

(1)	The Company shall establish an Audit Committee as set forth in the Act on the Governance Structure of Financial Companies.

(2)	The Audit Committee shall consist of three (3) or more Directors, and 2/3 or more of the members of the Audit Committee shall be outside Directors.

(3)

The members of the Audit Committee shall be appointed at a General Meeting of Shareholders from among the candidates recommended by the Committee for Recommending Executive Officer Candidates by the affirmative vote of 2/3 or more of the total members of such Committee.

(4)

In cases where the requirements set forth in Paragraph (2) cannot be satisfied due to a cause such as the resignation or death of a member of the Audit Committee, the Company shall ensure that the requirements are met at the first General Meeting of Shareholders convened after the occurrence of such cause.

(5)

The Audit Committee shall appoint its representative (i.e., its chairman) from among the outside Directors by a resolution of the Audit Committee. In such case, several persons can be appointed as joint representatives of the Audit Committee.

Article 52.	(Duties of the Audit Committee)

(1)	The Audit Committee shall audit the accounting records and business activities of the Company.

(2)

If necessary, the Audit Committee may request the convocation of a meeting of the Board of Directors by submitting the agenda and reasons for convening such meeting in writing to the Chairman of the Board of Directors.

(3)

If, despite the request under Paragraph (2), the Chairman of the Board of Directors fails to convene a meeting of the Board of Directors immediately, the requesting Audit Committee may convene such meeting.

(4)

The Audit Committee may request the convocation of an extraordinary General Meeting of Shareholders by submitting to the Board of Directors a document stating the purposes of the meeting and reasons for convening such meeting.

(5)

The Audit Committee may request business reports from any subsidiary of the Company if it is necessary for performing its duties. In such case, if the subsidiary does not promptly report to the Audit Committee or the Audit Committee needs to verify the contents of such report, the Audit Committee may investigate the status of business activities and the financial condition of the subsidiary.

(6)	The Audit Committee shall appoint external auditors as set forth in the External Audit of Joint-Stock Companies Act.

(7)	The Audit Committee shall carry out any other matters delegated by the Board of Directors.

(8)	No matters resolved by the Audit Committee may be resolved again by the Board of Directors.

Article 53.	(Audit Records)

The Audit Committee shall prepare audit records for the audit it has conducted. The audit records shall record the proceedings and results of the audit, and shall be signed and sealed by or shall bear the signature of the members of the Audit Committee who have conducted such audit.

CHAPTER VII.

ACCOUNTING

Article 54.	(Fiscal Year)

The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

Article 55.	(Preparation and Keeping of Financial Statements)

(1)

The Representative Director of the Company shall prepare and have the Audit Committee audit the following documents and any supplementary schedules attached thereto, as well as the business report at least six (6) weeks prior to the date of an ordinary General Meeting of Shareholders, and thereafter submit the following documents and business report to an ordinary General Meeting of Shareholders:

1.	Statement of financial position

2.	Statement of income

3.	Other documents indicating the Company’s financial status and management performance, which are set forth in the Enforcement Decree of the KCC

(2)

If the Company is required to prepare consolidated financial statements pursuant to the Enforcement Decree of the KCC, the documents under Paragraph (1) shall include consolidated financial statements.

(3)	The Audit Committee shall submit an audit report to the Representative Director at least one (1) week prior to the date of an ordinary General Meeting of Shareholders.

(4)

The Representative Director shall keep the documents set forth in each Item of Paragraph (1), together with its supplementary schedules, documents under Paragraph (2), the business report and the audit report, at the head office of the Company for a period of five (5) years, and their certified copies at branches for a period of three (3) years, beginning from one (1) week prior to an ordinary General Meeting of Shareholders.

(5)

If the General Meeting of Shareholders approves the documents set forth in each Item of Paragraph (1) and Paragraph (2), the Representative Director shall promptly publicly disclose the statement of financial position, the statement of income and the consolidated statement of financial position and consolidated statement of income. Notwithstanding Article 4, such public disclosure may be given in the form of electronic documents prescribed under the Financial Holding Company Act.

Article 56.	(Appointment of External Auditors)

The Company shall appoint an external auditor selected by the Audit Committee as set forth in the External Audit of Joint-Stock Companies Act, and the Company shall post such appointment on the website of the Company.

Article 57.	(Disposition of Profits)

The Company shall dispose of the retained earnings of the Company of each fiscal year as follows:

1.	Earned surplus reserve

2.	Other statutory reserves

3.	Dividends

4.	Voluntary reserves

5.	Other appropriated retained earnings

Article 58.	(Retirement of Shares)

(1)	The Company may retire shares within the scope of profits distributable to shareholders by a resolution of the Board of Directors.

(2)	In order to retire shares pursuant to Paragraph (1), the Board of Directors shall determine the following by resolution:

1.	Types and the total number of shares to be retired

2.	The total amount of shares to be acquired for retirement

3.

Acquisition period for the shares; in this case, the acquisition period shall be before the first ordinary General Meeting of Shareholders to be held after the resolution of such retirement by the Board of Directors

(3)	If shares are acquired for the purpose of retirement pursuant to Paragraph (1), the following criteria shall be followed:

1.

The method and criteria as prescribed in the Financial Investment Services and Capital Markets Act shall be followed; in this case, the acquisition period and method shall satisfy the criteria set forth in the Enforcement Decree of the Financial Investment Services and Capital Markets Act; and

2.

The total price of the shares to be acquired for the purpose of retirement shall not be more than the amount as prescribed in the Enforcement Decree of the Financial Investment Services and Capital Markets Act within the scope available for profit distribution at the end of the relevant fiscal year pursuant to Article 462(1) of the KCC.

(4)

When the shares are retired pursuant to Paragraph (1), the matters referred to in each Item of Paragraph (2) and the reasons of retirement shall be reported at the first ordinary General Meeting of Shareholders to be held after the resolution of such retirement.

Article 59.	(Dividends)

(1)	Dividends may be distributed in cash, stock or other property.

(2)	Dividends under Paragraph (1) shall be paid to the shareholders listed in the shareholder register of the Company or registered pledgees as of the last day of each fiscal year.

(3)

If the Company distributes dividends in other property under Paragraph (1), the shareholders may request to be paid in cash rather than in such property, and the Company may pay cash instead of such property to shareholders holding less than a certain number of shares of the Company.

Article 60.	(Interim Dividends)

(1)

The Company may pay interim dividends under the KCC and other applicable laws and regulations to the shareholders listed in the shareholder register of the Company as of a certain date determined by the resolution of the Board of Directors only once each fiscal year.

(2)

The interim dividends shall be paid within the amount remaining after deducting the following from the net assets recorded in the statement of financial position of the immediately preceding fiscal year :

1.	Paid in capital for the immediately preceding fiscal year

2.	Sum of capital reserves and earned surplus reserves accumulated up to the immediately preceding fiscal year

3.	Unrealized gain as set forth in the Enforcement Decree of the KCC

4.	Amount resolved to be distributed as profits at an ordinary General Meeting of Shareholders for the immediately preceding fiscal year

5.	Voluntary reserves accumulated for a specific purpose up to the immediately preceding fiscal year pursuant to these Articles of Incorporation or a resolution of the General Meeting of Shareholders

6.	Earned surplus reserves to be accumulated for the relevant fiscal year as a result of the interim dividends

(3)

If new shares are issued before the record date under Paragraph (1) but following the commencement of a fiscal year (including cases of capitalization of reserves, stock dividends, requests for conversion of convertible bonds, exercise of warrants with respect to bonds with warrants and exercise of stock options), such new shares shall be deemed to have been issued at the end of the immediately preceding fiscal year with respect to interim dividends hereunder.

(4)	For interim dividends, the same dividend rate as that of common stock of the Company shall apply to class shares under Articles 10 through 10-5.

(5)	No interim dividends shall be paid if profit is not expected for the relevant fiscal year.

Article 61.	(Extinctive Prescription Period for Claim for Payment of Dividends)

(1)	The right to dividends shall be extinguished by extinctive prescription if the right is not exercised for five (5) years.

(2)	After the expiration of the extinctive prescription period set forth in Paragraph (1), any unclaimed dividends shall revert to the Company.

Article 62.	(Supplementary Rules)

Matters not provided herein shall be determined by a resolution of the Board of Directors or at a General Meeting of Shareholders, or the applicable laws and regulations including the KCC.

Addenda

Article 1.	(Effective Date)

These Articles of Incorporation shall take effect as of the date of the registration of incorporation of the Company.

Article 2.	(Initial Transfer Agent after Incorporation)

Notwithstanding Article 14, the initial transfer agent after incorporation shall be the Korea Securities Depository.

Article 3.	(Appointment of Initial Representative Director, Outside Directors and Audit Committee Members after Incorporation)

Notwithstanding Articles 36 and 40, the initial Representative Director, outside Directors and Audit Committee members shall be appointed by approval of the stock transfer plan of the stock transferring companies without recommendation of the Committee for Recommending Executive Officer Candidates.

Article 4.	(Term of Office of Initial Directors after Incorporation)

Notwithstanding Article 37, the term of office of the initial Directors after incorporation of the Company shall be determined by approval of the stock transfer plan of the stock transferring companies to the extent permitted under applicable laws and regulations.

Article 5.	(Remuneration of Directors for the Initial Fiscal Year after Incorporation)

Notwithstanding Article 49, the remuneration for a Director for the initial fiscal year after incorporation of the Company shall be determined at the first meeting of the Board of Directors after incorporation of the Company with KRW 3.2 billion as the maximum amount.

Article 6.	(Initial Fiscal Year after Incorporation)

Notwithstanding Article 54, the initial fiscal year of the Company after incorporation of the Company shall be from the date of incorporation to December 31, 2019.

Article 7.	(Stock Transferring Companies)

In order to incorporate the Company, the stock transferring companies set forth below shall prepare these Articles of Incorporation and affix their names and seals hereon as of June 19, 2018.

Woori Bank

51, Sogong-ro, Jung-gu, Seoul

Representative Director: Tae Seung Sohn (seal)

Woori FIS Co., Ltd.

17, World Cup buk-ro 60-gil, Mapo-gu, Seoul

Representative Director: Jae Hyun Cho (seal)

Woori Finance Research Institute Co., Ltd.

110, Huam-ro, Jung-gu, Seoul

Representative Director: Kwang Hae Choi (seal)

Woori Credit Information Co., Ltd.

15, Eulji-ro 11-gil, Jung-gu, Seoul

Representative Director: Hong Hee Kim (seal)

Woori Fund Services Co., Ltd.

17, World Cup buk-ro 60-gil, Mapo-gu, Seoul

Representative Director: Hyeong Min Park (seal)

Woori Private Equity Asset Management Company, Ltd.

136, Sejong-daero, Jung-gu, Seoul

Representative Director: Kyung Woo Kim (seal)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Our directors, executive officers and the members of our Audit Committee are insured against liability relating to the performance of their duties under a directors’ and officers’ insurance policy. The policy provides coverage of up to ~~W~~50 billion in the aggregate for all insured persons, with respect to each incident triggering liability.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Number	Description

2.1	Stock Transfer Plan (included as Annex I to the prospectus which is part of this Registration Statement and incorporated by reference herein).

3.1	Proposed Articles of Incorporation of Woori Financial Group (included as Attachment A of Annex I to the prospectus which is part of this Registration Statement and incorporated by reference herein).

4.1†	Form of Second Amended and Restated Deposit Agreement to be entered into among Woori Financial Group, Citibank, N.A., as depositary, all holders and beneficial owners from time to time of American depositary shares issued thereunder, and Woori Bank, joining in execution solely to amend the Amended and Restated Deposit Agreement, including the form of American depositary receipt.

5.1†	Opinion of Kim & Chang regarding the legality of securities being registered.

8.1†	Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding tax matters.

10.1*	Agreement between the Korea Deposit Insurance Corporation and Woori Bank in Connection with the Sale of Woori Bank Shares (translation in English).

21.1	List of Subsidiaries of Woori Bank (included as part of Note 1 of the notes to the unaudited consolidated interim financial statements of Woori Bank filed as Exhibit 99.1 and incorporated by reference herein).

23.1†	Consent of Kim & Chang (included as part of its opinion filed as Exhibit 5.1 and incorporated by reference herein).

23.2	Consent of Deloitte Anjin LLC.

23.3†	Consent of Cleary Gottlieb Steen & Hamilton LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated by reference herein).

24.1	Power of Attorney (contained on signature pages to this Registration Statement).

99.1	Unaudited consolidated interim financial statements of Woori Bank as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 prepared in accordance with International Accounting Standard 34, Interim Financial Reporting, as issued by the International Accounting Standards Board.

*	Incorporated by reference to exhibit 4.1 to the Annual Report on Form 20-F (File No. 001-31811), filed on April 27, 2017.
†	To be filed by amendment.

(b)	Financial Statement Schedules

None.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c)

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seoul, Republic of Korea, on July 26, 2018.

WOORI BANK

By:	/S/ TAE-SEUNG SOHN
Name: Tae-Seung Sohn
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Won-Duk Lee, Managing Director and Principal Financial and Accounting Officer (Head of the Management and Finance Planning Group), and Dong-Su Choi, Managing Director (Head of the Future Strategy Division), and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 26, 2018.

Name	Title

/S/ TAE-SEUNG SOHN
Tae-Seung Sohn	President and Chief Executive Officer

/S/ WON-DUK LEE
Won-Duk Lee	Managing Director and Principal Financial and Accounting Officer

/S/ JUNG-SIK OH
Jung-Sik Oh	Standing Audit Committee Member and Director

/S/ SUNG-TAE RO
Sung-Tae Ro	Outside Director

/S/ SANG-HOON SHIN
Sang-Hoon Shin	Outside Director

Sang-Yong Park	Outside Director

Zhiping Tian	Outside Director

/S/ DONG-WOO CHANG
Dong-Woo Chang	Outside Director

/S/ CHANG-SIK BAE
Chang-Sik Bae	Non-Standing Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF WOORI BANK

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Woori Bank in the United States, in the City of New York, State of New York, on July 26, 2018.

By:	/s/ KIE SOO LEE
Name:	Kie Soo Lee
Title:	General Manager
Woori Bank New York Agency